As filed with the Securities and Exchange Commission on December 19, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

New Media Investment Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	2711	38-3910250
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1345 Avenue of the Americas

New York, New York, 10105

212-479-3160

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cameron D. MacDougall, Esq.

Fortress Investment Group LLC

1345 Avenue of the Americas

New York, New York 10105

212-479-1522

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to: Duane McLaughlin, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 (212) 225-2000	With a copy to: Phyllis G. Korff, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common stock, par value $0.01 per share	$150,000,000	$17,430

(1)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended.
(2)	Includes shares to be sold upon exercise of the underwriters’ option to purchase additional shares. See “Underwriting.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such dates as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 19, 2014

PRELIMINARY PROSPECTUS

             Shares

New Media Investment Group Inc.

Common Stock

(Par Value, $0.01 per share)

We are offering             shares of our Common Stock. Our shares of Common Stock were listed on the New York Stock Exchange (the “NYSE”) under the symbol “NEWM” on February 14, 2014. On                     , 2015, the closing sales price for our Common Stock on the NYSE was $             per share. Please see “Market Price Information and Dividends” on page 34 for more information.

Investing in our Common Stock involves risks. See “Risk Factors” beginning on page 15 to read about certain factors you should consider before buying our Common Stock.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discounts(1)	$	$
Proceeds, to us (before expenses)	$	$

(1)	See “Underwriting” for a description of compensation payable to the underwriters. The underwriters will not receive any underwriting discount or commission on the sale of shares of our Common Stock made in connection with this offering to certain of our officers, directors and other related parties.

The underwriters may also exercise their option to purchase up to an additional             shares of our common stock at the public offering price from us, less the underwriting discounts and commissions payable by us within     days from the date of this Prospectus.

The underwriters expect to deliver the shares of Common Stock against payment on or about                     , 2015.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities.

Citigroup	Credit Suisse

The date of this Prospectus is                     , 2015.

You should rely only on the information contained in this Prospectus or incorporated by reference in this Prospectus and any free writing prospectus prepared by us or on our behalf that we have referred you to. We and the underwriters have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This Prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We and the underwriters are not making an offer of these securities in any state, country or other jurisdiction where the offer is not permitted. You should not assume that the information in this Prospectus or incorporated by reference in this Prospectus or any free writing prospectus is accurate as of any date other than the date of the applicable document regardless of its time of delivery or the time of any sales of our Common Stock (as defined below). Our business, financial condition, results of operations or cash flows may have changed since the date of the applicable document.

i

Presentation of Information

Unless the context otherwise requires, any references in this Prospectus to “we,” “our,” “us” and the “Company” relating to periods prior to the Restructuring (as defined below) mean GateHouse Media, LLC (formerly known as GateHouse Media, Inc.) (“GateHouse,” “Predecessor” or “Predecessor Company”) and for periods after the Restructuring mean New Media Investment Group Inc. (“New Media,” “Successor” or “Successor Company”). All figures included in this Prospectus are as of September 28, 2014, unless stated otherwise.

ii

PROSPECTUS SUMMARY

This summary of certain information contained in this Prospectus may not include all the information that is important to you. To understand fully and for a more complete description of the terms and conditions of this offering, you should read this Prospectus in its entirety, as well as the other documents incorporated herein by reference and the documents to which you are referred. See “Where You Can Find More Information” and “Information Incorporated by Reference.”

Our Company

We are a company primarily focused on investing in a high quality, diversified portfolio of local media assets and on growing our audiences, existing online advertising and digital marketing services businesses.

We are one of the largest publishers of locally based print and online media in the United States as measured by number of daily publications. We operate in 372 markets across 27 states. Our portfolio of products, which includes 450 community publications, 372 related websites, 365 mobile sites, six yellow page directories, and a digital marketing services business (“Propel”), serves more than 130,000 business advertising accounts and reaches approximately 14 million people on a weekly basis.

Our print and digital products focus on the local community from both a content, advertising and digital services standpoint. As a result of our focus on small and midsize markets, we are usually the primary, and sometimes the sole, provider of comprehensive and in-depth local market news and information in the communities we serve. Our content is primarily devoted to topics that we believe are highly relevant and of interest to our audiences such as local news and politics, community and regional events, youth sports, opinion and editorial pages, local schools, obituaries, police blotters, and wedding and engagement announcements. Our local news content is unique and highly valued by consumers who live in our markets, and there are limited, and in some cases no competing sources of local content for our target customers.

More than 83% of our daily newspapers have been published for more than 100 years and 100% have been published for more than 50 years. We believe that the longevity of our publications demonstrates the value and relevance of the local information that we provide and has created a strong foundation of reader loyalty as well as a highly recognized media brand name in each community we serve. We believe our brands are a trusted source for local news and information by consumers in our market, and a trusted business partner to locally owned and operated businesses.

We also have a locally oriented, “in-market” sales force that gives us direct face to face access to small and medium sized businesses (“SMBs”) in all of our respective markets, consisting of over 1,000 sales representatives, including 37 dedicated to Propel and 16 third party partnerships. We believe this “in-market” sales presence, combined with our trusted media brands gives us a distinct advantage with regard to growing into new digital categories (such as digital marketing services). Digital marketing services businesses are poised to benefit from the rise in internet advertising, which grew 17% between 2012 and 2013, and 242% between 2005 and 2013, according to the 2014 IAB Internet Advertising Revenue report.

New Media intends to focus its business strategy on stabilizing its core traditional media business and on building its digital marketing services business and growing its audiences and online advertising business, leveraging its strong local brands, its “in-market” sales force and news delivery platforms. We believe this will offset many of the challenges experienced by our Predecessor Company, GateHouse. With its improved capital structure and digital focus, combined with its strengths and strategy, we believe that New Media will be able to grow stockholder value. However, there can be no assurances of this. See “Risk Factors.”

We intend to create stockholder value through growth in our revenue and cash flow by stablizing our core traditional media business, expanding Propel, growing our audiences and our online advertising business and pursuing strategic acquisitions of high quality local media assets at attractive valuation levels. However, there is no guarantee that we will be able to accomplish any of these strategic initiatives. A key component of our strategy will be to acquire and operate traditional local media businesses and transform them from print-centric operations to dynamic multi-media operations, through our existing online advertising and digital marketing services businesses. We will also leverage our existing platform to operate these businesses more efficiently. We believe all of these initiatives will lead to revenue and cash flow growth for New Media and will enable us to pay dividends to our stockholders. We intend to distribute a substantial portion of our free cash flow as a dividend to stockholders, through a quarterly dividend, subject to satisfactory financial performance, approval by our board of directors (the “Board of Directors” or the “Board”) and dividend restrictions in the New Media Credit Agreement (as defined below). The Board of Directors’ determinations regarding dividends will depend on a variety of factors, including the Company’s U.S. generally accepted accounting principles (“GAAP”) net income, free cash flow generated from operations or other sources, liquidity position and potential alternative uses of cash, such as acquisitions, as well as economic conditions and expected future financial results.

On October 30, 2014, the Company announced a third quarter 2014 cash dividend of $0.27 per share of common stock, par value $0.01 per share, of New Media (“New Media Common Stock” or our “Common Stock”). The dividend was paid on November 20, 2014, to shareholders of record as of the close of business on November 12, 2014.

Our Strengths

High Quality Assets with Leading Local Businesses. Our publications benefit from a long history in the communities we serve as one of the leading, and often sole, providers of comprehensive and in-depth local content. More than 83% of our daily newspapers have been published for more than 100 years and 100% have been published for more than 50 years. This has resulted in brand recognition for our publications, reader loyalty and high local audience penetration rates, which are highly valued by local advertisers. We continue to build on long-standing relationships with local advertisers and our in-depth knowledge of the consumers in our local markets. We believe our local news content is unique and highly valued by consumers who live in our markets, and there are limited, and in some cases no competing sources of local content for our target customers.

Large Locally Focused Sales Force. We have large and well known “in-market” local sales forces in the markets we serve, consisting of over 1,000 sales representatives, including 37 dedicated to Propel and 16 third party sales affiliations. Our sales forces are generally among the largest locally oriented media sales forces in their respective communities. We have long-standing relationships with many local businesses and have the ability to be face to face with most local businesses due to these unique characteristics we enjoy. We believe our strong brands combined with our “in-market” presence give us a distinct advantage in selling and growing in the digital services sector given the complex nature of these products. We also believe that these qualities provide leverage for our sales force to grow additional future revenue streams in our markets, particularly in the digital sector.

Ability to Acquire and Integrate New Assets. We have created a national platform for consolidating local media businesses and have demonstrated an ability to successfully identify, acquire and integrate local media asset acquisitions. We have acquired over $1.7 billion of assets since 2006. We have acquired both traditional newspaper and directory businesses. We have a scalable infrastructure and platform to leverage for future acquisitions.

Scale Yields Operating Profit Margins and Allows Us to Realize Operating Synergies. We believe we can generate higher operating profit margins than our publications could achieve on a stand-alone basis by leveraging our operations and implementing revenue initiatives, especially digital initiatives, across a broader local footprint in a geographic cluster and by centralizing certain back office production, accounting, administrative and corporate operations. We also benefit from economies of scale in the purchase of insurance, newsprint and other large strategic supplies and equipment. Finally, we have the ability to further leverage our centralized services and buying power to reduce operating costs when making future strategic accretive acquisitions.

Local Business Profile Generates Significant Cash Flow. Our local business profile will allow us to generate significant recurring cash flow due to our diversified revenue base and high operating profit margins and maintain our low capital expenditure and working capital requirements. As a result of the Restructuring of GateHouse (the “Restructuring”), which extinguished GateHouse’s obligations under the 2007 Credit Facility (as defined below) and certain interest rate swaps secured thereunder on November 6, 2013, the confirmation date (the “Confirmation Date”) of the pre-packaged plan under Chapter 11 of Title 11 of the United States Bankruptcy Code (the “Plan”), our interest and debt servicing expenses are significantly lower than GateHouse’s interest and debt servicing expenses. As of September 28, 2014, our debt structure consists of the New Media Credit Agreement. We currently estimate that we will have significant free cash flow totaling $50 to $70 million in 2014 which we believe will lead to stockholder value creation through our investments in organic growth, investments in accretive acquisitions and the return of cash to stockholders in the form of dividends, subject to approval by our Board of Directors. We further believe the strong cash flows generated and available to be invested will lead to consistent future dividend growth.

Experienced Management Team. Our senior management team is made up of executives who have an average of over 20 years of experience in the media industry, including strong traditional and digital media expertise. Our executive officers have broad industry experience with regard to both growing new digital business lines and identifying and integrating strategic acquisitions. Our management team also has key strengths in managing wide geographically disbursed teams, including the sales force, and identifying and centralizing duplicate functions across businesses leading to reduced core infrastructure costs.

Our Strategy

We intend to create stockholder value through a variety of factors including organic growth driven by our consumer and SMB strategies, pursuing attractive strategic acquisitions of high quality local media assets, and through the distribution of a substantial portion of our free cash flow as a dividend. However, there is no guarantee that we will be able to accomplish any of these strategic initiatives.

A key component of our strategy is to acquire and operate traditional local media businesses and transform them from print-centric operations to dynamic multi-media operations through our existing online advertising and digital marketing services businesses. We will also leverage our existing platform to operate these businesses more efficiently. We believe all of these initiatives will lead to revenue and cash flow growth for New Media and will enable us to pay dividends to our stockholders. We intend to distribute a substantial portion of our free cash flow as a dividend to stockholders, through a quarterly dividend, subject to satisfactory financial performance, approval by our Board of Directors and dividend restrictions in the New Media Credit Agreement. The Board of Directors’ determinations regarding dividends will depend on a variety of factors, including the Company’s GAAP net income, free cash flow generated from operations or other sources, liquidity position and potential alternative uses of cash, such as acquisitions, as well as economic conditions and expected future financial results. The key elements of our strategy include:

Maintain Our Leading Position in the Delivery of Proprietary Local Content in Our Communities. We seek to maintain our position as a leading provider of unique local content in the markets we serve and to leverage this position to strengthen our relationships with both readers and local businesses, thereby increasing penetration rates and market share. A critical aspect of this approach is to continue to provide local content that is not readily obtainable elsewhere and to be able to deliver that content to our customers across multiple print and digital platforms.

Grow Our New Digital Marketing Services Business. We plan to scale and expand our new recently created digital marketing services business, Propel. We believe Propel will allow us to sell digital marketing services to SMBs both in and outside existing New Media markets. The SMB demand for digital service solutions is great and represents a rapidly expanding opportunity. According to 2011 U.S. census data, there are approximately 27 million SMBs in the U.S. and, according to a 2014 U.S. Local Media Forecast by BIA/Kelsey, these businesses are expected to spend $36 billion on digital marketing by 2015. Owners of SMBs often lack the resources and expertise to navigate the digital marketing services sector, with 52% of SMBs not having a website and 90% not having mobile-friendly websites according to a Yodle Small Business Sentiment Survey in 2013. We believe local SMBs will turn to our trusted local media brands to help them navigate through developing their digital marketing presence and strategy. We believe our “in-market” sales presence and strong local brands give us a distinct advantage to being the leading local provider of digital marketing services, through Propel.

Pursue Strategic Accretive Acquisitions. We intend to capitalize on the highly fragmented and distressed local print industries which have greatly reduced valuation levels. We initially expect to focus our investments primarily in the local newspaper sector in small to mid-size markets. We believe we have a strong operational platform as well as a scalable digital marketing services business, Propel. This platform, along with deep industry specific knowledge and experience that our management team has can be leveraged to reduce costs, stabilize the core business and grow digital revenues at acquired properties. The size and fragmentation of the addressable print media market place in the United States, the greatly reduced valuation levels that exist in these industries, and our deep experience make this an attractive place for our initial consolidation focus and capital allocation. Over the longer term we also believe there may be opportunity to diversify and acquire these types of assets internationally, as well as other traditional local media assets such as broadcast TV, out of home advertising (billboards) and radio, in the United States and internationally. We also believe there may be opportunities to acquire other strong businesses that have local sales force and SMB customer relationships or digital product companies, both of which could quickly scale for Propel.

Stabilize Our Core Business Operations. We have four primary drivers in our strategic plans to stabilize our core business operations, including: (i) identifying permanent structural expense reductions in our traditional business cost infrastructure and re-deploying a portion of those costs toward future growth opportunities, primarily on the digital side of our business; (ii) accelerating the growth of both our digital audiences and revenues through improvements to current products, new product development, training, opportunistic changes in hiring to create an employee base with a more diversified skill set and sharing of best practices; (iii) accelerating our consumer revenue growth through subscription pricing increases, pay meters for digital content and growth in our overall subscriber base; and (iv) stabilizing our core print advertising revenues through improvements to pricing, packaging of products for customers that will produce the best results for them, and more technology and training for sales management and sales representatives.

The newspaper industry has experienced declining revenue and profitability over the past several years due to, among other things, advertisers’ shift from print to digital media following the consumer shift, and general market conditions. GateHouse, our Predecessor, was affected by this trend and experienced net losses of $160.8 million during the nine month period ended September 29, 2013 and $29.8 million during the fiscal year ended December 30, 2012. Total revenue decreased by 1.9% to $356.2 million for the nine months ended September 29, 2013 and 5.1% to $488.6 million for the year ended December 30, 2012. The Restructuring significantly reduced New Media’s interest expense. In addition, New Media intends to focus its business strategy on building its digital marketing business and growing its online advertising business, which we believe will offset some of the challenges experienced by GateHouse. With its improved capital structure and digital focus, combined with its strengths and strategy and dividend strategy, we believe that New Media will be able to grow stockholder value. However, there can be no assurance of this. See “Risk Factors.”

Challenges

We will likely face challenges commonly encountered by recently reorganized entities, including the risk that even under our improved capital structure, we may not be profitable.

As a publisher of locally based print and online media, we face a number of additional challenges, including the risks that:

•	the growing shift within the publishing industry from traditional print media to digital forms of publication may compromise our ability to generate sufficient advertising revenues;

•	investments in growing our digital business may not be successful, which could adversely affect our results of operations;

•	our advertising and circulation revenues may decline if we are unable to compete effectively with other companies in the local media industry; and

•	we may not be able to successfully acquire local print media assets at attractive valuations due to a rise in valuations from a more competitive landscape of acquirors.

For more information about New Media’s risks and challenges, see “Risk Factors.”

Our Manager and Management Agreement

We are managed by FIG LLC (our “Manager”), an affiliate of Fortress (as defined below), pursuant to the terms of a Management and Advisory Agreement, dated as of November 26, 2013, as amended and restated (the “Management Agreement”), between us and our Manager. The terms of our Management Agreement are described in more detail under “Our Manager and Management Agreement” elsewhere in this Prospectus.

Recent Developments

Acquisitions

On November 20, 2014, a wholly owned subsidiary of New Media entered into a definitive asset purchase agreement with the Halifax Media Group LLC (“Halifax Media”) and the other sellers party thereto to purchase certain print and digital assets and to assume certain related liabilities for $280.0 million in cash, subject to adjustments (the “Halifax Acquisition”). Halifax Media publishes 36 newspapers, including 24 dailies, and affiliated websites, and has a total daily circulation of approximately 635,000 and 752,000 on Sunday.

The Company intends to finance the Halifax Acquisition with a combination of cash on hand and debt financing from the proceeds of incremental term loans under the New Media Credit Agreement. The consummation of the Halifax Acquisition is subject to certain customary closing conditions, and is not subject to any financing condition or to a vote of New Media’s or Halifax Media’s stockholders. The transaction is expected to close during the first quarter of 2015.

On December 1, 2014, New Media completed the acquisition of Foster’s Daily Democrat along with other publications and related assets for $5.4 million in cash, including working capital, from the Foster family. The publications are located around Dover, NH, and the daily newspaper has a circulation of approximately 12,000.

Second Amendment to Credit Agreement

On November 20, 2014, the New Media Credit Agreement was amended to increase the amount available thereunder for incremental term loans to facilitate the financing of the Halifax Acquisition.

Risk Factors

Our business is subject to various risks. For a description of these risks, see the section entitled “Risk Factors” beginning on page 15, the other information included elsewhere in this Prospectus or incorporated herein by reference.

Corporate Information

Our principal executive offices are located at 1345 Avenue of the Americas, New York, New York, 10105. Our telephone number is 212-479-3160 and our website is http://www.newmediainv.com/. Nothing on our website is included or incorporated by reference herein.

Corporate Entity Structure

The chart below sets forth our entity structure and that of our direct and indirect subsidiaries. This chart does not include all of our affiliates and subsidiaries.

The Offering

Common stock we are offering	shares.

Common stock to be issued and outstanding after this offering	shares ( shares if the underwriters exercise their option to purchase additional shares in full).

Underwriters’ option to purchase additional shares	We have granted the underwriters a 30-day option to purchase up to additional shares of our Common Stock at the public offering price, less underwriting discounts and commission.

Use of proceeds	We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and giving effect to the sale of shares of our Common Stock to certain of our officers and directors, an officer of our Manager and certain employees of entities affiliated with our Manager that will not be subject to underwriting discounts or commissions, will be approximately $ million, assuming a public offering price of $ per share (the closing sales price of our Common Stock on the NYSE on , 2014), or $ million if the underwriters exercise their option to purchase additional shares of Common Stock in full. We intend to use the proceeds from this offering for working capital and other general corporate purposes, which may include potential investments in, and acquisitions of, local media businesses and assets. Presently, we have no agreements with any potential acquisition parties as to which funding would be required. We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. Accordingly, management will have broad discretion over the use of the net proceeds to us from this offering and investors will be relying on the judgment of our management regarding the application of these proceeds. Pending their use, we plan to invest the net proceeds to us from this offering in short term, interest bearing obligations, investment grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government. See “Use of Proceeds.”

Dividend Policy

We currently intend to distribute a substantial portion of our free cash flow as a dividend to stockholders, through a quarterly dividend, subject to satisfactory financial performance, approval by the Board of Directors and dividend restrictions in the New Media Credit Agreement. The Board of Directors’ determinations regarding dividends will depend on a variety of factors, including the Company’s GAAP net income, free cash flow generated from operations or other sources, liquidity position and potential alternative uses of cash, such as acquisitions, as well as economic conditions and expected future financial results. However, our ability to pay dividends is subject to a number of risks and uncertainties, and there can be no assurance regarding whether we will pay dividends in the future. See, for example, “Risk Factors—Risks Related to Our Business—We may not be able to pay dividends in accordance with our announced intent or at all.”

Listing	Our shares are listed on the NYSE under the symbol “NEWM”.

Risk Factors	See “Risk Factors” in this Prospectus for a discussion of factors you should carefully consider before deciding to invest in our Common Stock.

Tax Considerations	See “Certain U.S. Federal Income and Estate Tax Considerations for Non-U.S. Holders of Our Common Stock” for more information regarding tax considerations.

Except as otherwise indicated, all information in this Prospectus assumes no exercise by the underwriters of their option to purchase an additional             shares of Common Stock from us.

The number of shares of our Common Stock that will be outstanding after this offering is based on 37,466,495 shares of our Common Stock outstanding as of September 28, 2014, which excludes options to purchase             shares of our Common Stock, representing 10% of the number of shares being offered by us hereby, that will be granted to an affiliate of our Manager in connection with this offering and options to purchase 745,062 shares of our Common Stock granted to an affiliate of our Manager on September 23, 2014, in each case pursuant to our Incentive Plan (as defined below) and subject to adjustment if the underwriters exercise their option to purchase additional shares of our Common Stock.

Summary Historical Consolidated and Pro Forma Financial Data

The summary consolidated statement of operations data for New Media for the two months ended December 29, 2013, for GateHouse for the ten months ended November 6, 2013 (collectively, the “combined year ended December 29, 2013”) and for GateHouse for the year ended December 30, 2012 and the year ended January 1, 2012 and the summary consolidated balance sheet data for New Media as of December 29, 2013 and for GateHouse as of December 30, 2012 have been derived from the audited Consolidated Financial Statements of New Media and GateHouse, our Predecessor, included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2013 and incorporated by reference herein. The summary consolidated balance sheet data for GateHouse as of January 1, 2012 has been derived from GateHouse’s audited financial statements not included in this Prospectus. The summary financial data as of and for the combined year ended December 29, 2013, ten months ended November 6, 2013 and the years ended December 30, 2012 and January 1, 2012, have been revised to reflect one of GateHouse’s publications as a discontinued operation for comparability.

The summary condensed consolidated statement of operations data for New Media for the nine months ended September 28, 2014 and for GateHouse for the nine months ended September 29, 2013 and the summary condensed consolidated balance sheet data for New Media as of September 28, 2014 have been derived from the Unaudited Condensed Consolidated Financial Statements of New Media and GateHouse, our Predecessor, included in our Quarterly Report on Form 10-Q for the period ended September 28, 2014 and incorporated by reference herein. The summary consolidated balance sheet data for GateHouse as of September 29, 2013 has been derived from GateHouse’s unaudited financial statements not included in this Prospectus.

Operating results for the ten months ended November 6, 2013 included the impact of GateHouse’s emergence from bankruptcy and adoption of fresh start accounting. As a result of the execution of the restructuring support agreement, in which GateHouse, the Administrative Agent (as defined below), Newcastle Investment Corp. (“Newcastle”) and other lenders under the Amended and Restated Credit Agreement by and among certain affiliates of our Predecessor, the lenders from time to time party thereto and Cortland Products Corp., as administrative agent (the “Administrative Agent”), dated February 27, 2007 (the “2007 Credit Facility”) agreed to support the Restructuring pursuant to the consummation of the Plan, all debt, including derivative liabilities and deferred financing assets, was eliminated. This resulted in a significant reduction in our interest expense and the elimination of the gain (loss) on derivative instruments and deferred financing amortization. The adoption of fresh start accounting led to changes in the basis of our property, plant and equipment and intangible assets that will impact future depreciation and amortization expense levels. Other significant changes to our financial information include that we expect to become subject to federal and state income taxation and to pay fees to our Manager (as defined below). The impact of these changes is discussed in greater detail within the Unaudited Pro Forma Condensed Combined Financial Information section of this Prospectus. The data should be read in conjunction with the Consolidated Financial Statements, Unaudited Condensed Consolidated Financial Statements, related notes and other financial information included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2013 and our Quarterly Report on Form 10-Q for the period ended September 28, 2014, which are incorporated by reference herein.

The following selected unaudited pro forma condensed combined statement of operations for the nine months ended September 28, 2014 and for the year ended December 29, 2013 gives effect to the Pro Forma Transactions (as defined below) as if the Pro Forma Transactions had occurred or had become effective as of December 31, 2012 (beginning of our fiscal year 2013). The unaudited pro forma condensed combined balance sheet as of September 28, 2014 gives effect to the Pro Forma Transactions as if they had occurred on September 28, 2014. The unaudited pro forma condensed combined financial information excludes the effects of this offering.

The pro forma financial information is provided for informational and illustrative purposes only and should be read in conjunction with “Use of Proceeds,” “Capitalization,” “Unaudited Pro Forma Condensed Combined

Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” New Media’s historical financial statements and related notes thereto, including Predecessor GateHouse’s historical consolidated financial statements and notes thereto, Local Media’s historical combined financial statements and notes thereto, The Providence Journal Company’s (“Providence Journal”) historical consolidated financial statements and notes thereto and Halifax Media’s historical consolidated financial statements and notes thereto, each included elsewhere in this Prospectus or incorporated by reference herein from our Annual Report on Form 10-K for the fiscal year ended December 29, 2013 and our Quarterly Report on Form 10-Q for the period ended September 28, 2014. In addition, the historical consolidated financial statements of GateHouse, our Predecessor, are not comparable following its emergence from Chapter 11 due to the effects of the consummation of the Plan, as well as adjustments for fresh start accounting. All tables are presented in thousands unless otherwise noted.

The unaudited pro forma condensed combined financial information has been prepared to reflect adjustments to our historical consolidated financial information that are (i) directly attributable to the Pro Forma Transactions, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on our results.

The unaudited pro forma condensed combined financial information reflects the following (collectively, the “Pro Forma Transactions” or the “Pro Forma Adjustments”):

•	commencing from the date of “regular-way” trading of New Media Common Stock on a major U.S. national securities exchange (the “Listing”), New Media’s management and incentive fee payable to the Manager by us;

•	adoption of fresh start accounting by GateHouse in accordance with Accounting Standards Codification (“ASC”) Topic 852, “Reorganizations,” (“ASC 852”) upon confirmation of the plan of reorganization;

•	cancellation of our Predecessor’s 2007 Credit Facility and related interest rate swaps in exchange for New Media Common Stock pursuant to the Plan and entry into the GateHouse Credit Facilities (as defined below);

•	impact of Local Media purchase accounting adjustments, in accordance with ASC Topic 805, “Business Combinations,” as a result of GateHouse consolidation of Local Media Group, Inc. (“Local Media”) beginning on September 3, 2013 and Newcastle’s contribution of 100% common stock of Local Media Group Holdings LLC (“Local Media Parent”) (the “Local Media Contribution”) to New Media in exchange for New Media Common Stock pursuant to the Plan;

•	payment of GateHouse Credit Facilities and Local Media Credit Facility (as defined below) in full and entering into the New Media Credit Agreement; and

•	impact of Providence Journal and Halifax Media purchase accounting adjustments, in accordance with ASC Topic 805, “Business Combinations” (“ASC 805”), and the incremental financing under the New Media Credit Agreement in connection with these acquisitions.

	Successor Company		Predecessor Company	Combined	Successor Company	Predecessor Company
	Nine Months Ended September 28, 2014	Nine Months Ended September 28, 2014	Nine Months Ended September 29, 2013	Year Ended December 29, 2013	Two Months Ended December 29, 2013	Ten Months Ended November 6, 2013	Year Ended December 30, 2012(2)	Year Ended January 1, 2012
	Pro Forma	Historical	Historical	Pro Forma	Historical	Historical	Historical	Historical
(in thousands, except per share data)
Statement of Operations Data:
Revenues:
Advertising	$454,051	$275,220	$229,569	$630,881	$63,340	$265,078	$330,881	$357,134
Circulation	239,336	140,274	102,370	310,591	29,525	118,810	131,576	131,879
Commercial printing and other	80,653	50,033	24,233	96,974	10,366	29,402	26,097	25,657

Total revenues	774,040	465,527	356,172	1,038,446	103,231	413,290	488,554	514,670
Operating costs and expenses:
Operating costs	415,752	266,540	200,824	543,657	56,614	232,066	268,222	281,884
Selling, general and administrative	273,974	156,241	121,254	355,391	28,749	136,832	145,020	146,295
Depreciation and amortization	48,146	30,822	30,383	63,215	6,588	33,409	39,888	42,426
Integration and reorganization costs	1,970	1,970	1,380	3,335	1,758	1,577	4,393	5,884
Impairment of long-lived assets		—	91,599	135,571	—	91,599	—	1,733
Loss (gain) on sale of assets	1,092	1,074	1,052	1,375	27	1,163	1,238	455
Goodwill and mastheads impairment	—	—	—	—	—	—	—	385

Operating income (loss)	33,106	8,880	(90,320)	(64,098)	9,495	(83,356)	29,793	35,608
Interest expense, amortization of deferred financing costs, gain on early extinguishment of debt, (gain) loss on derivative instruments, reorganization items, net, and other	23,265	21,845	81,178	31,645	1,798	(871,399)	57,463	58,361

Income ( loss) from continuing operations before income taxes	9,841	(12,965)	(171,498)	(95,743)	7,697	788,043	(27,670)	(22,753)
Income tax expense (benefit)	3,852	1,703	(10,878)	(37,484)	491	(197)	(207)	(1,803)

Income (loss) from continuing operations	5,989	(14,668)	(160,620)	(58,259)	7,206	788,240	(27,463)	(20,950)
Loss from discontinued operations, net of income taxes	N/A	—	(1,034)	N/A	—	(1,034)	(2,340)	(699)

Net income (loss)	5,989	(14,668)	(161,654)	(58,259)	7,206	787,206	(29,803)	(21,649)
Net loss attributable to noncontrolling interest	N/A	—	865	N/A	—	208	—	—

Net income (loss) attributable to New Media	$5,989	$(14,668)	$(160,789)	$(58,259)	$7,206	$787,414	$(29,803)	$(21,649)

Basic net income (loss) from continuing operations attributable to New Media per share	$0.20	$(0.49)	$(2.75)	$(1.93)	$0.24	$13.58	$(0.47)	$(0.36)
Diluted income (loss) from continuing operations attributable to New Media per share	$0.19	$(0.49)	$(2.75)	$(1.93)	$0.24	$13.58	$(0.47)	$(0.36)
Basic net income (loss) attributable to New Media common stockholders per share	$0.20	$(0.49)	$(2.77)	$(1.93)	$0.24	$13.56	$(0.51)	$(0.37)
Diluted net income (loss) attributable to New Media common stockholders per share	$0.19	$(0.49)	$(2.77)	$(1.93)	$0.24	$13.56	$(0.51)	$(0.37)
Other Data:
Adjusted EBITDA(1)	N/A	$39,864	$20,814	N/A	$16,096	$988,265	$69,766	$80,547
Cash interest paid	N/A	$10,920	$43,400	N/A	$925	$43,606	$55,976	$58,225

(1)	We define Adjusted EBITDA as net income (loss) from continuing operations before income tax expense (benefit), interest/financing expense, depreciation and amortization and non-cash impairments. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered in isolation or as an alternative to income from operations, net income (loss), cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. We believe this non-GAAP measure, as we have defined it, is helpful in identifying trends in our day-to-day performance because the items excluded have little or no significance in our day-to-day operations. This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. Adjusted EBITDA provides an indicator for management to determine if adjustments to current spending decisions are needed.

Adjusted EBITDA provides us with a measure of financial performance, independent of items that are beyond the control of management in the short-term, such as depreciation and amortization, taxation and interest expense associated with our capital structure. This metric measures our financial performance based on operational factors that management can impact in the short-term, namely our cost structure or expenses of the organization. Adjusted EBITDA is one of the metrics used by senior management and the board of directors to review the financial performance of our business on a monthly basis.

Not all companies calculate Adjusted EBITDA using the same methods; therefore, the Adjusted EBITDA figures set forth herein may not be comparable to Adjusted EBITDA reported by other companies. A substantial portion of our Adjusted EBITDA must be dedicated to the payment of interest on our outstanding indebtedness and to service other commitments, thereby reducing the funds available to us for other purposes. Accordingly, Adjusted EBITDA does not represent an amount of funds that is available for management’s discretionary use. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Adjusted EBITDA” in our Quarterly Report on Form 10-Q for the period ended September 28, 2014, incorporated by reference herein.

(2)	The year ended December 30, 2012 included a 53rd week of operations for approximately 60% of the business.

The table below shows the reconciliation of income (loss) from continuing operations to Adjusted EBITDA for the periods presented:

	Successor Company		Predecessor Company	Successor Company		Predecessor Company
	Nine Months Ended September 28, 2014		Nine Months Ended September 29, 2013	Two Months Ended December 29, 2013		Ten Months Ended November 6, 2013		Year Ended December 30, 2012(3)	Year Ended January 1, 2012
(in thousands)	Historical		Historical	Historical		Historical		Historical	Historical
Loss (income) from continuing operations	$(14,668)		$(160,620)	$7,206		$788,240		$(27,463)	$(20,950)
Income tax expense (benefit)	1,703		(10,878)	491		(197)		(207)	(1,803)
Loss (gain) on derivative instruments(1)	51		14	—		14		(1,635)	(913)
Gain on early extinguishment of debt(2)	9,047		—	—		—		—	—
Amortization of deferred financing costs	903		803	171		842		1,255	1,360
Write-off of financing costs	—		—	—		—		—	—
Interest expense	12,006		69,513	1,640		74,358		57,928	58,309
Impairment of long-lived assets	—		91,599	—		91,599		—	1,733
Depreciation and amortization	30,822		30,383	6,588		33,409		39,888	42,426
Goodwill and mastheads impairment	—		—	—		—		—	385

Adjusted EBITDA from continuing operations	$39,864	(a)	$20,814 (b)	$16,096	(c)	$988,265	(d)	$69,766 (e)	$80,547 (f)

(a)	Adjusted EBITDA for the nine months ended September 28, 2014 included net expenses of $15,218 related to non-cash compensation, transaction and project costs, and other expense of $12,174, integration and reorganization costs of $1,970 and a $1,074 loss on the sale of assets.

(b)	Adjusted EBITDA for the nine months ended September 29, 2013 included net expenses of $25,036, related to non-cash compensation, transaction and project costs, and other expense of $22,604, integration and reorganization costs of $1,380 and a $1,053 loss on the sale of assets.

Adjusted EBITDA also does not include $123 of EBITDA generated from our discontinued operations.

(c)	Adjusted EBITDA for the two months ended December 29, 2013 included net expenses of $4,828, which are one time in nature or non-cash compensation. Included in these net expenses of $4,828 are non-cash compensation and other expenses of $3,043, integration and reorganization costs of $1,758 and a $27 loss on the sale of assets.

(d)	Adjusted EBITDA for the ten months ended November 6, 2013 included net income of $(930,229), which are one time in nature or non-cash compensation. Included in these net expenses of $(930,229) are non-cash compensation and other expenses of $(932,969), integration and reorganization costs of $1,577 and a $1,163 loss on the sale of assets.

Adjusted EBITDA also does not include $123 of EBITDA generated from our discontinued operations.

(e)	Adjusted EBITDA for the year ended December 30, 2012 included net expenses of $11,264, which are one time in nature or non-cash compensation. Included in these net expenses of $11,264 are non-cash compensation and other expenses of $5,378, integration and reorganization costs of $4,393 and a $1,238 loss on the sale of assets.

Adjusted EBITDA also does not include $255 of EBITDA generated from our discontinued operations.

(f)	Adjusted EBITDA for the year ended January 1, 2012 included net expenses of $10,565, which are one time in nature or non-cash compensation. Included in these net expenses of $10,565 are non-cash compensation and other expenses of $4,226, integration and reorganization costs of $5,884 and a $455 loss on the sale of assets.

Adjusted EBITDA also does not include $432 of EBITDA generated from our discontinued operations.

(1)	Non-cash (gain) loss on derivative instruments is related to interest rate swap agreements which are financing related and are excluded from Adjusted EBITDA.

(2)	Non-cash write-off of deferred financing costs are similar to interest expense and amortization of financing fees and are excluded from Adjusted EBITDA.

(3)	The year ended December 30, 2012 included a 53rd week of operations for approximately 60% of the business.

	As of
	Successor Company		Predecessor Company	Successor Company	Predecessor Company
	September 28, 2014	September 28, 2014	September 29, 2013	December 29, 2013	December 30, 2012	January 1, 2012
(in thousands)	Pro Forma	Historical	Historical	Historical	Historical	Historical

Balance Sheet Data:
Total assets	$1,044,937	$830,045	$426,975	$689,953	$469,766	$510,802
Total long-term obligations, including current maturities	408,998	237,925	36,341	187,119	1,177,298	1,185,212
Stockholders’ equity (deficit)	487,480	487,480	(902,362)	395,362	(834,159)	(805,632)

RISK FACTORS

You should carefully consider the following risks and other information in this Prospectus and the documents incorporated by reference herein, including our Annual Report on Form 10-K for the fiscal year ended December 29, 2013, our Quarterly Reports on Form 10-Q for the periods ended March 30, 2014, June 29, 2014 and September 28, 2014 and our consolidated financial statements, and the related notes thereto, in evaluating us and our Common Stock. Any of the following risks could materially and adversely affect our business, results of operations, financial condition or liquidity, in which case, the trading price of our Common Stock could decline and you could lose all or part of your investment. The risk factors generally have been separated into the following groups: Risks Related to Our Business, Risks Related to Our Manager, and Risks Related to Our Common Stock.

Risks Related to Our Business

We depend to a great extent on the economies and the demographics of the local communities that we serve, and we are also susceptible to general economic downturns, which have had, and could continue to have, a material and adverse impact on our advertising and circulation revenues and on our profitability.

Our advertising revenues and, to a lesser extent, circulation revenues, depend upon a variety of factors specific to the communities that our publications serve. These factors include, among others, the size and demographic characteristics of the local population, local economic conditions in general and the economic condition of the retail segments of the communities that our publications serve. If the local economy, population or prevailing retail environment of a community we serve experiences a downturn, our publications, revenues and profitability in that market could be adversely affected. Our advertising revenues are also susceptible to negative trends in the general economy, like the economic downturn recently experienced, that affect consumer spending. The advertisers in our newspapers and other publications and related websites are primarily retail businesses that can be significantly affected by regional or national economic downturns and other developments. Continuing or deepening softness in the U.S. economy could also significantly affect key advertising revenue categories, such as help wanted, real estate and automotive.

Uncertainty and adverse changes in the general economic conditions of markets in which we participate may negatively affect our business.

Current and future conditions in the economy have an inherent degree of uncertainty. As a result, it is difficult to estimate the level of growth or contraction for the economy as a whole. It is even more difficult to estimate growth or contraction in various parts, sectors and regions of the economy, including the markets in which we participate. Adverse changes may occur as a result of weak global economic conditions, rising oil prices, wavering consumer confidence, unemployment, declines in stock markets, contraction of credit availability, declines in real estate values, or other factors affecting economic conditions in general. These changes may negatively affect the sales of our products, increase exposure to losses from bad debts, increase the cost and decrease the availability of financing, or increase costs associated with publishing and distributing our publications.

Our ability to generate revenues is correlated with the economic conditions of two geographic regions of the United States.

Our Company primarily generates revenue in two geographic regions: the Northeast and the Midwest. For the nine months ended September 28, 2014, approximately 38% of our total revenues were generated in two states in the Northeast: Massachusetts and New York. During the same period, approximately 27% of our total revenues were generated in two states in the Midwest: Illinois and Ohio. As a result of this geographic concentration, our financial results, including advertising and circulation revenue, depend largely upon economic conditions in these principal market areas. Accordingly, adverse economic developments within these two regions in particular could significantly affect our consolidated operations and financial results.

Our indebtedness and any future indebtedness may limit our financial and operating activities and our ability to incur additional debt to fund future needs or dividends.

As of September 28, 2014, New Media’s outstanding indebtedness consists of a credit agreement, entered into on June 4, 2014 (the “New Media Credit Agreement”) by and among New Media Holdings II LLC (the “New Media Borrower”), a wholly owned subsidiary of New Media, New Media Holdings I LLC (“Holdings I”), the lenders party thereto, RBS Citizens, N.A. and Credit Suisse Securities (USA) LLC as joint lead arrangers and joint bookrunners, Credit Suisse AG, Cayman Islands Branch as syndication agent and Citizens Bank of Pennsylvania as administration agent. The New Media Credit Agreement provides for (i) a $200,000 senior secured term facility (the “Term Loan Facility”) and (ii) a $25,000 senior secured revolving credit facility, with a $5,000 sub-facility for letters of credit and a $5,000 sub-facility for swing loans (the “Revolving Credit Facility”). In addition, the New Media Borrower may request one or more new commitments for term loans or revolving loans from time to time up to an aggregate total of $75 million, subject to certain conditions (the “Incremental Facility”). On September 3, 2014, the New Media Credit Agreement was amended to provide for additional term loans under the Incremental Facility in an aggregate principal amount of $25 million. On November 20, 2014, the New Media Credit Agreement was further amended to increase the amount available thereunder for incremental term loans to facilitate the financing of the Halifax Acquisition.

This indebtedness and any future indebtedness we incur could:

•	require us to dedicate a portion of cash flow from operations to the payment of principal and interest on indebtedness, including indebtedness we may incur in the future, thereby reducing the funds available for other purposes, including dividends or other distributions;

•	subject us to increased sensitivity to increases in prevailing interest rates;

•	place us at a competitive disadvantage to competitors with relatively less debt in economic downturns, adverse industry conditions or catastrophic external events; or

•	reduce our flexibility in planning for or responding to changing business, industry and economic conditions.

In addition, our indebtedness could limit our ability to obtain additional financing on acceptable terms or at all to fund future acquisitions, working capital, capital expenditures, debt service requirements, general corporate and other purposes, which would have a material effect on our business and financial condition. Our liquidity needs could vary significantly and may be affected by general economic conditions, industry trends, performance and many other factors not within our control.

The New Media Credit Agreement contains covenants that restrict our operations and may inhibit our ability to grow our business, increase revenues and pay dividends to our stockholders.

The New Media Credit Agreement contains various restrictions, covenants and representations and warranties. If we fail to comply with any of these covenants or breach these representations or warranties in any material respect, such noncompliance would constitute a default under the New Media Credit Agreement (subject to applicable cure periods), and the lenders could elect to declare all amounts outstanding under the agreements related thereto to be immediately due and payable and enforce their respective interests against collateral pledged under such agreements.

The covenants and restrictions in the New Media Credit Agreement generally restrict our ability to, among other things:

•	incur or guarantee additional debt;

•	make certain investments, loans or acquisitions;

•	transfer or sell assets;

•	make distributions on capital stock or redeem or repurchase capital stock;

•	create or incur liens;

•	enter into transactions with affiliates;

•	consolidate, merge or sell all or substantially all of our assets; and

•	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries.

The restrictions described above may interfere with our ability to obtain new or additional financing or may affect the manner in which we structure such new or additional financing or engage in other business activities, which may significantly limit or harm our results of operations, financial condition and liquidity. A default and any resulting acceleration of obligations could also result in an event of default and declaration of acceleration under our other existing debt agreements. Such an acceleration of our debt would have a material adverse effect on our liquidity and our ability to continue as a going concern. A default could also significantly limit our alternatives to refinance both the debt under which the default occurred and other indebtedness. This limitation may significantly restrict our financing options during times of either market distress or our financial distress, which are precisely the times when having financing options is most important. For more information regarding the covenants and requirements discussed above, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—New Media Credit Agreement” in our Quarterly Report on Form 10-Q for the period ended September 28, 2014, incorporated by reference herein.

We may not generate a sufficient amount of cash or generate sufficient funds from operations to fund our operations, pay dividends or repay our indebtedness.

Our ability to make payments on our indebtedness as required depends on our ability to generate cash flow from operations in the future. This ability, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

If we do not generate sufficient cash flow from operations to satisfy our debt obligations, including interest payments and the payment of principal at maturity, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot provide assurance that any refinancing would be possible, that any assets could be sold, or, if sold, of the timeliness and amount of proceeds realized from those sales, that additional financing could be obtained on acceptable terms, if at all, or that additional financing would be permitted under the terms of our various debt instruments then in effect. Furthermore, our ability to refinance would depend upon the condition of the finance and credit markets. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms or on a timely basis, would materially affect our business, financial condition and results of operations.

We may not be able to pay dividends in accordance with our announced intent or at all.

We have announced our intent to distribute a substantial portion of our free cash flow as a dividend to our stockholders, through a quarterly dividend, subject to satisfactory financial performance, approval by our Board of Directors and dividend restrictions in the New Media Credit Agreement. The Board of Directors’ determinations regarding dividends will depend on a variety of factors, including the Company’s GAAP net income, free cash flow generated from operations or other sources, liquidity position and potential alternative uses of cash, such as acquisitions, as well as economic conditions and expected future financial results. Although we recently paid a third quarter 2014 cash dividend of $0.27 per share of Common Stock, there can be no guarantee that we will continue to pay dividends in the future or that this recent dividend is representative of the amount of any future dividends. Our ability to declare future dividends will depend on our future financial performance, which in turn depends on the successful implementation of our strategy and on financial, competitive, regulatory, technical and other factors, general economic conditions, demand and selling prices for our products and other factors specific to our industry or specific projects, many of which are beyond our control. Therefore, our ability to generate free cash flow depends on the performance of our operations and could be limited by decreases in our profitability or increases in costs, capital expenditures or debt servicing requirements.

Our Predecessor suspended the payments of dividends commencing with the second quarter of 2008. We own substantially all of our Predecessor’s assets, and our Predecessor experienced revenue and cash flow declines in the past. In addition, we may acquire additional companies with declining cash flow as part of a strategy aimed at stabilizing cash flow through expense reduction and digital expansion. If our strategy is not successful, we may not be able to pay dividends.

As a holding company, we are also dependent on our subsidiaries being able to pay dividends to us. Our subsidiaries are subject to restrictions on the ability to pay dividends under the various instruments governing their indebtedness. If our subsidiaries incur additional debt or losses, such additional indebtedness or loss may further impair their ability to pay dividends or make other distributions to us. In addition, our ability to pay dividends will be substantially affected by the ability of our subsidiaries to provide cash to us. The ability of our subsidiaries to declare and pay dividends to us will also be dependent on their cash income and cash available and may be restricted under applicable law or regulation. Under Delaware law, approval of the board of directors is required to approve any dividend, which may only be paid out of surplus or net profit for the applicable fiscal year. We may not be able to pay dividends in accordance with our announced intent or at all.

The collectability of accounts receivable under adverse economic conditions could deteriorate to a greater extent than provided for in our financial statements and in our projections of future results.

Adverse economic conditions in the United States have increased our exposure to losses resulting from financial distress, insolvency and the potential bankruptcy of our advertising customers. Our accounts receivable are stated at net estimated realizable value and our allowance for doubtful accounts has been determined based on several factors, including receivable agings, significant individual credit risk accounts and historical experience. If such collectability estimates prove inaccurate, adjustments to future operating results could occur.

Our Predecessor experienced declines in its credit ratings, and filed a voluntary petition to reorganize under Chapter 11 of the U.S. Bankruptcy Code, which could adversely affect our ability to obtain new financing to fund our operations and strategic initiatives or to refinance our existing debt at attractive rates.

During 2008, GateHouse’s credit rating was downgraded to below investment grade by both Standard & Poor’s and Moody’s Investors Service. GateHouse’s credit rating was further downgraded in 2009 and 2010. Furthermore, on September 27, 2013, GateHouse filed a voluntary petition to reorganize under Chapter 11 of the U.S. Bankruptcy Code (and emerged from Chapter 11 protection on November 26, 2013). These downgrades and events may negatively affect our cost of financing and subject us to more restrictive covenants than those that might otherwise apply. As a result, our financing options may be limited. Any future downgrades in our credit ratings could further increase our borrowing costs, subject us to more onerous terms and reduce or eliminate our borrowing flexibility in the future. Such limitations on our financing options may adversely affect our ability to refinance existing debt and incur new debt to fund our operations and strategic initiatives.

If there is a significant increase in the price of newsprint or a reduction in the availability of newsprint, our results of operations and financial condition may suffer.

The basic raw material for our publications is newsprint. We generally maintain only a 45 to 55-day inventory of newsprint, although our participation in a newsprint-buying consortium has helped ensure adequate supply. An inability to obtain an adequate supply of newsprint at a favorable price or at all in the future could have a material adverse effect on our ability to produce our publications. Historically, the price of newsprint has been volatile, reaching a high of approximately $826 per metric ton in 2008 and experiencing a low of almost $440 per metric ton in 2002. The average price of newsprint for 2013 was approximately $643 per metric ton.

Recent and future consolidation of major newsprint suppliers may adversely affect price competition among suppliers. Significant increases in newsprint costs for properties and periods not covered by our newsprint vendor agreement could have a material adverse effect on our financial condition and results of operations.

Our Predecessor experienced declines in advertising revenue, and further declines, which could adversely affect our results of operations and financial condition, may occur.

Our Predecessor experienced declines in advertising revenue over the past few years, due primarily to the economic recession and advertisers’ shift from print to digital media. Advertising revenue decreased by $26.2 million, or 7.4%, in the year ended December 30, 2012, as compared to the year ended January 1, 2012. Advertising revenue decreased by $29.6 million, or 9.0%, in the year ended December 29, 2013, as compared to the year ended December 30, 2012 for total company excluding Local Media. We continue to search for organic growth opportunities, including in our digital advertising business, and for ways to stabilize print revenue declines through new product launches and pricing. However, there can be no assurance that our advertising revenue will not continue to decline. Further declines in advertising revenue could adversely affect our results of operations and financial condition.

We compete with a large number of companies in the local media industry; if we are unable to compete effectively, our advertising and circulation revenues may decline.

Our business is concentrated in newspapers and other print publications located primarily in small and midsize markets in the United States. Our revenues primarily consist of advertising and paid circulation. Competition for advertising revenues and paid circulation comes from direct mail, directories, radio, television, outdoor advertising, other newspaper publications, the internet and other media. For example, as the use of the internet and mobile devices has increased, we have lost some classified advertising and subscribers to online advertising businesses and our free internet sites that contain abbreviated versions of our publications. Competition for advertising revenues is based largely upon advertiser results, advertising rates, readership, demographics and circulation levels. Competition for circulation is based largely upon the content of the publication and its price and editorial quality. Our local and regional competitors vary from market to market and many of our competitors for advertising revenues are larger and have greater financial and distribution resources than us. We may incur increased costs competing for advertising expenditures and paid circulation. We may also experience a decline of circulation or print advertising revenue due to alternative media, such as the internet. If we are not able to compete effectively for advertising expenditures and paid circulation, our revenues may decline.

We are undertaking strategic process upgrades that could have a material adverse financial impact if unsuccessful.

We are implementing strategic process upgrades of our business. Among other things we are implementing the standardization and centralization of systems and processes, the outsourcing of certain financial processes and the use of new software for our circulation, advertising and editorial systems. As a result of ongoing strategic evaluation and analysis, we have made and will continue to make changes that, if unsuccessful, could have a material adverse financial impact.

We have invested in growing our digital business, including Propel, but such investments may not be successful, which could adversely affect our results of operations.

We continue to evaluate our business and how we intend to grow our digital business. Internal resources and effort are put towards this business and key partnerships have been entered into to assist with our digital business, including Propel. We continue to believe that our digital businesses, including Propel, offer opportunities for revenue growth to support and, in some cases, offset the revenue trends we have seen in our print business. There can be no assurances that the partnerships we have entered into or the internal strategy being employed will result in generating or increasing digital revenues in amounts necessary to stabilize or offset trends in print revenues. In addition, we have a limited history of operations in this area and there can be no assurances that past performance will be indicative of future performance or future trends. If our digital strategy, including with regard to Propel, is not as successful as we anticipate, our financial condition, results of operations and ability to pay dividends could be adversely affected.

If we are unable to retain and grow our digital audience and advertiser base, our digital businesses will be adversely affected.

Given the ever-growing and rapidly changing number of digital media options available on the internet, we may not be able to increase our online traffic sufficiently and retain or grow a base of frequent visitors to our websites and applications on mobile devices.

Accordingly, we may not be able to create sufficient advertiser interest in our digital businesses and to maintain or increase the advertising rates of the inventory on our websites.

In addition, the ever-growing and rapidly changing number of digital media options available on the internet may lead to technologies and alternatives that we are not able to offer or about which we are not able to advise. Such circumstances could directly and adversely affect the availability, applicability, marketability and profitability of the suite of SMB services and the private ad exchange we offer as a significant part of our digital business.

Technological developments and any changes we make to our business strategy may require significant capital investments. Such investments may be restricted by our current or future credit facilities.

Our business is subject to seasonal and other fluctuations, which affects our revenues and operating results.

Our business is subject to seasonal fluctuations that we expect to continue to be reflected in our operating results in future periods. Our first fiscal quarter of the year tends to be our weakest quarter because advertising volume is at its lowest levels following the December holiday season. Correspondingly, our second and fourth fiscal quarters tend to be our strongest because they include heavy holiday and seasonal advertising. Other factors that affect our quarterly revenues and operating results may be beyond our control, including changes in the pricing policies of our competitors, the hiring and retention of key personnel, wage and cost pressures, distribution costs, changes in newsprint prices and general economic factors.

We could be adversely affected by declining circulation.

Overall daily newspaper circulation, including national and urban newspapers, has declined in recent years. For the year ended December 30, 2012, our Predecessor’s circulation revenue decreased by $0.3 million, or 0.2%, as compared to the year ended January 1, 2012. There can be no assurance that our circulation revenue will not decline again in the future. Our Predecessor was able to maintain its annual circulation revenue from existing operations in recent years through, among other things, increases in per copy prices. However, there can be no assurance that we will be able to continue to increase prices to offset any declines in circulation. Further declines in circulation could impair our ability to maintain or increase our advertising prices, cause purchasers of advertising in our publications to reduce or discontinue those purchases and discourage potential new advertising customers, all of which could have a material adverse effect on our business, financial condition, results of operations, cash flows and ability to pay dividends.

The increasing popularity of digital media could also adversely affect circulation of our newspapers, which may decrease circulation revenue and cause more marked declines in print advertising. If we are not successful in offsetting such declines in revenues from our print products, our business, financial condition and prospects will be adversely affected.

Our Predecessor had a history of losses and we may not be able to maintain profitable operations in the future.

Our Predecessor experienced losses from continuing operations of approximately $27.5 million and $21.0 million in 2012 and 2011, respectively. Our results of operations in the future will depend on many factors, including our ability to execute our business strategy and realize efficiencies through our clustering strategy. Our failure to achieve profitability in the future could adversely affect the trading price of our Common Stock and our ability to pay dividends and raise additional capital for growth.

The value of our intangible assets may become impaired, depending upon future operating results.

As a result of the Restructuring, which was considered a triggering event for the non-amortizable intangibles, our Predecessor performed a valuation analysis to determine if an impairment existed as of September 29, 2013. The fair values of our Predecessor’s reporting units for goodwill and newspaper mastheads were estimated using the expected present value of future cash flows, recent industry transaction multiples and using estimates, judgments and assumptions that their management believed were appropriate in the circumstances and were consistent with the terms of the Plan prepared in the context of the Restructuring. The estimates and judgments used in the assessment included multiples for revenue and EBITDA, the weighted average cost of capital and the terminal growth rate. Given the Restructuring, our Predecessor determined that discounted cash flows provided the best estimate of the fair value of its reporting units. The estimated fair value of the Large Daily reporting unit exceeded its carrying value and Step 2 of the analysis was not necessary. The Small Community reporting unit failed the Step 1 goodwill impairment analysis. Our Predecessor performed Step 2 of the analysis using consistent assumptions, as discussed above, and determined an impairment was not present for this reporting unit. The estimated fair value of each reporting unit’s mastheads exceeded their carrying values, using consistent assumptions as discussed above. The masthead fair value was estimated using the relief from royalty valuation method. For further information on goodwill and intangible assets see Note 8 to New Media’s Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 29, 2013, incorporated by reference herein, and Note 6 to New Media’s Unaudited Condensed Consolidated Financial Statements, “Goodwill and Intangible Assets” in our Quarterly Report on Form 10-Q for the period ended September 28, 2014, incorporated by reference herein.

Due to reductions in our Predecessor’s operating projections during the third quarter in conjunction with the Restructuring, an impairment charge of $68.6 million was recognized for advertiser relationships within the Predecessor’s Metro and Small Community reporting units, an impairment charge of $19.1 million was recognized for subscriber relationships within the Company’s Metro and Small Community reporting units, an impairment charge of $2.1 million was recognized for customer relationships within the Company’s Metro reporting unit and an impairment charge of $1.8 million was recognized for trade names and publication rights within the Ventures business unit. See Note 19 to New Media’s Consolidated Financial Statements, “Fair Value Measurement” in our Annual Report on Form 10-K for the fiscal year ended December 29, 2013, incorporated by reference herein, for further information on our Predecessor’s impairment charge and its effect on the Company’s financial statements.

Given the recent revaluation of assets related to fresh start accounting, there is a relatively small amount of fair value excess for certain reporting units as of the second quarter 2014 annual impairment test. Specifically the fair value of the Large Daily Newspapers, Metro Newspapers and Small Community Newspaper reporting units exceeded carrying value by less than 10%. In addition, the masthead fair value for these groups exceeded carrying value by less than 3%. Considering a relatively low headroom for these reporting units and mastheads and declining same store revenue and profitability in the newspaper industry over the past several years, these are considered to be at risk for a future impairment in the event of decline in general economic, market or business conditions or any significant unfavorable changes in the forecasted cash flows, weighted-average cost of capital and/or market transaction multiples.

At September 28, 2014 the carrying value of our goodwill was $132.5 million, mastheads was $50.9 million, and amortizable intangible assets was $104.2 million.

We are subject to environmental and employee safety and health laws and regulations that could cause us to incur significant compliance expenditures and liabilities.

Our operations are subject to federal, state and local laws and regulations pertaining to the environment, storage tanks and the management and disposal of wastes at our facilities. Under various environmental laws, a current or previous owner or operator of real property may be liable for contamination resulting from the release or threatened release of hazardous or toxic substances or petroleum at that property. Such laws often impose liability on the owner or operator without regard to fault and the costs of any required investigation or cleanup can be substantial. Although in connection with certain of our Predecessor’s acquisitions we have rights to indemnification for certain environmental liabilities, these rights may not be sufficient to reimburse us for all losses that we might incur if a property acquired by us has environmental contamination.

Our operations are also subject to various employee safety and health laws and regulations, including those pertaining to occupational injury and illness, employee exposure to hazardous materials and employee complaints. Environmental and employee safety and health laws tend to be complex, comprehensive and frequently changing. As a result, we may be involved from time to time in administrative and judicial proceedings and investigations related to environmental and employee safety and health issues. These proceedings and investigations could result in substantial costs to us, divert our management’s attention and adversely affect our ability to sell, lease or develop our real property. Furthermore, if it is determined that we are not in compliance with applicable laws and regulations, or if our properties are contaminated, it could result in significant liabilities, fines or the suspension or interruption of the operations of specific printing facilities.

Future events, such as changes in existing laws and regulations, new laws or regulations or the discovery of conditions not currently known to us, may give rise to additional compliance or remedial costs that could be material.

Sustained increases in costs of employee health and welfare benefits may reduce our profitability. Moreover, our pension plan obligations are currently underfunded, and we may have to make significant cash contributions to our plans, which could reduce the cash available for our business.

In recent years, our Predecessor experienced significant increases in the cost of employee medical benefits because of economic factors beyond its control, including increases in health care costs. At least some of these factors may continue to put upward pressure on the cost of providing medical benefits. Although we have actively sought to control increases in these costs, there can be no assurance that we will succeed in limiting cost increases, and continued upward pressure could reduce the profitability of our businesses.

Our pension and postretirement plans were underfunded by $10.2 million at December 29, 2013. Our pension plan invests in a variety of equity and debt securities, many of which were affected by the disruptions in the credit and capital markets in 2009 and 2010. Future volatility and disruption in the stock markets could cause further declines in the asset values of our pension plans. In addition, a decrease in the discount rate used to determine minimum funding requirements could result in increased future contributions. If either occurs, we may need to make additional pension contributions above what is currently estimated, which could reduce the cash available for our businesses.

We may not be able to protect intellectual property rights upon which our business relies and, if we lose intellectual property protection, our assets may lose value.

Our business depends on our intellectual property, including, but not limited to, our titles, mastheads, content and services, which we attempt to protect through patents, copyrights, trade laws and contractual restrictions, such as confidentiality agreements. We believe our proprietary and other intellectual property rights are important to our success and our competitive position.

Despite our efforts to protect our proprietary rights, unauthorized third parties may attempt to copy or otherwise obtain and use our content, services and other intellectual property, and we cannot be certain that the steps we have taken will prevent any misappropriation or confusion among consumers and merchants, or unauthorized use of these rights. If we are unable to procure, protect and enforce our intellectual property rights, we may not realize the full value of these assets, and our business may suffer. If we must litigate to enforce our intellectual property rights or determine the validity and scope of the proprietary rights of third parties, such litigation may be costly and divert the attention of our management from day-to-day operations.

We depend on key personnel and we may not be able to operate or grow our business effectively if we lose the services of any of our key personnel or are unable to attract qualified personnel in the future.

The success of our business is heavily dependent on our ability to retain our management and other key personnel and to attract and retain qualified personnel in the future. Competition for senior management personnel is intense and we may not be able to retain our key personnel. Although our Predecessor entered into employment agreements with certain of our key personnel, these agreements do not ensure that our key personnel will continue in their present capacity with us for any particular period of time. We do not have key man insurance for any of our current management or other key personnel. The loss of any key personnel would require our remaining key personnel to divert immediate and substantial attention to seeking a replacement. An inability to find a suitable replacement for any departing executive officer on a timely basis could adversely affect our ability to operate or grow our business.

A shortage of skilled or experienced employees in the media industry, or our inability to retain such employees, could pose a risk to achieving improved productivity and reducing costs, which could adversely affect our profitability.

Production and distribution of our various publications requires skilled and experienced employees. A shortage of such employees, or our inability to retain such employees, could have an adverse impact on our productivity and costs, our ability to expand, develop and distribute new products and our entry into new markets. The cost of retaining or hiring such employees could exceed our expectations which could adversely affect our results of operations.

A number of our employees are unionized, and our business and results of operations could be adversely affected if current or additional labor negotiations or contracts were to further restrict our ability to maximize the efficiency of our operations.

As of September 28, 2014, we employed approximately 6,153 employees, of whom approximately 929 (or approximately 15.1%) were represented by 32 unions. 91% of the unionized employees are in four states: Illinois, Rhode Island, Ohio and Massachusetts and represent 25%, 24%, 22% and 20% of all our union employees, respectively. Most of our unionized employees work under collective bargaining agreements that expire in 2014.

Although our newspapers have not experienced a union strike in the recent past nor do we anticipate a union strike to occur, we cannot preclude the possibility that a strike may occur at one or more of our newspapers at some point in the future. We believe that, in the event of a newspaper strike, we would be able to continue to publish and deliver to subscribers, which is critical to retaining advertising and circulation revenues, although there can be no assurance of this.

Our potential inability to successfully execute cost control measures could result in greater than expected total operating costs.

We and our Predecessor have implemented general cost control measures, and we expect to continue such cost control efforts in the future. If we do not achieve expected savings as a result of such measures or if our operating costs increase as a result of our growth strategy, our total operating costs may be greater than expected. In addition, reductions in staff and employee benefits could affect our ability to attract and retain key employees.

We may not realize all of the anticipated benefits of the synergies between our recent or potential future acquisitions, which could adversely affect our business, financial condition and results of operations.

Our ability to realize the anticipated benefits of the synergies between our recent acquisitions, including our acquisition of The Providence Journal and the Halifax Acquisition, or potential future acquisitions of assets or companies will depend, in part, on our ability to scale-up to appropriately integrate the businesses of such acquired companies with our business. The process of acquiring assets or companies may disrupt our business and may not result in the full benefits expected. Additionally, we may not be successful in identifying acquisition opportunities, assessing the value, strengths and weaknesses of these opportunities and consummating acquisitions on acceptable terms. Furthermore, suitable acquisition opportunities may not even be made available or known to us. In addition, valuations of potential acquisitions may rise materially, making it economically unfeasible to complete identified acquisitions. The risks associated with integrating the operations of recent and potential future acquisitions include, among others:

•	uncoordinated market functions;

•	unanticipated issues in integrating the operations and personnel of the acquired businesses;

•	the incurrence of indebtedness and the assumption of liabilities;

•	the incurrence of significant additional capital expenditures, transaction and operating expenses and non-recurring acquisition-related charges;

•	unanticipated adverse impact on our earnings from the amortization or write-off of acquired goodwill and other intangible assets;

•	not retaining key employees, vendors, service providers, readers and customers of the acquired businesses; and

•	the diversion of management’s attention from ongoing business concerns.

If we are unable to successfully implement our acquisition strategy or address the risks associated with integrating the operations of recent or potential future acquisitions, or if we encounter unforeseen expenses, difficulties, complications or delays frequently encountered in connection with the integration of acquired entities and the expansion of operations, our growth and ability to compete may be impaired, we may fail to achieve acquisition synergies and we may be required to focus resources on integration of operations rather than other profitable areas. Moreover, the success of any acquisition will depend upon our ability to effectively integrate the acquired assets or businesses. The acquired assets or businesses may not contribute to our revenues or earnings to any material extent, and cost savings and synergies we expect at the time of an acquisition may not be realized once the acquisition has been completed. Furthermore, if we incur indebtedness to finance an acquisition, the acquired business may not be able to generate sufficient cash flow to service that indebtedness. Unsuitable or unsuccessful acquisitions could adversely affect our business, financial condition, results of operations, cash flow and ability to pay dividends.

Our financial results were affected by the adoption of fresh start reporting and may not reflect historical trends.

Pursuant to the Plan (as defined below), we acquired substantially all of the assets of our Predecessor. The Restructuring resulted in us becoming a new reporting entity and adopting fresh start accounting. As required by fresh start accounting, our Predecessor’s assets and liabilities were adjusted to measured value, and we recognized certain assets and liabilities not previously recognized in our Predecessor’s historical consolidated financial statements. Accordingly, our financial condition and results of operations from and after November 26, 2013, the date on which GateHouse effected the transactions contemplated by the Plan and emerged from Chapter 11 protection (the “Effective Date”), are not comparable to the financial condition and results of operations reflected in our Predecessor’s historical consolidated financial statements, including those presented herein.

Risks Related to Our Manager

We are dependent on our Manager and may not find a suitable replacement if our Manager terminates the Management Agreement.

We are externally managed by FIG LLC (the “Manager”) pursuant to the management agreement that we entered into on November 26, 2013, as amended and restated (the “Management Agreement”). Our Manager does not have any prior experience directly managing our Company or media-related assets. We are completely reliant on our Manager, which has significant discretion as to the implementation of our operating policies and strategies, to conduct our business. We are subject to the risk that our Manager will terminate the Management Agreement and that we will not be able to find a suitable replacement for our Manager in a timely manner, at a reasonable cost or at all. Furthermore, we are dependent on the services of certain key employees of our Manager whose compensation is partially or entirely dependent upon the amount of incentive or management compensation earned by our Manager and whose continued service is not guaranteed, and the loss of such services could adversely affect our operations.

There may be conflicts of interest in our relationship with our Manager, including with respect to corporate opportunities.

We have entered into a Management Agreement with FIG LLC, an affiliate of Fortress Investment Group LLC (“Fortress”), pursuant to which our management team will not be required to exclusively dedicate their services to us and will provide services for other entities affiliated with our Manager.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that if Fortress or any of their officers, directors or employees acquire knowledge of a potential transaction that could be a corporate opportunity, they have no duty, to the fullest extent permitted by law, to offer such corporate opportunity to us, our stockholders or our affiliates. In the event that any of our directors and officers who is also a director, officer or employee of Fortress acquires knowledge of a corporate opportunity or is offered a corporate opportunity, provided that this knowledge was not acquired solely in such person’s capacity as a director or officer of the Company and such person acts in good faith, then to the fullest extent permitted by law such person is deemed to have fully satisfied such person’s fiduciary duties owed to us and is not liable to us if Fortress, or its affiliates, pursues or acquires the corporate opportunity or if such person did not present the corporate opportunity to us.

The ability of our Manager and its officers and employees to engage in other business activities, subject to the terms of our Management Agreement with our Manager, may reduce the amount of time our Manager, its officers or other employees spend managing us. In addition, we may engage in material transactions with our Manager or another entity managed by our Manager or one of its affiliates that present an actual, potential or perceived conflict of interest. It is possible that actual, potential or perceived conflicts could give rise to investor dissatisfaction, litigation or regulatory enforcement actions. Appropriately dealing with conflicts of interest is complex and difficult, and our reputation could be damaged if we fail, or appear to fail, to deal appropriately with one or more potential, actual or perceived conflicts of interest. Regulatory scrutiny of, or litigation in connection with, conflicts of interest could have a material adverse effect on our reputation, which could materially adversely affect our business in a number of ways, including causing an inability to raise additional funds, a reluctance of counterparties to do business with us, a decrease in the prices of our equity securities and a resulting increased risk of litigation and regulatory enforcement actions.

The management compensation structure that we have agreed to with our Manager, as well as compensation arrangements that we may enter into with our Manager in the future (in connection with new lines of business or other activities), may have unintended consequences for us. We have agreed to pay our Manager a management fee that is not tied to our performance. The management fee may not sufficiently incentivize our Manager to generate attractive risk-adjusted returns for us. In addition, our Manager may be eligible to receive incentive compensation, which may incentivize our Manager to invest in high risk investments. In evaluating investments and other management strategies, the opportunity to earn incentive compensation may lead our Manager to place undue emphasis on the maximization of such measures at the expense of other criteria, such as preservation of capital, in order to achieve higher incentive compensation. Investments with higher yield potential are generally riskier or more speculative than lower-yielding investments. Moreover, because our Manager receives compensation in the form of options in connection with the completion of our common equity offerings, our Manager may be incentivized to cause us to issue additional Common Stock, which could be dilutive to existing stockholders. See “Description of Our Capital Stock—Corporate Opportunity.”

We may compete with affiliates of our Manager, which could adversely affect our and their results of operations.

Affiliates of our Manager are not restricted in any manner from competing with us. Affiliates of our Manager may decide to invest in the same types of assets that we invest in. See “—Risks Related to Our Manager—There may be conflicts of interest in our relationship with our Manager, including with respect to corporate opportunities.”

It would be difficult and costly to terminate our Management Agreement with our Manager.

It would be difficult and costly for us to terminate our Management Agreement with our Manager. The Management Agreement may only be terminated annually upon (i) the reasonable affirmative vote of a majority of at least two-thirds of our independent directors, or by a vote of the holders of a simple majority of the outstanding shares of our Common Stock, that there has been unsatisfactory performance by our Manager that is materially detrimental to us or (ii) a determination by a simple majority of our independent directors that the management fee payable to our Manager is not fair, subject to our Manager’s right to prevent such a termination by accepting a mutually acceptable reduction of fees. Our Manager will be provided 60 days’ prior notice of any termination and will be paid a termination fee equal to the amount of the management fee earned by the Manager during the twelve month period preceding such termination. In addition, following any termination of the Management Agreement, our Manager may require us to purchase its right to receive incentive compensation at a price determined as if our assets were sold for their fair market value (as determined by an appraisal, taking into account, among other things, the expected future value of the underlying investments) or otherwise we may continue to pay the incentive compensation to our Manager. These provisions may increase the effective cost to us of terminating the Management Agreement, thereby adversely affecting our ability to terminate our Manager without cause. In addition, our independent directors may not vigorously enforce the provisions of our Management Agreement against our Manager. For example, our independent directors may refrain from terminating our Manager because doing so could result in the loss of key personnel. Furthermore, we are dependent on our Manager and may not find a suitable replacement if our Manager terminates the Management Agreement.

Our Manager will not be liable to us for any acts or omissions performed in accordance with the Management Agreement, including with respect to the performance of our investments.

Pursuant to our Management Agreement, our Manager will not assume any responsibility other than to render the services called for thereunder in good faith and will not be responsible for any action of our Board in following or declining to follow its advice or recommendations. Our Manager, its members, managers, officers and employees will not be liable to us or any of our subsidiaries, to our Board, or our or any subsidiary’s stockholders or partners for any acts or omissions by our Manager, its members, managers, officers or employees, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of our Manager’s duties under our Management Agreement. We shall, to the full extent lawful, reimburse, indemnify and hold our Manager, its members, managers, officers and employees and each other person, if any, controlling our Manager harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from any acts or omissions of an indemnified party made in good faith in the performance of our Manager’s duties under our Management Agreement and not constituting such indemnified party’s bad faith, willful misconduct, gross negligence or reckless disregard of our Manager’s duties under our Management Agreement.

Our Manager’s due diligence of business opportunities or other transactions may not identify all pertinent risks, which could materially affect our business, financial condition, liquidity and results of operations.

Our Manager intends to conduct due diligence with respect to each business opportunity or other transaction it pursues. It is possible, however, that our Manager’s due diligence processes will not uncover all relevant facts, particularly with respect to any assets we acquire from third parties. In these cases, our Manager may be given limited access to information about the business opportunity and will rely on information provided by the target of the business opportunity. In addition, if business opportunities are scarce, the process for selecting bidders is competitive, or the timeframe in which we are required to complete diligence is short, our ability to conduct a due diligence investigation may be limited, and we would be required to make business decisions based upon a less thorough diligence process than would otherwise be the case. Accordingly, business opportunities and other transactions that initially appear to be viable may prove not to be over time, due to the limitations of the due diligence process or other factors.

Risks Related to our Common Stock

There can be no assurance that the market for our stock will provide you with adequate liquidity.

The market price of our common stock may fluctuate widely, depending upon many factors, some of which may be beyond our control. These factors include, without limitation:

•	our business profile and market capitalization may not fit the investment objectives of any stockholder;

•	a shift in our investor base;

•	our quarterly or annual earnings, or those of other comparable companies;

•	actual or anticipated fluctuations in our operating results;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	announcements by us or our competitors of significant investments, acquisitions or dispositions;

•	the failure of securities analysts to cover our Common Stock;

•	changes in earnings estimates by securities analysts or our ability to meet those estimates;

•	the operating and stock price performance of other comparable companies;

•	overall market fluctuations; and

•	general economic conditions.

Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the trading price of our Common Stock. Additionally, these and other external factors have caused and may continue to cause the market price and demand for our Common Stock to fluctuate, which may limit or prevent investors from readily selling their shares of Common Stock, and may otherwise negatively affect the liquidity of our common stock

Sales or issuances of shares of our common stock could adversely affect the market price of our Common Stock.

Sales of substantial amounts of shares of our Common Stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our Common Stock. The issuance of our common stock in connection with property, portfolio or business acquisitions or the settlement of awards that may be granted under our Incentive Plan or otherwise could also have an adverse effect on the market price of our Common Stock. See “Shares Eligible for Future Sale.”

We and our officers and directors have agreed that, for a period of      days from the date of this Prospectus, we and they will not, without the prior written consent of             , dispose of or hedge any shares or any securities convertible into or exchangeable for our Common Stock.             , in its sole discretion, may release

any of the securities subject to these lock-up agreements at any time, which, in the case of officers and directors, shall be with notice. If the restrictions under the lock-up agreements are waived, our Common Stock may become available for sale into the market, subject to applicable law, which could reduce the market price for our Common Stock.

Failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

As a public company, we are required to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Internal control over financial reporting is complex and may be revised over time to adapt to changes in our business, or changes in applicable accounting rules. We cannot assure you that our internal control over financial reporting will be effective in the future or that a material weakness will not be discovered with respect to a prior period for which we had previously believed that internal controls were effective. If we are not able to maintain or document effective internal control over financial reporting, our independent registered public accounting firm will not be able to certify as to the effectiveness of our internal control over financial reporting. Matters impacting our internal controls may cause us to be unable to report our financial information on a timely basis, or may cause us to restate previously issued financial information, and thereby subject us to adverse regulatory consequences, including sanctions or investigations by the Securities and Exchange Commission (the “SEC”), or violations of applicable stock exchange listing rules. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Confidence in the reliability of our financial statements is also likely to suffer if we or our independent registered public accounting firm reports a material weakness in our internal control over financial reporting. This could materially adversely affect us by, for example, leading to a decline in our share price and impairing our ability to raise capital, if and when desirable.

If you purchase shares of Common Stock in this offering, you will suffer immediate dilution in the book value of your shares.

The public offering price is substantially higher than the pro forma as adjusted net tangible book value per share of our Common Stock based on the total value of our tangible assets less our total liabilities immediately following this offering.

Therefore, if you purchase shares of our Common Stock in this offering, you will experience immediate and substantial dilution of $         per share in the price you pay for shares of our Common Stock as compared to its pro forma as adjusted net tangible book value giving effect to this offering, assuming the issuance and sale of              shares of our Common Stock at the assumed public offering price of $         per share (the closing sales price of our Common Stock on the NYSE on                  , 2015). For further information on this calculation, see “Dilution” elsewhere in this Prospectus.

Your percentage ownership in New Media may be diluted in the future.

We may issue additional equity in order to raise capital or in connection with future acquisitions and strategic investments, which would dilute investors’ percentage ownership in New Media. In addition, your percentage ownership may be diluted if we issue equity instruments such as debt and equity financing.

Your percentage ownership in New Media may also be diluted in the future as a result of the New Media Warrants (as defined below). The New Media Warrants collectively represent the right to acquire New Media Common Stock, which in the aggregate are equal to 5% of New Media Common Stock as of the Effective Date (calculated prior to dilution from shares of New Media Common Stock issued pursuant to the Local Media Contribution) at a strike price of $46.35 calculated based on a total equity value of New Media prior to the Local Media Contribution of $1.2 billion as of the Effective Date. As a result, New Media Common Stock may be subject to dilution upon the exercise of such New Media Warrants.

Furthermore, your percentage ownership in New Media may be diluted in the future because of equity awards that we expect will be granted to our Manager pursuant to our Management Agreement. Our Board of Directors approved a Nonqualified Stock Option and Incentive Award Plan (the “Incentive Plan”) which provides for the grant of equity and equity-based awards, including restricted stock, stock options, stock appreciation rights, performance awards, restricted stock units, tandem awards and other equity-based and non-equity based awards, in each case to our Manager, to the directors, officers, employees, service providers, consultants and advisors of our Manager who perform services for us, and to our directors, officers, employees, service providers, consultants and advisors. Any future grant would cause further dilution. We have initially reserved 15 million shares of our Common Stock for issuance under the Incentive Plan; on the first day of each fiscal year beginning during the ten-year term of the Incentive Plan and in and after calendar year 2015, that number will be increased by a number of shares of our Common Stock equal to 10% of the number of shares of our Common Stock newly issued by us during the immediately preceding fiscal year (and, in the case of fiscal year 2014, after the effective date of the Incentive Plan). For a more detailed description of the Incentive Plan, see “Management—Nonqualified Stock Option and Incentive Award Plan.”

In connection with this offering, we will issue to an affiliate of our Manager options to purchase shares of our Common Stock, equal in number to 10% of the number of shares being offered hereby, with an exercise price equal to the offering price per share paid by the public or other ultimate purchaser. This option will also be granted upon the successful completion of any future offering of shares of our Common Stock or any shares of preferred stock. In addition, on September 23, 2014 we granted an affiliate of our Manager options to purchase 745,062 shares of our Common Stock. Our board of directors may also determine to issue options to the Manager or its affiliates that are not subject to the Plan, provided that the number of shares underlying any options granted to the Manager in connection with capital raising efforts would not exceed 10% of the shares sold in such offering and would be subject to NYSE rules.

Provisions in our amended and restated certificate of incorporation and amended and restated bylaws and of Delaware law may prevent or delay an acquisition of our company, which could decrease the trading price of our Common Stock.

Our amended and restated certificate of incorporation, amended and restated bylaws and Delaware law contain provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making such practices or bids unacceptably expensive to the raider and to encourage prospective acquirers to negotiate with our Board rather than to attempt a hostile takeover. These provisions provide for:

•	a classified board of directors with staggered three-year terms;

•	amendment of provisions in our amended and restated certificate of incorporation and amended and restated bylaws regarding the election of directors, classes of directors, the term of office of directors, the filling of director vacancies and the resignation and removal of directors only upon the affirmative vote of at least 80% of the then issued and outstanding shares of our capital stock entitled to vote thereon (provided, however, that for so long as Newcastle and certain other affiliates of Fortress and permitted transferees (collectively, the “Fortress Stockholders”) beneficially own at least 20% of our issued and outstanding Common Stock, such provisions may be amended with the affirmative vote of a majority of the voting interest of stockholders entitled to vote or by a majority of the entire Board of Directors);

•	amendment of provisions in our amended and restated certificate of incorporation regarding corporate opportunity only upon the affirmative vote of at least 80% of the then issued and outstanding shares of our Common Stock entitled to vote thereon;

•	removal of directors only for cause and only with the affirmative vote of at least 80% of the voting interest of stockholders entitled to vote in the election of directors (provided, however, that for so long as the Fortress Stockholders beneficially own at least 20% of our issued and outstanding Common Stock, directors may be removed with or without cause with the affirmative vote of a majority of the voting interest of stockholders entitled to vote);

•	our Board to determine the powers, preferences and rights of our preferred stock and to issue such preferred stock without stockholder approval;

•	provisions in our amended and restated certificate of incorporation and amended and restated bylaws prevent stockholders from calling special meetings of our stockholders (provided, however, that for so long as the Fortress Stockholders beneficially own at least 20% of our issued and outstanding Common Stock, Fortress Stockholders may call special meetings of our stockholders);

•	advance notice requirements applicable to stockholders for director nominations and actions to be taken at annual meetings;

•	a prohibition, in our amended and restated certificate of incorporation, stating that no holder of shares of our Common Stock will have cumulative voting rights in the election of directors, which means that the holders of majority of the issued and outstanding shares of our Common Stock can elect all the directors standing for election; and

•	action by our stockholders outside a meeting, in our amended and restated certificate of incorporation and our amended and restated bylaws, only by unanimous written consent (provided, however, that for so long as the Fortress Stockholders beneficially own at least 20% of our issued and outstanding Common Stock, our stockholders may act without a meeting by written consent of a majority of the voting interest of stockholders entitled to vote).

Public stockholders who might desire to participate in these types of transactions may not have an opportunity to do so, even if the transaction is considered favorable to stockholders. These anti-takeover provisions could substantially impede the ability of public stockholders to benefit from a change in control or a change in our management and Board and, as a result, may adversely affect the market price of our Common Stock and your ability to realize any potential change of control premium. See “Description of Our Capital Stock—Anti-Takeover Effects of Delaware Law, Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.”

CAUTIONARY NOTE REGARDING FORWARD LOOKING INFORMATION

Certain statements in this Prospectus or incorporated by reference in this Prospectus may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views regarding, among other things, our future growth, results of operations, performance and business prospects and opportunities, as well as other statements that are other than historical fact. Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “target(s),” “project(s),” “believe(s),” “will,” “aim,” “would,” “seek(s),” “estimate(s)” and similar expressions are intended to identify such forward-looking statements.

Forward-looking statements are based on management’s current expectations and beliefs and are subject to a number of known and unknown risks, uncertainties and other factors that could lead to actual results materially different from those described in the forward-looking statements. We can give no assurance that our expectations will be attained. Our actual results, liquidity and financial condition may differ from the anticipated results, liquidity and financial condition indicated in these forward-looking statements. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause our actual results to differ, possibly materially from expectations or estimates reflected in such forward-looking statements, including, among others:

•	general economic, market and political conditions;

•	the potential adverse effects of the Restructuring;

•	the risk that we may not realize the anticipated benefits of our acquisition of the Providence Journal or Halifax Media or potential future acquisitions;

•	the availability and cost of capital for future investments;

•	our ability to pay dividends;

•	our ability to realize the benefits of the Management Agreement;

•	the competitive environment in which we operate;

•	our ability to grow our digital business and digital audience and advertiser base;

•	our ability to recruit and retain key personnel.

Additional factors that could cause actual results to differ materially from our expectations include, but are not limited, to the risks identified by us under the heading “Risk Factors” and elsewhere in this Prospectus. Such forward-looking statements speak only as of the date on which they are made. Except to the extent required by law, we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements contained or incorporated by reference herein to reflect any change in our expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS FOR

NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a discussion of certain U.S. federal income and estate tax considerations generally applicable to the ownership and disposition of our Common Stock by Non-U.S. Holders. For purposes of this section under the heading “Certain U.S. Federal Income and Estate Tax Considerations for Non-U.S. Holders of our Common Stock,” a “Non-U.S. Holder” means a beneficial owner of our Common Stock that is a nonresident alien individual, a foreign corporation, or any other person that is not subject to U.S. federal income tax on a net income basis in respect of such Common Stock.

This discussion deals only with Common Stock held as capital assets by Non-U.S. Holders who acquire Common Stock in this offering. This discussion does not cover all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership or disposition of our Common Stock by investors in light of their specific facts and circumstances. In particular, this discussion does not address all of the tax considerations that may be relevant to persons in special tax situations, including persons that will hold our Common Stock in connection with a U.S. trade or business or a U.S. permanent establishment, certain former citizens or residents of the United States, and persons that are a “controlled foreign corporation,” a “passive foreign investment company” or a partnership or other pass-through entity for U.S. federal income tax purposes, or are otherwise subject to special treatment under the Internal Revenue Code (the “Code”), or non-U.S. Holders that have held, directly or indirectly, at any time during the five-year period ending on the date of the disposition, more than 5% of our Common Stock. This section does not address any other U.S. federal tax considerations (such as gift tax) or any state, local or non-U.S. tax considerations. You should consult your own tax advisors about the tax consequences of the purchase, ownership and disposition of our Common Stock in light of your own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of any changes in applicable tax laws.

Furthermore, this discussion is based upon on the Code, U.S. Treasury regulations, published administrative interpretations of the Internal Revenue Service (“IRS”), and judicial decisions, all of which are subject to differing interpretations or to change, possibly with retroactive effect. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

Dividends

In the event that we make a distribution of cash or property with respect to our Common Stock, any such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of a Non-U.S. Holder’s investment, up to such Non-U.S. Holder’s tax basis in our Common Stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “—Sale, Exchange or Other Taxable Disposition of our Common Stock.”

Dividends paid to a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable tax treaty. Even if a Non-U.S. Holder is eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to such Non-U.S. Holder, unless:

•	such Non-U.S. Holder has furnished to us or such other payor a valid IRS Form W-8-BEN-E or other documentary evidence establishing its entitlement to the lower treaty rate with respect to such payments and neither we nor our paying agent (or other payor) have actual knowledge or reason to know to the contrary, and

•

in the case of actual or constructive dividends, if required by the Foreign Account Tax Compliance Act or any intergovernmental agreement enacted pursuant to that law, such Non-U.S. Holder or any entity through which it receives such dividends have provided the withholding agent with certain information with respect to its or the entity’s direct and indirect U.S. owners, and if such Non-U.S. Holder holds our Common Stock through a foreign financial institution, such institution has entered into an agreement with the U.S. government to collect and provide to the U.S. tax authorities information about its accountholders (including certain investors in such institution or entity) and such Non-U.S. Holder has provided any required information to such institution.

If a Non-U.S. Holder is eligible for a reduced rate of U.S. federal withholding tax pursuant to an applicable income tax treaty or otherwise, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Investors are encouraged to consult with their own tax advisors regarding the possible implications of these withholding requirements on their investment in our Common Stock.

Sale, Exchange or Other Taxable Disposition of our Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale, exchange or other taxable disposition of our Common Stock unless:

•	in the case of an individual, such holder is present in the United States for 183 days or more in the taxable year of the sale, exchange or other taxable disposition, and certain other conditions are met, or

•	we are or have been a United States real property holding corporation for federal income tax purposes.

In the case of the sale or disposition of our Common Stock on or after January 1, 2017, a Non-U.S. Holder may be subject to a 30% withholding tax on the gross proceeds of the sale or disposition unless the requirements described in the last bullet point under “—Dividends” above are satisfied. Investors are encouraged to consult with their own tax advisors regarding the possible implications of these withholding requirements on their investment in our Common Stock and the potential for a refund or credit in the case of any withholding tax.

We have not been, are not and do not anticipate becoming a United States real property holding corporation for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which Non-U.S. Holders reside under the provisions of an applicable income tax treaty.

A Non-U.S. Holder may be subject to backup withholding for dividends paid to it unless it certifies under penalty of perjury that it is a Non-U.S. Holder or otherwise establishes an exemption. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

U.S. Federal Estate Tax

Any Common Stock held (or deemed held) by an individual Non-U.S. Holder at the time of his or her death will be included in such Non-U.S. Holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and giving effect to the sale of shares of our Common Stock to certain of our officers and directors, an officer of our Manager and certain employees of entities affiliated with our Manager that will not be subject to underwriting discounts or commissions, will be approximately $         million, assuming a public offering price of $         per share (the last reported sales price of our common stock on the NYSE on                     , 2015), or $         million if the underwriters exercise their option to purchase additional shares of Common Stock in full. We intend to use the proceeds from this offering for working capital and other general corporate purposes, which may include potential investments in, and acquisitions of, local media businesses and assets. Presently, we have no agreements with any potential acquisition parties as to which funding would be required. We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. Accordingly, management will have broad discretion over the use of the net proceeds to us from this offering and investors will be relying on the judgment of our management regarding the application of these proceeds. Pending their use, we plan to invest the net proceeds to us from this offering in short term, interest bearing obligations, investment grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

MARKET PRICE INFORMATION AND DIVIDENDS

Market Price Data

New Media Common Stock trades on the NYSE under the trading symbol “NEWM” since the spin-off from Newcastle. A “when-issued” trading market for New Media’s Common Stock on the NYSE began on February 4, 2014 and “regular-way” trading of New Media Common Stock began on February 14, 2014. Prior to February 4, 2014, there was no public market for New Media Common Stock. Set forth in the table below for the periods presented are the high and low sale prices for New Media Common Stock as reported on the NYSE.

	HIGH	LOW
Fiscal Year Ending December 28, 2013:
First Quarter (since February 4, 2013)	$15.65	$10.35
Second Quarter	$15.79	$12.89
Third Quarter	$17.95	$13.59
Fourth Quarter (through December 15, 2014)	$23.91	$15.76

From the most recent available Company information, on December 9, 2014 there were approximately 45 holders of record.

Dividends

New Media currently intends to distribute a substantial portion our free cash flow as a dividend to stockholders, through a quarterly dividend, subject to satisfactory financial performance, Board approval and dividend restrictions in the New Media Credit Agreement. The Board of Directors’ determinations regarding dividends will depend on a variety of factors, including the Company’s GAAP net income, free cash flow generated from operations or other sources, liquidity position and potential alternative uses of cash, such as acquisitions, as well as economic conditions and expected future financial results. On October 30, 2014, the Company announced a third quarter 2014 cash dividend of $0.27 per share of New Media Common Stock. The dividend was paid on November 20, 2014, to shareholders of record as of the close of business on November 12, 2014.

CAPITALIZATION

The following table sets forth cash and cash equivalents and capitalization of New Media as of September 28, 2014 (i) on an actual basis, (ii) on a pro forma basis to give effect to the Pro Forma Adjustments and (iii) on a pro forma as adjusted basis to give effect to the Pro Forma Adjustments as well as the sale of             shares of Common Stock by us in this offering at an assumed public offering price of $          per share (the closing sales price of our Common Stock on the NYSE on                     , 2015), after deducting the underwriting discount and estimated offering expenses payable by us.

This table should be read in conjunction with the Consolidated Financial Statements, Unaudited Condensed Consolidated Financial Statements, related notes and other financial information included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2013 and our Quarterly Report on Form 10-Q for the period ended September 28, 2014, which are incorporated by reference herein, and with the unaudited pro forma condensed combined financial information, included herein.

	As of September 28, 2014
	Actual	Pro forma	Pro forma as adjusted
	(in thousands, except share data)
Cash and cash equivalents	$135,063	$21,663	$

Debt:
New Media Credit Agreement(1)	232,275	398,875
Long-term liabilities, including current portion	5,650	10,123

Total long-term debt, including current portion	$237,925	$408,998	$

Stockholders’ equity:
Common stock, $0.01 par value, 37,466,495, and shares issued and outstanding on an actual, pro forma and pro forma as adjusted basis, respectively	375	375
Additional paid-in-capital	494,109	494,109
Accumulated other comprehensive income	458	458
Accumulated deficit	(7,462)	(7,462)

Total stockholders’ equity	487,480	487,480

Total capitalization	$725,405	$896,478	$

(1)	The New Media Credit Agreement provides for (i) a $200 million senior secured term facility and (ii) a $25 million senior secured revolving credit facility, with a $5 million sub-facility for letters of credit and a $5 million sub-facility for swing loans. In addition, the New Media Borrower may request one or more new commitments for term loans or revolving loans from time to time up to an aggregate total of $75 million subject to certain conditions.

DILUTION

If you invest in our Common Stock, your ownership interest will be diluted to the extent of the difference between the public offering price per share of our Common Stock and the pro forma as adjusted net tangible book value per share of our Common Stock upon consummation of this offering. Net tangible book value per share represents the book value of our total tangible assets less the book value of our total liabilities divided by the number of shares of Common Stock then issued and outstanding.

After giving effect to the Pro Forma Adjustments, our net pro forma net tangible book value as of September 28, 2014 would have been approximately $21,693,000 or approximately $0.58 per share, based on 37,466,495 shares of Common Stock issued and outstanding as of such date.

After giving effect to the Pro Forma Adjustments as well as the sale of              shares of Common Stock by us in this offering at an assumed public offering price of $         per share (the closing sales price of our Common Stock on the NYSE on                     , 2015), our pro forma as adjusted net tangible book value as of September 28, 2014 would have been approximately $            , or approximately $         per share. This represents an immediate and substantial dilution of $         per share to new investors purchasing Common Stock in this offering. The following table illustrates this dilution per share:

Assumed public offering price per share		$
Pro forma net tangible book value per share as of September 28, 2014 after giving effect to the Pro Forma Adjustments but before giving effect this offering	$0.58
Increase in net tangible book value per share attributable to this offering

Pro forma as adjusted net tangible book value per share after giving effect to the Pro Forma Adjustments as well as this offering

Dilution per share to new investors in this offering		$

The following table summarizes, as of September 28, 2014 on a pro forma basis for the Pro Forma Adjustments as well as this offering, the differences between the number of shares of Common Stock received from us in the spin-off and the total price and the average price per share attributed to existing stockholders’ shares of Common Stock and paid by the new investors in this offering, before deducting the underwriting discounts and estimated offering expenses payable by us, at an assumed public offering price of $         per share (the closing sales price of our Common Stock on the NYSE on                     , 2015)

	Shares Purchased			Total Consideration			Average Price per Share
	Number	Percent		Amount	Percent
	(in thousands)			(in thousands)
Existing stockholders	37,466		%	494,484		%		$13.20
New investors			%			%	$

Total		100.0%			100.0%

If the underwriters exercise their option to purchase additional shares of Common Stock in full, the pro forma as adjusted net tangible book value per share after this offering as of September 28, 2014 would be approximately $         per share and the dilution to new investors per share after this offering would be $         per share.

A $1.00 increase (decrease) in the assumed public offering price of $         per share (the closing sales price of our Common Stock on the NYSE on                     , 2015) would increase (decrease) total consideration paid by new investors and average price per share paid by new investors by $         and $1.00 per share, respectively. An

increase (decrease) of 1.0 million in the number of shares offered by us would increase (decrease) total consideration paid by new investors and average price per share paid by new investors by $         and $0 per share, respectively.

The pro forma information discussed above is for illustrative and informational purposes only. See “Unaudited Pro Forma Condensed Combined Financial Information.”

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet as of September 28, 2014 and the unaudited pro forma condensed combined statement of operations for the nine months ended September 28, 2014 and for the year ended December 29, 2013 are based on (i) the audited consolidated financial statements of New Media known as the Successor Company for the two months ended December 29, 2013 and the Predecessor Company for the ten months ended November 6, 2013 (ii) the unaudited consolidated financial statements of New Media as of and for the nine months ended September 28, 2014 (iii) the consolidated financial statements of Local Media for the eight months ended September 2, 2013 (iv) the consolidated financial statements of Providence Journal for the eight months ended September 2, 2014 and for the year ended December 31, 2013 and (v) the consolidated financial statements of Halifax Media as of and for the nine months ended September 30, 2014 and for the year ended December 31, 2013.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 28, 2014 and for the year ended December 29, 2013 gives effect to the Pro Forma Transactions as if the Pro Forma Transactions had occurred or had become effective as of December 31, 2012 (beginning of our fiscal year 2013). The unaudited pro forma condensed combined balance sheet as of September 28, 2014 gives effect to the Pro Forma Transactions as if they had occurred on September 28, 2014. The unaudited pro forma condensed combined financial information excludes the effects of this offering.

The pro forma financial information is provided for informational and illustrative purposes only and should be read in conjunction with “Use of Proceeds,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” New Media’s historical financial statements and related notes thereto, including Predecessor GateHouse’s historical consolidated financial statements and notes thereto, Local Media’s historical combined financial statements and notes thereto, Providence Journal’s historical consolidated financial statements and notes thereto and Halifax Media’s historical consolidated financial statements and notes thereto, each included elsewhere in this Prospectus or incorporated by reference herein.

The unaudited pro forma condensed combined financial information has been prepared to reflect adjustments to our historical consolidated financial information that are (i) directly attributable to the Pro Forma Transactions, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on our results.

The unaudited pro forma condensed combined financial information reflects the following Pro Forma Transactions:

•	commencing from the date of the Listing, New Media’s management and incentive fee payable to the Manager by us;

•	adoption of fresh start accounting by GateHouse in accordance with ASC 852, upon confirmation of the Plan;

•	cancellation of our Predecessor’s 2007 Credit Facility and related interest rate swaps in exchange for New Media Common Stock pursuant to the Plan and entry into the two certain Term Loan and Security Agreements dated November 26, 2013 (the “GateHouse Credit Facilities”);

•	impact of Local Media purchase accounting adjustments, in accordance with ASC 805, as a result of GateHouse consolidation of Local Media beginning on September 3, 2013 and Newcastle’s contribution of 100% common stock of Local Media Parent to New Media in exchange for New Media Common Stock pursuant to the Plan;

•	payment of GateHouse Credit Facilities and Credit Agreement dated September 3, 2013 (the “Local Media Credit Facility”) in full and entering into the New Media Credit Agreement; and

•	impact of Providence Journal and Halifax Media purchase accounting adjustments, in accordance with ASC 805, and the incremental financing under the New Media Credit Agreement in connection with these acquisitions.

The impact of adoption of fresh start accounting, cancellation of Predecessor 2007 Credit Facility, refinancing of GateHouse Credit Facilities and Local Media Credit Facility and acquisitions of Local Media and Providence Journal are already reflected in the Company’s historical consolidated balance sheet as of September 28, 2014 and the impact of adoption of fresh start accounting and acquisition of Local Media are already reflected in the historical consolidated statement of operations of New Media for the nine months ended September 28, 2014; accordingly, no pro forma adjustment has been made to these financial statements as the impact of such transactions is included in our respective historical financial information.

The unaudited pro forma condensed combined statement of operations for the year ended December 29, 2013 excludes approximately $947.6 million of non-recurring charges that the Company incurred in connection with certain Pro Forma Transactions, including reorganization gain on the extinguishment of debt, gain on fresh-start accounting and other reorganization expenses.

Each of the transactions reflected in the adjustments is described in more detail below.

The unaudited pro forma condensed combined financial information is included for illustrative and informational purposes only and does not purport to reflect our results of operations or financial condition had the pro forma transactions occurred at an earlier date. The unaudited pro forma condensed combined financial information also should not be considered representative of our future financial condition or results of operations.

GateHouse Effects of Plan and Fresh Start and Other Adjustments

New Media had no operations until November 26, 2013, when it assumed control of GateHouse and Local Media. GateHouse was determined to be the Predecessor to New Media, as the operations of GateHouse comprise substantially all of the business operations of the combined entities. On September 27, 2013, our Predecessor filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code. On November 6, 2013 (the “Confirmation Date”) the Bankruptcy Court confirmed the Plan. Our Predecessor effected the transactions contemplated by the Plan and emerged from Chapter 11 protection on the Effective Date.

Upon confirmation of the Plan by the Bankruptcy Court on November 6, 2013, New Media adopted fresh start accounting. Under fresh start accounting, a new entity is deemed to have been created for financial reporting purposes and the Predecessor’s recorded amounts of assets and liabilities were adjusted to reflect their estimated fair values. As a result of the adoption of fresh start accounting, New Media’s reorganized company post-emergence financial statements are generally not comparable with the financial statements of the Predecessor prior to November 6, 2013.

The Plan discharged claims and interests against our Predecessor primarily through the (a) issuance of New Media Common Stock, (b) Newcastle’s contribution of 100% common stock of Local Media Parent to New Media in exchange for New Media Common Stock, (c) reinstatement of certain claims, and (d) issuance of the New Media Warrants to the former equity holders in our Predecessor. See Note 3 to New Media’s Consolidated Financial Statements, “Fresh Start Accounting,” in our Annual Report on Form 10-K for the fiscal year ended December 29, 2013, incorporated by reference herein.

On November 26, 2013, GateHouse entered into the Gatehouse Credit Facilities. Pursuant to the Plan, but not a condition to the effectiveness of the Plan, holders of the 2007 Credit Facility and related interest rate swaps outstanding debt who elected to receive New Media Common Stock received their pro rata share of the net proceeds. The net proceeds distributed to these holders totaled $149.0 million. The GateHouse Credit Facilities were subsequently refinanced on June 4, 2014. See following section “New Media Refinancing Adjustments”.

On the Effective Date, New Media entered into the Management Agreement pursuant to which the Manager will manage the operations of New Media. Commencing from the Listing, New Media will pay its Manager a management fee equal to 1.5% of New Media’s Total Equity (as defined in the Management Agreement) and the Manager is eligible to receive incentive compensation.

The effects of the Plan, adoption of fresh start accounting and entry into the GateHouse Credit Facilities and Management Agreement are collectively referred to as the Restructuring.

The Restructuring transactions are reflected in the audited financial statements of New Media as of the Confirmation Date and November 26, 2013 for the GateHouse Credit Facilities. As such, the historical consolidated balance sheet reflects these transactions. The unaudited pro forma condensed combined statement of operations combines the Predecessor ten months ended November 6, 2013 and the Successor, New Media, two months ended December 29, 2013. The Successor two months ended December 29, 2013 reflects the effects of the Restructuring. The unaudited pro forma condensed combined statement of operations gives effect to the Restructuring for the Predecessor period as if the Restructuring had occurred on December 31, 2012.

The “GateHouse Effects of Plan and Fresh Start and Other Adjustments” column in the unaudited pro forma condensed combined statement of operations gives effect to the following: (i) the termination of the 2007 Credit Facility and related interest rate swap and (ii) the revised depreciation and amortization expense due to the revaluation of the tangible and intangible assets upon the application of fresh start accounting by GateHouse, in accordance with ASC 852. The reorganization gain resulting from the extinguishment of the prepetition debt pursuant to the Plan, gain on fresh start accounting, and other reorganization expenses were approximately $947.6 million. The reorganization gain and other reorganization expenses is eliminated in the unaudited pro forma condensed combined statement of operations as the reorganization gains and expenses are non-recurring. The “GateHouse Effects of Plan and Fresh Start and Other Adjustments” column also includes the Company’s entry into the GateHouse Credit Facilities and Management Agreement as, though not directly an element of the Plan, they are components of the overall restructuring.

For additional information regarding the “GateHouse Effects of Plan and Fresh Start and Other Adjustments,” see the notes to the pro forma financial information.

Local Media Purchase Accounting and Other Adjustments

On September 3, 2013, Newcastle completed the acquisition of Local Media from News Corp (the “Local Media Acquisition”). At that time, the Local Media operations were managed by GateHouse, pursuant to a management and advisory agreement. As a result of this agreement, management determined that Local Media was a variable interest entity and that GateHouse was the primary beneficiary because it had both the power to direct the activities that most significantly impact the economic performance of Local Media and it participated in the residual returns of Local Media that could be significant to Local Media. Because GateHouse was the primary beneficiary, it consolidated Local Media beginning September 3, 2013.

As part of the Plan, Newcastle agreed to contribute 100% of the stock of Local Media Parent to New Media. Following the Restructuring, the Company accounted for the consolidation of Local Media under the purchase method of accounting in accordance with ASC 805 as New Media obtained a controlling financial interest in Local Media. Accordingly, the assets acquired and liabilities assumed were recorded at their acquisition date fair values. Such acquisition value was not materially different from the acquisition value allocated upon GateHouse’s consolidation of Local Media in accordance with ASC 805 on September 3, 2013.

As Local Media was consolidated in GateHouse historical results beginning on September 3, 2013, the pro forma adjustments are only for the period from December 31, 2012 through September 2, 2013. These adjustments are included in a separate column labeled as “Local Media Purchase Accounting and Other Adjustments” to reflect the purchase accounting impact on depreciation, amortization and interest expense as if the purchase accounting occurred as of December 31, 2012.

Local Media’s fiscal year ends on the last Sunday in June. The unaudited pro forma condensed combined statements of operations were created with a year end on the last Sunday in December, which is consistent with the historical consolidated financial statements of GateHouse. Local Media results from September 3, 2013 are included in the historical GateHouse results of operations. The historical results of Local Media for the eight months ended September 2, 2013 were derived by taking the historical results of operations of Local Media for the year ended June 30, 2013, and subtracting Local Media’s historical results of operations for the six months ended December 30, 2012, and adding the two months of historical results of operations from July 1, 2013 to September 2, 2013.

See Note 4 to New Media’s Consolidated Financial Statements, “Local Media Acquisition,” in our Annual Report on Form 10-K for the fiscal year ended December 29, 2013, incorporated by reference herein.

To conform the fiscal periods of Local Media’s historical combined financial statements to that of New Media, the following amounts were excluded from the pro forma financial information. Local Media had revenue of $28,320 and net income of $1,505 for the two month period from July 1, 2013 to September 2, 2013.

Local Media’s Fiscal Year Ended June 30, 2013
Excluded from the Year Ended December 29, 2013
Revenues	$83,345
Income from continuing operations	$11,913

New Media Refinancing Adjustments

On June 4, 2014, New Media entered the New Media Credit Agreement which provides for (i) the Term Loan Facility and (ii) the Revolving Credit Facility. The Term Loan Facility matures on June 4, 2020 and the maturity date for the Revolving Credit Facility is June 4, 2019. In addition, New Media may request one or more new commitments for term loans or revolving loans from time to time up to an aggregate total of $75,000.

The proceeds of the New Media Credit Agreement, which included a $6,725 original issue discount, were used to repay in full all amounts outstanding under the GateHouse Credit Facilities, the Local Media Credit Facility and to pay fees associated with the financing, with the balance going to the Company for general corporate purposes.

One lender under the New Media Credit Agreement was also a lender under the GateHouse Credit Facilities. This portion of the transaction was accounted for as a modification under ASC Topic 470-50, “Debt Modifications and Extinguishments” (“ASC 470-50”), as the difference between the present value of the cash flows under the New Media Credit Agreement and the present value of the cash flows under the GateHouse Credit Facilities was less than 10%. The unamortized deferred financing costs and original issuance discount balances as of the refinance date pertaining to this lender’s portion of the GateHouse Credit Facilities will be amortized over the terms of the new facility. The remaining portion of the GateHouse Credit Facilities and the Local Media Credit Facility debt refinancing constituted an extinguishment of debt under ASC 470-50, and was accounted for accordingly.

The refinancing related adjustments are reflected in the unaudited financial statements of New Media as of September 28, 2014. As such, the historical consolidated balance sheet reflects this transaction. Adjustments to the statement of operations related to the refinancing are in a separate column titled “New Media Refinancing Adjustments” to reflect the impact on interest expense and amortization of deferred financing costs as if the refinancing occurred as of December 31, 2012.

See Note 7 to New Media’s Unaudited Condensed Consolidated Financial Statements, “Indebtedness,” in our Quarterly Report on Form 10-Q for the period ended September 28, 2014, incorporated by reference herein.

Providence Journal Purchase Accounting and Other Adjustments

On September 3, 2014, New Media completed its acquisition of the assets of Providence Journal Company. The “Providence Journal Purchase Accounting and Other Adjustments” column of the pro forma financial information gives effect to preliminary purchase accounting adjustments in accordance with ASC 805. The Providence Journal acquisition was financed with $9.0 million of revolving debt that will mature on June 4, 2019, $25.0 million of additional term debt under the New Media Credit Agreement that will mature on June 4, 2020 and $13.0 million of cash. The revolving debt has an interest rate of LIBOR plus 5.25% and the term loan has an interest rate of LIBOR, or minimum of 1%, plus 6.25%. Original issue discount of $0.5 million was incurred related to the consummation of this debt. The purchase price, including estimated working capital, of approximately $48.7 million was allocated to the fair value of the net assets acquired and any excess value over the tangible and identifiable intangible assets was recorded as goodwill.

As Providence Journal was consolidated in New Media historical results beginning on September 3, 2014, the purchase accounting adjustments are therefore already recorded within the column “New Media Historical September 28, 2014” on the unaudited pro forma condensed combined balance sheet. The unaudited pro forma condensed combined statements of operations for the year ended December 29, 2013 and for the nine months ended September 28, 2014 include a separate column for Providence Journal adjustments labeled as “Providence Journal Purchase Accounting and Other Adjustments.”

The following table summarizes the preliminary allocation of the acquisition value of $48.7 million to the fair value of Providence Journal’s assets and liabilities and the identified intangible assets based on pro forma values as of September 28, 2014. The excess of acquisition value over the amounts allocated to the identified intangible assets and the fair value of tangible assets and liabilities was recorded as goodwill. The purchase price allocations are preliminary based upon all information available to us at the present time and are subject to working capital and other adjustments. The value assigned to property, plant and equipment, intangible assets and goodwill is preliminary and subject to the completion of valuations to determine the fair market value of the tangible and intangible assets. The final calculation of working capital and other adjustments and determination of fair values for tangible and intangible assets may result in different allocations among the various asset classes from those set forth below and any such differences could be material. No assurance can be given that the amount recorded as goodwill would be recoverable as part of the required annual test for goodwill impairment

Current assets	$10,100
Property, plant and equipment	32,080
Advertiser relationships	1,780
Subscriber relationships	1,510
Customer relationships	1,810
Mastheads	3,700
Goodwill	3,672

Total assets	54,652
Current liabilities	5,966

Total liabilities	5,966

Net assets	$48,686

The Company obtained a third party independent valuation to assist in the determination of the fair values of property, plant and equipment and intangible assets. The property, plant and equipment valuation included an analysis of recent comparable sales and offerings of land parcels in each of the subject’s markets. The estimated fair value is supported by the consideration to be paid and was determined using standard generally accepted appraisal practices and valuation procedures. The valuation firm used the three basic approaches to value: the cost approach (used for equipment where an active secondary market is not available and building improvements), the direct sales comparison (market) approach (used for land and equipment where an active secondary market is available) and the income approach (used for intangible assets). These approaches used are based on the cost to reproduce assets, market exchanges for comparable assets and the capitalization of income. Useful lives range from 1 to 15 years for personal property and 4 to 28 years for real property.

The valuation utilized a relief from royalty method, an income approach, to determine the fair value of mastheads. Key assumptions utilized in this valuation include revenue projections, a royalty rate of 1.5%, a long term growth rate of 0.0%, a tax rate of 39.2% and a discount rate of 21.5%. The Company valued the following intangible assets using the income approach, specifically the excess earnings method: subscriber relationships, advertiser relationships and customer relationships. In determining the fair value of these intangible assets, the excess earnings approach values the intangible asset at the present value of the incremental after-tax cash flows attributable only to the asset after deducting contributory asset charges. The incremental after-tax cash flows attributable to the subject intangible asset are then discounted to their present value. A static pool approach using historical attrition rates was used to estimate attrition rates of 3.0% to 10.0% for advertiser relationships, subscriber relationships and customer relationships. The long term growth rate was estimated to be 0.0% and the discount rate was estimated at 22.0%. Amortizable lives range from 13 to 16 years for subscriber relationships, advertiser relationships and customer relationships, while mastheads are considered a non-amortizable intangible asset.

Halifax Media Purchase Accounting and Other Adjustments

On November 20, 2014, New Media entered into an agreement to acquire substantially all of the assets of Halifax Media for $280.0 million. The “Halifax Media Purchase Accounting and Other Adjustments” column of the pro forma financial information gives effect to preliminary purchase accounting adjustments in accordance with ASC 805.

The Halifax Media acquisition is anticipated to be financed with $170.0 million of additional term debt under the New Media Credit Agreement that will mature on June 4, 2020 and $110.0 million of cash. The term loan is anticipated to have an interest rate of LIBOR (with a minimum of 1%) plus 5.75%. Original issue discount of $3.4 million is expected to be incurred related to the consummation of this debt. The purchase price of approximately $280.0 million will be allocated to the fair value of the net assets acquired and any excess value over the tangible and identifiable intangible assets will be recorded as goodwill.

The Company obtained a preliminary third party independent valuation to assist in the determination of the fair values of property, plant and equipment and intangible assets. The property, plant and equipment valuation includes an analysis of recent comparable sales and offerings of land parcels in each of the subject’s markets. The estimated fair value is supported by the consideration to be paid and was determined using standard generally accepted appraisal practices and valuation procedures. The valuation firm used the three basic approaches to value: the cost approach (used for equipment where an active secondary market is not available and building improvements), the direct sales comparison (market) approach (used for land and equipment where an active secondary market is available) and the income approach (used for intangible assets). These approaches used are based on the cost to reproduce assets, market exchanges for comparable assets and the capitalization of income. Useful lives range from 2 to 10 years for personal property and 11 to 39 years for real property.

The valuation utilized a relief from royalty method, an income approach, to determine the fair value of mastheads. Key assumptions utilized in this valuation include revenue projections, a royalty rate of 2.0%, a long term growth rate of 0.0%, a tax rate of 39.2% and a discount rate of 17.0%. The Company valued the following intangible assets using the income approach, specifically the excess earnings method: subscriber relationships, advertiser relationships and customer relationships. In determining the fair value of these intangible assets, the excess earnings approach values the intangible asset at the present value of the incremental after-tax cash flows attributable only to the asset after deducting contributory asset charges. The incremental after-tax cash flows attributable to the subject intangible asset are then discounted to their present value. A static pool approach using historical attrition rates was used to estimate attrition rates of 5.0% to 10.0% for advertiser relationships, subscriber relationships and customer relationships. The long term growth rate was estimated to be 0.0% and the discount rate was estimated at 17.5%. Amortizable lives range from 14 to 17 years for subscriber relationships, advertiser relationships and customer relationships, while mastheads are considered a non-amortizable intangible asset.

The valuations used in this Prospectus represent current estimates based on data available. However, updates to these valuations will be completed as of the acquisition date based on the results of asset and liability valuations, as well as the related calculation of deferred income taxes. The differences between the actual valuations and the current estimated valuations used in preparing the pro forma financial information may be material and will be reflected in our future balance sheets and may affect amounts, including depreciation and amortization expense, which we will recognize in our statement of operations post acquisition. As such, the pro forma financial information may not accurately represent our post acquisition financial condition or results from operations and any differences may be material.

NEW MEDIA INVESTMENT GROUP AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Statements of Operations

(In thousands, except share and per share data)

			Year Ended December 29, 2013
	New Media Historical Two Months Ended December 29, 2013	GateHouse Predecessor Ten Months Ended November 6, 2013	GateHouse Effects of Plan, Fresh Start and Other Adjustments		Local Media Historical September 2, 2013	Local Media Purchase Accounting and Other Adjustments		New Media Refinancing Adjustments		Providence Journal Historical December 31, 2013		Providence Journal Purchase Accounting and Other Adjustments		Halifax Media Historical December 31, 2013	Halifax Media Purchase and Accounting and Other Adjustments		Pro Forma Year Ended December 29, 2013
Revenues:
Advertising	$63,340	$265,078			$52,308					$41,015				$209,140			$630,881
Circulation	29,525	118,810			33,855					34,042				94,359			310,591
Commercial printing and other	10,366	29,402			17,372					15,012				24,822			96,974

Total revenues	103,231	413,290	—		103,535	—		—		90,069		—		328,321	—		1,038,446
Operating costs and expenses:
Operating costs	56,614	232,066			93,358	(34,131	)(h)			80,024		(32,616	)(n)	273,833	(125,491	)(q)	543,657
Selling, general, and administrative	28,749	136,832	(2,428	)(a,f)		34,131	(h)					32,616	(n)		125,491	(q)	355,391
Depreciation and amortization	6,588	33,409	(8,058	)(b)	5,351	2,195	(i)			7,872		(2,202	)(o)	10,049	8,011	(r)	63,215
Integration and reorganization costs	1,758	1,577															3,335
Impairment of long-lived and intangible assets	—	91,599			42,268									1,704			135,571
Loss on sale of assets	27	1,163												185			1,375

Operating income (loss)	9,495	(83,356)	10,486		(37,442)	(2,195)		—		2,173		2,202		42,550	(8,011)		(64,098)
Interest expense	1,640	74,358	(73,988	)(c)		1,656	(j)	12,108	(l)			2,382	(p)	12,479	(324	)(s)	30,311
Amortization of deferred financing costs	171	842	(754	)(d)		284	(j)	56	(m)								599
Loss on derivative instruments	—	14	(14	)(e)													—
Other (income) expense	(13)	1,004								(256)							735
Reorganization items, net	—	(947,617)	947,617	(f)													—

Income (loss) from continuing operations before income taxes	7,697	788,043	(862,375)		(37,442)	(4,135)		(12,164)		2,429		(180)		30,071	(7,687)		(95,743)
Income tax expense (benefit)	491	(197)	(26,382	)(t)	(13,742)	(2,535	)(t)	(4,762	)(t)	1,269	(t)	(389	)(t)	—	8,763	(t)	(37,484)

Income (loss) from continuing operations	$7,206	$788,240	$(835,993)		$(23,700)	$(1,600)		$(7,402)		$1,160		$209		$30,071	$(16,450)		$(58,259)

Loss per share:
Basic and diluted:
Income (loss) from continuing operations	$0.24																$(1.93	)(g)
Basic weighted average shares outstanding	30,000,000																30,163,750
Diluted weighted average shares outstanding	30,000,000																30,163,750

NEW MEDIA INVESTMENT GROUP AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Statements of Operations

(In thousands, except share and per share data)

	Nine Months Ended September 28, 2014
	New Media Historical September 28, 2014	New Media Refinancing Adjustments		Providence Journal September 29, 2014	Providence Journal Purchase Accounting and Other Adjustments		Halifax Media Historical September 30, 2014	Halifax Media Purchase and Accounting and Other Adjustments		Pro Forma September 28, 2014
Revenues:
Advertising	$275,220			$25,035			$153,796			$454,051
Circulation	140,274			22,670			76,392			239,336
Commercial printing and other	50,033			10,650			19,970			80,653

Total revenues	465,527	—		58,355	—		250,158	—		774,040
Operating costs and expenses:
Operating costs	266,540			50,829	(19,295	)(n)	217,227	(99,549	)(q)	415,752
Selling, general, and administrative	156,241	(1,111	)(a,k)		19,295	(n)		99,549	(q)	273,974
Depreciation and amortization	30,822			4,826	(1,046	)(o)	8,684	4,860	(r)	48,146
Integration and reorganization costs	1,970									1,970
Loss on sale of assets	1,074						18			1,092

Operating income (loss)	8,880	1,111		2,700	1,046		24,229	(4,860)		33,106
Interest expense	12,006	(175	)(l)		1,786	(p)	2,404	6,712	(s)	22,733
Amortization of deferred financing costs	903	(454	)(m)							449
Loss on early extinguishment of debt	9,047	(9,047	)(k)							—
Loss (gain) on derivative instruments	51	(51	)(m)							—
Other (income) expense	(162)			245			—			83

(Loss) income from continuing operations before income taxes	(12,965)	10,838		2,455	(740)		21,825	(11,572)		9,841
Income tax expense (benefit)	1,703	(2,536	)(t)	1,056	(385	)(t)	—	4,014	(t)	3,852

(Loss) income from continuing operations	$(14,668)	$13,374		$1,399	$(355)		$21,825	$(15,586)		5,989

(Loss) income per share:
Basic (Loss) income from continuing operations	$(0.49)									$0.20	(g)
Diluted (Loss) income from continuing operations	$(0.49)									$0.19	(g)
Basic weighted average shares outstanding	30,163,750									30,163,750
Diluted weighted average shares outstanding	30,163,750									31,542,099

GateHouse Effects of Plan, Fresh Start and Other Adjustments

a.	Commencing from the Listing, we pay our Manager a management fee equal to 1.5% per annum of Total Equity calculated and payable monthly in arrears in cash. Total Equity is generally the equity transferred by Newcastle to the Company upon Listing, plus total net proceeds from any equity capital raised (including through stock offerings), plus certain capital contributions to subsidiaries, plus the equity value of assets transferred to the Company prior to or after the date of the Management Agreement, less capital dividends and capital distributions. In addition to the management fee and commencing from the Listing, our Manager is eligible to receive on a quarterly basis annual incentive compensation in an amount equal to the product of 25.0% of the dollar amount by which (a) the adjusted net income of the Company exceeds (b)(i) the weighted daily average Total Equity (plus cash capital raising costs), multiplied by (ii) a simple interest rate of 10.0% per annum.

This adjustment reflects the impact of the management fee and is calculated based on the pro forma financial information. For purposes of the pro forma, the equity value of $390.4 million, which is equal to the equity transferred by Newcastle to the Company upon Listing, is utilized and resulted in a management fee of $5.9 million for the year ended December 29, 2013. An adjustment of $0.6 million is included for the nine months ended September 28, 2014 to reflect the pro forma impact of the management fee from the beginning of the year to the Listing date, refer to table below:

Nine months ended September 28, 2014
Total Equity	$390,449

Base management fee of 1.5%	4,393
Elimination of historical management fee	(3,727)

Management fee adjustment	$666

The adjusted net loss, which excludes depreciation and amortization and adjusts for cash taxes, was $32.5 million for the year ended December 29, 2013 resulted in no incentive compensation for the year. The table below sets forth the calculation of the incentive compensation:

Year ended December 29, 2013
New Media pro forma net loss	$(58,259)
Plus: income taxes	(37,484)
Plus: depreciation and amortization	63,215
Less: cash taxes	—

Adjusted net loss	(32,528)
10% of Total Equity	39,045

Adjusted net income less 10% of Total Equity	—

Incentive compensation at 25% of the excess of adjusted net income over 10% of Total Equity	$—

No incentive compensation is included in the pro forma statement of operations for the nine months ended September 28, 2014.

b.

This adjustment reflects the adoption of fresh start accounting resulting in the revaluation of the tangible and intangible assets. The fair value of Predecessor GateHouse’s property, plant and equipment exceeded its carrying value by approximately $97.5 million and its intangible assets carrying value exceeded its fair value by approximately $33.3 million. This adjustment eliminates the historical depreciation and amortization expense and records the incremental ten months of depreciation and amortization based on the fair values determined as of the Confirmation Date. Refer to the audited consolidated financial statements of New Media for the year ended December 29, 2013 for additional information on the useful lives and fair value disclosures.

The following tables provide the details on the depreciation and amortization adjustments:

Year ended December 29, 2013
Incremental ten months Successor GateHouse depreciation	$18,211
Elimination of Predecessor GateHouse depreciation*	(13,266)

Total increase in depreciation adjustment	$4,945

Year ended December 29, 2013
Incremental ten months Successor GateHouse amortization	$5,243
Elimination of Predecessor GateHouse amortization	(18,246)

Total decrease in amortization adjustment	$(13,003)

*	Excludes $1.9 million of depreciation expense for Local Media Predecessor included in the column “GateHouse Predecessor ten months ended November 6, 2013” from date of acquisition (September 3, 2013) through November 6, 2013. See Note i for depreciation adjustment related to Local Media.

c.	The Restructuring provided for substantial changes to our debt structure as of November 26, 2013. This adjustment eliminates the Predecessor GateHouse interest expense of approximately $74.0 million, excluding $0.4 million of interest expense for Local Media Predecessor included in the column “GateHouse Predecessor ten months ended November 6, 2013” from acquisition date (September 3, 2013) through November 6, 2013.

d.	The pro forma impact associated with the extinguishment of the 2007 Credit Facility is $0.8 million, which excludes $0.1 million for Local Media Predecessor included in the column “GateHouse Predecessor ten months ended November 6, 2013” from acquisition date (September 3, 2013) through November 6, 2013, is eliminated by this adjustment.

e.	The Restructuring of the debt eliminated the derivative instruments that are secured pursuant to the 2007 Credit Facility. As a result, this adjustment eliminates any gain or loss on these instruments included in the column “GateHouse Predecessor ten months ended November 6, 2013.”

f.	Reflects the elimination of our bankruptcy-related reorganization expenses of $8.3 million, which were recorded as a selling, general, and administrative expense, and reorganization items incurred during Chapter 11 of $947.6 million as follows:

Predecessor Company
Write-off of predecessor deferred financing fees	$948
Credit agreement amendment fees	6,790
Bankruptcy fees	11,643
Net gain on reorganization adjustments	(722,796)
Net gain on fresh start adjustments	(246,243)
Adjustment to the allowed claim for derivative instruments	2,041

Total reorganization items	(947,617)

g.

Our Predecessor’s equity interests outstanding were cancelled pursuant to the Plan and New Media issued shares of Common Stock with a par value of $0.01 per share. The number of shares used to compute pro forma basic and diluted loss per share for the year ended December 29, 2013 and basic earnings per share for the nine months ended September 28, 2014 is 30,163,750 which is the number of weighted average shares outstanding as of September 28, 2014. The diluted shares outstanding of 31,542,099 for nine months ended September 28, 2014 include the warrants and restricted shares discussed below. The pro forma basic and diluted loss per share for the year ended December 29, 2013 is estimated to be $1.93 and the pro forma basic and diluted loss per share for the nine months ended September 28, 2014 are estimated to be $0.20 and $0.19.

Year ended December 29, 2013
Pro forma net loss	$(58,259)
New Media Common Stock outstanding	30,164

Pro forma loss per share (amounts in dollars)	$(1.93)

Nine months ended September 28, 2014
Pro forma net income	$5,989
New Media Common Stock outstanding	30,164

Pro forma basic earnings per share (amounts in dollars)	$0.20

Nine months ended September 28, 2014
Pro forma net income	$5,989
New Media diluted shares outstanding	31,542

Pro forma diluted earnings per share (amounts in dollars)	$0.19

For the year ended December 29, 2013, we did not include any potential shares issuable upon exercise of the New Media Warrants or unvested restricted share grants in the diluted loss per share calculation as their effect would have been anti-dilutive to the per share calculations. For the nine months ended September 28, 2014, the diluted shares outstanding include 1,362,479 warrants and 15,870 restricted shares granted. See Note 3 to New Media’s Consolidated Financial Statements, “Fresh Start Accounting,” in our Annual Report on Form 10-K for the fiscal year ended December 29, 2013, incorporated by reference herein.

Local Media Purchase Accounting and Other Adjustments

h.	Historical results for Local Media reported operating expense, which includes both operating and selling, Local Media Purchase Accounting and Other Adjustments general and administrative expenses. This adjustment allocates expense to both categories to conform to our statement of operations classification.

i.	Upon the acquisition, the purchase price of Local Media was allocated to the fair value of its assets and liabilities. The fair value of its property, plant and equipment exceeded its carrying value as of the acquisition date by approximately $9.4 million. The unaudited pro forma condensed combined statement of operations reflects the depreciation adjustment based on the fair value. The pro forma adjustment to depreciation expense includes an increase of $2.2 million for the year ended December 29, 2013. No adjustment was made for amortization expense as the fair value change was minimal. See Note 4 to New Media’s Consolidated Financial Statements, “Local Media Acquisition,” in our Annual Report on Form 10-K for the fiscal year ended December 29, 2013, incorporated by reference herein.

j.

The financing of the Local Media Acquisition included $33.0 million of debt, which matures in September 2018 and has an interest rate of LIBOR, or minimum of 1.00%, plus 6.50%. Financing costs of $1.9 million were incurred related to this financing and are amortized over the five year term. This adjustment estimates the impact of interest expense and the amortization of deferred financing costs for Local Media. Every 1/8 of a percent change in LIBOR, after the 1.0% minimum is exceeded, would result in a $41,000 change in annual interest expense.

The following table provides the interest expense and financing fee amortization:

Year ended December 29, 2013
Interest expense on Local Media financing at 7.50%	$1,656
Deferred financing fees amortized over 5 years	$284

New Media Refinancing Adjustments

k.	As part of the debt refinancing, $1.8 million of third party fees associated with the modified debt did not meet capitalization requirements and were expense as incurred during the nine months ended September 28, 2014. Additionally, a loss of $9.0 million was recognized on the extinguishment of the debt. This adjustment eliminates the impact of these nonrecurring items.

l.	The debt refinancing and entering into the New Media Credit Agreement will result in a net increase to the interest expense of $12.1 million for the year ended December 29, 2013. This includes the annual amortization of the additional original issuance discount of $6.7 million from the New Media Credit Agreement as well as approximately $0.9 million of original issuance discount related to the modification of the GateHouse Credit Facilities in relation to the lender under both agreements. The $7.6 million of original issue discount will be amortized over the 6 year term of the New Media Credit Agreement.

For the nine months ended September 28, 2014, the debt refinancing will result in a $0.2 million decrease in interest expense.

The tables below provide the calculation of the pro forma interest expense:

Year ended December 29, 2013
Full year interest expense on New Media Term Loan Facility at 7.25%	$14,500
Full year original issuance discount accretion on New Media Term Loan Facility	1,274
Elimination of GateHouse Credit Facilities and Local Media Credit Facility interest expense	(3,666)

Total increase to interest expense adjustment	$12,108

Nine months ended September 28, 2014
Nine months interest expense on New Media Term Loan Facility at 7.25%	$10,875
Nine months original issuance discount accretion on New Media Term Loan Facility	956
Elimination of GateHouse Credit Facilities and Local Media Credit Facility interest expense	(12,006)

Total decrease to interest expense adjustment	$(175)

Our weighted average interest rate on the New Media Credit Agreement was approximately 7.25% as the Revolving Credit Facility is assumed to be undrawn. A 1/8% increase or decrease in the weighted average interest rate, including from an increase in LIBOR (excluding the impact of the LIBOR floor), would increase or decrease interest expense on the New Media Credit Agreement by approximately $0.2 million annually.

	Drawn	Rate	Weighted Average
Revolving Credit Facility	$—	5.45%	—%
Term Loan Facility	200,000	7.25%	7.25%

	$200,000		7.25%

m.	As a result of the refinancing, the Company had a total of $3.6 million of deferred financing fees related to the New Media Credit Agreement. These deferred financing fees included arrangement fees, legal and other related costs. The following table presents the pro forma impact of the deferred financing fees associated with the New Media Credit Agreement and those associated with the elimination of the GateHouse Credit Facilities and Local Media Credit Facility.

Year ended December 29, 2013
Total new deferred financing fees	$3,593
Amortization period	5-6 years
Full year New Media Credit Agreement deferred financing fees	599
Elimination of GateHouse Credit Facilities and Local Media Credit Facility deferred financing fees	(543)

Total deferred financing fee adjustment	$56

Nine months ended September 28, 2014
Total new deferred financing fees	$3,593
Amortization period	5-6 years
Nine months New Media Credit Agreement deferred financing fees	449
Elimination of GateHouse Credit Facilities and Local Media Credit Facility deferred financing fees	(903)

Total deferred financing fee adjustment	$(454)

As part of the refinancing, the interest rate swap associated with the GateHouse Credit Facilities was terminated. This adjustment also eliminates the loss associated with this derivative instrument for the nine months ended September 28, 2014.

Providence Journal Purchase Accounting and Other Adjustments

n.	Historical results for Providence Journal reported operating expense, which includes both operating and selling, Providence Journal Purchase Accounting and Other Adjustments general and administrative expenses. This adjustment allocates expense to both categories to conform to our statement of operations classification.

o.	In accordance with ASC 805, the purchase price of Providence Journal was allocated to the fair value of its assets and liabilities. The fair value of its property, plant and equipment exceeded its carrying value by approximately $1.9 million and the fair value of its intangible assets exceeded its carrying value by approximately $6.6 million. This adjustment modifies historical depreciation and amortization expense based on the fair value of property, plant and equipment and definite-lived intangible assets. The purchase price allocation is preliminary.

p.	The financing of Providence Journal acquisition included $34.0 million of debt, $9.0 million under the revolving credit facility and $25.0 million of additional term loans under the New Media Credit Agreement (collectively “Financing of Providence Journal Acquisition”), net of $0.5 million of original issue discount. This adjustment recognizes the additional interest related to the debt as reflected in the following tables.

Year ended December 29, 2013
Full year interest expense on Financing of Providence Journal Acquisition at 6.76%	$2,299
Full year original issuance discount accretion on Financing of Providence Journal Acquisition	83

Total increase to interest expense adjustment	$2,382

Nine months ended September 28, 2014
Nine months interest expense on Financing of Providence Journal Acquisition at 6.76%	$1,724
Nine months original issuance discount accretion on Financing of Providence Journal Acquisition	62

Total increase to interest expense adjustment	$1,786

Our weighted average interest rate on the Financing of Providence Journal Acquisition is estimated to be approximately 6.76%. A 1/8% increase or decrease in the weighted average interest rate, including from an increase in LIBOR (excluding the impact of the LIBOR floor), would increase or decrease interest expense on the New Media Credit Agreement by approximately $0.04 million annually.

	Drawn	Rate	Weighted Average
Revolving Credit Facility	$9,000	5.41%	1.43%
Term Loan Facility	25,000	7.25%	5.33%

	$34,000		6.76%

Halifax Media Purchase Accounting and Other Adjustments

q.	Historical results for Halifax Media reported operating expense, which includes both operating and selling, Halifax Media Purchase Accounting and Other Adjustments general and administrative expenses. This adjustment allocates expense to both categories to conform to our statement of operations classification.

r.	In accordance with ASC 805, the estimated purchase price of Halifax Media will be allocated to the fair value of its assets and liabilities. The fair value of its property, plant and equipment is anticipated to exceed its carrying value by approximately $36.7 million and the fair value of its intangible assets is anticipated to exceed its carrying value by approximately $104.0 million based on the current estimate. This adjustment modifies historical depreciation and amortization expense based on the estimated fair value of property, plant and equipment and definite-lived intangible assets. The purchase price allocations are preliminary.

s.	The financing of the Halifax Media acquisition is anticipated to include $170.0 million of additional term loans under the New Media Credit Agreement (collectively “Financing of Halifax Media Acquisition”), net of $3.4 million of original issue discount. This adjustment recognizes the additional interest related to the debt as reflected in the following tables.

Year ended December 29, 2013
Full year interest expense on Financing of Halifax Media Acquisition at 6.75%	$11,475
Full year original issuance discount accretion on Financing of Halifax Media Acquisition	680
Elimination of historical Halifax Media interest expense	(12,479)

Total decrease to interest expense adjustment	$(324)

Nine months ended September 28, 2014
Nine months interest expense on Financing of Halifax Media Acquisition at 6.75%	$8,606
Nine months original issuance discount accretion on Financing of Halifax Media Acquisition	510
Elimination of historical Halifax Media interest expense	(2,404)

Total increase to interest expense adjustment	$6,712

Our weighted average interest rate on the Financing of Halifax Media Acquisition is estimated to be approximately 6.75%. A 1/8% increase or decrease in the weighted average interest rate, including from an increase in LIBOR (excluding the impact of the LIBOR floor), would increase or decrease interest expense on the New Media Credit Agreement by approximately $0.2 million annually.

Tax Impact on Pro Forma Adjustments

t.	This adjustment provides the estimated impact of income tax expense or benefit based on the Company’s estimated effective tax rate of 39.15%.

The table below provides a calculation of the pro forma income tax expense for New Media for the year ended December 29, 2013:

New Media historical two months ended December 29, 2013 pre-tax net income	$7,697
GateHouse Predecessor ten months ended November 6, 2013 pre-tax net income	788,043
Effects of Plan and fresh start and other adjustments	(862,375)
Local Media pre acquisition	(37,442)
Local Media adjustments	(4,135)
New Media refinancing adjustments	(12,164)
Providence Journal pre acquisition	2,429
Providence Journal adjustments	(180)
Halifax Media pre acquisition	30,071
Halifax Media adjustments	(7,687)

New Media pro forma pre-tax net loss	$(95,743)
Effective tax rate	39.15%

Income tax benefit	$(37,484)

The table below provides a calculation of the pro forma income tax expense for New Media for the nine months ended September 28, 2014:

New Media historical September 28, 2014 pre-tax net loss	$(12,965)
New Media refinancing adjustments	10,838
Providence Journal pre acquisition	2,455
Providence Journal adjustments	(740)
Halifax Media pre acquisition	21,825
Halifax Media adjustments	(11,572)

New Media pro forma pre-tax net income	$9,841
Effective tax rate	39.15%

Income tax expense	$3,852

NEW MEDIA INVESTMENT GROUP AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Balance Sheet

(In thousands)

	As of September 28, 2014
	New Media Historical September 28, 2014	Halifax Media Historical September 29, 2014	Halifax Media Purchase Accounting and Other Adjustments		Pro Forma September 28, 2014
Assets
Current assets:
Cash and cash equivalents	$135,063	$1,261	$(114,661	)(u,v)	$21,663
Restricted cash	6,477				6,477
Accounts receivable, net	73,303	29,725			103,028
Inventory	11,106	5,516			16,622
Prepaid expenses	7,298				7,298
Other current assets	12,256	3,997			16,253

Total current assets	245,503	40,499	(114,661)		171,341
Property, plant, and equipment, net	290,481	73,935	36,665	(w)	401,081
Goodwill	132,476	13,817	33,461	(w)	179,754
Intangible assets, net	155,133	26,865	104,035	(w)	286,033
Deferred financing costs, net	3,470	1,264	(1,264	)(v)	3,470
Other assets	2,982	16,961	(16,685	)(v)	3,258

Total assets	$830,045	$173,341	$41,551		$1,044,937

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term liabilities	$634				$634
Current portion of long-term debt	2,250	10,000	$(8,300	)(u,v)	3,950
Accounts payable	8,643				8,643
Accrued expenses	49,578	25,706			75,284
Deferred revenue	36,006	18,113			54,119

Total current liabilities	97,111	53,819	(8,300)		142,630
Long-term liabilities:
Long-term debt	230,025	47,466	117,434	(u,v)	394,925
Long-term liabilities, less current portion	5,016	4,473			9,489
Deferred income taxes	1,703				1,703
Pension and other postretirement benefit obligations	8,710				8,710

Total liabilities	342,565	105,758	109,134		557,457

Stockholders’ equity:
Common stock	375				375
Additional paid-in capital	494,109				494,109
Accumulated other comprehensive income	458				458
(Accumulated deficit) retained earnings	(7,462)	67,583	(67,583	)(x)	(7,462)

Total stockholders’ equity	487,480	67,583	(67,583)		487,480

Total liabilities and stockholders’ equity	$830,045	$173,341	$41,551		$1,044,937

Halifax Media Purchase Accounting and Other Adjustments

u.

The Halifax Media acquisition is anticipated to be financed with $170.0 million of additional term debt under the New Media Credit Agreement that will mature on June 4, 2020 and $110.0 million of cash. The term loan is expected to have an interest rate of LIBOR, or minimum of 1%, plus 5.75%. Original issue discount of $3.4 million is anticipated to be incurred related to the consummation of this debt. This adjustment recognizes the debt and cash amounts.
v.	This adjustment removes those assets and liabilities that will not be assumed in the Halifax Media acquisition, including cash, deferred financing costs, assets held for sale and long term debt.
w.	In accordance with ASC 805, the purchase price for Halifax Media will be allocated to the fair value of its assets and liabilities (including identifiable intangible assets). The value assigned to property, plant and equipment, goodwill and intangible assets is preliminary and subject to the completion of valuations to determine the fair market value of the tangible and intangible assets.
x.	This adjustment eliminates the historical stockholders’ equity as a result of the Halifax Media purchase accounting.

OUR MANAGER AND MANAGEMENT AGREEMENT

This description is a summary and is subject to, and qualified in its entirety by, the provisions of the Amended and Restated Management Agreement filed as Exhibit 10.37 to our registration statement on Form S-1.

General

New Media is an externally managed by FIG LLC, an affiliate of Fortress, pursuant to the term of the Management Agreement.

Management Agreement

On November 26, 2013, we entered into a Management Agreement with our Manager, which provides for the day-to-day management of our operations. Our Management Agreement requires our Manager to manage our business affairs subject to the supervision of our Board of Directors.

Our Manager is responsible for, among other things, (i) the purchase and sale of our investments, (ii) the financing of our investments, and (iii) investment advisory services. Our Manager is responsible for our day-to-day operations and will perform (or cause to be performed) such services and activities relating to our assets and operations as may be appropriate, which may include, without limitation, the following:

(i)	serving as the Company’s consultant with respect to the periodic review of the investment criteria and parameters for investments of the Company (“Investments”), borrowings and operations;

(ii)	investigation, analysis, valuation and selection of investment opportunities;

(iii)	with respect to prospective Investments by the Company and dispositions of Investments, conducting negotiations with brokers, sellers and purchasers and their respective agents and representatives, investment bankers and owners of privately and publicly held companies;

(iv)	engaging and supervising, on behalf of the Company and at the Company’s expense, independent contractors that provide services relating to the Investments, including, but not limited to, investment banking, legal advisory, tax advisory, accounting advisory, securities brokerage, real estate advisory and brokerage, and other financial and consulting services as the Manager determines from time to time is advisable;

(v)	negotiating on behalf of the Company for the sale, exchange or other disposition of any Investments;

(vi)	coordinating and managing operations of any joint venture or co-investment interests held by the Company and conducting all matters with the joint venture or co-investment partners;

(vii)	providing executive and administrative personnel, office space and office services required in rendering services to the Company;

(viii)	administering the day-to-day operations of the Company and performing and supervising the performance of such other administrative functions necessary in the management of the Company as may be agreed upon by the Manager and our Board of Directors, including, without limitation, the collection of revenues and the payment of the Company’s debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

(ix)	communicating on behalf of the Company with the holders of any equity or debt securities of the Company as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

(x)	counseling the Company in connection with policy decisions to be made by our Board of Directors;

(xi)	evaluating and recommending to our Board of Directors modifications to the hedging strategies in effect on the date hereof and engaging in hedging activities on behalf of the Company;

(xii)	counseling the Company regarding the maintenance of its exemption from the Investment Company Act of 1940 (the “Investment Company Act”) and monitoring compliance with the requirements for maintaining an exemption from the Investment Company Act;

(xiii)	assisting the Company in developing criteria that are specifically tailored to the Company’s investment objectives and making available to the Company its knowledge and experience with respect to its target assets;

(xiv)	representing and making recommendations to the Company in connection with the purchase and finance, and commitment to purchase and finance, of its target assets, and in connection with the sale and commitment to sell such assets;

(xv)	monitoring the operating performance of the Investments and providing periodic reports with respect thereto to our Board of Directors, including comparative information with respect to such operating performance, valuation and budgeted or projected operating results;

(xvi)	investing and re-investing any moneys and securities of the Company (including investing in short-term Investments pending investment in Investments, payment of fees, costs and expenses, or payments of dividends or distributions to stockholders and partners of the Company) and advising the Company as to its capital structure and capital raising;

(xvii)	causing the Company to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and to conduct quarterly compliance reviews with respect thereto;

(xviii)	causing the Company to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xix)	assisting the Company in complying with all regulatory requirements applicable to the Company in respect of its business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents required under the Securities and Exchange Act of 1934, as amended, (the “Exchange Act”);

(xx)	taking all necessary actions to enable the Company to make required tax filings and reports, including soliciting stockholders for required information to the extent provided by the provisions of the Internal Revenue Code of 1986, as amended (the “Code”);

(xxi)	handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company may be involved or to which the Company may be subject arising out of the Company’s day-to-day operations, subject to such limitations or parameters as may be imposed from time to time by our Board of Directors;

(xxii)	using commercially reasonable efforts to cause expenses incurred by or on behalf of the Company to be reasonable or customary and within any budgeted parameters or expense guidelines set by our Board of Directors from time to time;

(xxiii)	performing such other services as may be required from time to time for management and other activities relating to the assets of the Company as our Board of Directors shall reasonably request or the Manager shall deem appropriate under the particular circumstances; and

(xxiv)	using commercially reasonable efforts to cause the Company to comply with all applicable laws.

Indemnification

Pursuant to our Management Agreement, our Manager does not assume any responsibility other than to render the services called for thereunder in good faith and is not responsible for any action of our Board of Directors in following or declining to follow its advice or recommendations. Our Manager, its members, managers, officers and employees are not liable to us or any of our subsidiaries, to our Board of Directors, or our or any subsidiary’s stockholders or partners for any acts or omissions by our Manager, its members, managers, officers or employees, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of our Manager’s duties under our Management Agreement. We shall, to the full extent lawful, reimburse, indemnify and hold our Manager, its members, managers, officers and employees and each other person, if any, controlling our Manager, harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from any acts or omissions of an indemnified party made in good faith in the performance of our Manager’s duties under our Management Agreement and not constituting such indemnified party’s bad faith, willful misconduct, gross negligence or reckless disregard of our Manager’s duties under our Management Agreement.

Our Manager will, to the full extent lawful, reimburse, indemnify and hold us, our stockholders, directors, officers and employees and each other person, if any, controlling us, harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from our Manager’s bad faith, willful misconduct, gross negligence or reckless disregard of its duties under our Management Agreement. Our Manager carries errors and omissions and other customary insurance.

Management Team

Following the commencement of “regular-way” trading of Common Stock on a major U.S. national securities exchange (the “Listing”) on February 14, 2014, the Manager is responsible for the compensation and benefits of our Chief Executive Officer. Any increase to our Chief Executive Officer’s compensation and benefits in effect as of the date of the Management Agreement will either be approved by the Manager or be paid for by the Company.

Devotion of Additional Time; Conflicts of Interest

Our management team is not required to exclusively dedicate their services to us and provides services for other entities affiliated with our Manager.

In addition, Fortress affiliates are not restricted from pursuing other opportunities that may create conflicts or competition for us. However, our code of business conduct and ethics prohibits, subject to the terms of our amended and restated certificate of incorporation, the directors, officers and employees of our Manager from engaging in any transaction that involves an actual conflict of interest with us. See “Risk Factors—Risks Relating to Our Manager—There may be conflicts of interest in our relationship with our Manager, including with respect to corporate opportunities” and “Description of Our Capital Stock—Corporate Opportunity.”

Assignment

Our Manager may generally only assign our Management Agreement with the written approval of a majority of our independent directors; provided, however, that our Manager may assign our Management Agreement to an entity whose day-to-day business and operations are managed and supervised by Mr. Wesley R. Edens (the “Principal”), provided, further, that such transaction is determined at the time not to be an “assignment” for purposes of Section 205 of the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated under such act and the interpretations thereof issued by the SEC. We may not assign our Management Agreement without the prior written consent of our Manager, except in the case of an assignment to our successor, in which case such successor organization shall be bound under our Management Agreement and by the terms of such assignment in the same manner as we are bound under our Management Agreement.

Term; Termination

The initial term of our Management Agreement will expire on the third anniversary of the Distribution (as defined below) and will be renewed automatically each year for an additional one-year period unless (i) a majority consisting of at least two-thirds of our independent directors or a simple majority of the holders of outstanding shares of our Common Stock, reasonably agree that there has been unsatisfactory performance that is materially detrimental to us or (ii) a simple majority of our independent directors agree that the management fee payable to our Manager is unfair; provided, that we shall not have the right to terminate our Management Agreement under clause (iii) foregoing if the Manager agrees to continue to provide the services under the Management Agreement at a fee that our independent directors have determined to be fair.

If we elect not to renew our Management Agreement at the expiration of the original term or any such one-year extension term as set forth above, our Manager will be provided with 60 days’ prior notice of any such termination. In the event of such termination, we would be required to pay the termination fee described below. We may also terminate our Management Agreement at any time for cause effective upon sixty (60) days prior written notice of termination from us to our Manager, in which case no termination fee would be due, for the following reasons:

(i)	the willful violation of the Management Agreement by the Manager in its corporate capacity (as distinguished from the acts of any employees of the Manager which are taken without the complicity of the Principal) under the Management Agreement;

(ii)	our Manager’s fraud, misappropriation of funds, or embezzlement against us; and

(iii)	our Manager’s gross negligence of duties under our Management Agreement.

In addition, our Manager may terminate our Management Agreement effective upon sixty (60) days prior written notice of termination to us in the event that we default in the performance or observance of any material term, condition or covenant contained in our Management Agreement and such default continues for a period of thirty (30) days after written notice thereof specifying such default and requesting that the same be remedied in such 30 day period.

If our Management Agreement is terminated by our Manager upon our breach, we would be required to pay our Manager the termination fee described below.

Management Fee

We pay our Manager an annual management fee equal to 1.50% per annum of our Total Equity calculated and payable monthly in arrears in cash. Total Equity is generally the equity transferred by Newcastle on the date on which our shares trade in the “regular way” market on the NYSE, plus total net proceeds from any equity capital raised (including through stock offerings), plus certain capital contributions to subsidiaries, plus the equity value of certain assets contributed to the Company, less capital dividends and capital distributions.

Our Manager computes each installment of the management fee within 15 days after the end of the calendar month with respect to which such installment is payable.

Incentive Compensation

Our Manager is eligible to receive on a quarterly basis annual incentive compensation in an amount equal to the product of 25% of the dollar amount by which (a) the adjusted net income of the Company exceeds (b)(i) the weighted daily average total equity (plus cash capital raising costs), multiplied by (ii) a simple interest rate of 10% per annum.

“Adjusted net income” means net income (computed in accordance with U.S. GAAP plus depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and permanent cash tax savings. Adjusted net income will be computed on an unconsolidated basis. The computation of adjusted net income may be adjusted at the direction of the independent directors based on changes in, or certain applications, of GAAP.

Upon any termination of our Management Agreement by either party, we shall be entitled to purchase our Manager’s right to receive incentive compensation from our Manager for a cash purchase price equal to the amount that would be distributed to our Manager if all of our assets were sold for cash at their then current fair market value (taking into account, among other things, expected future performance of the underlying investments) or otherwise continue to pay the incentive compensation to the Manager. In addition, if we do not elect to so purchase the Manager’s right to receive incentive compensation, our Manager will have the right to require us to purchase the same at the price described above. In either case, such fair market value shall be determined by independent appraisal to be conducted by a nationally recognized appraisal firm mutually agreed upon by us and our Manager.

Our Board of Directors may request that our Manager accept all or a portion of its incentive compensation in shares of our Common Stock, and our Manager may elect, in its discretion, to accept such payment in the form of shares, subject to limitations that may be imposed by the rules of the NYSE or otherwise.

Upon the successful completion of an offering of shares of our Common Stock or any shares of preferred stock, we will grant our Manager or an affiliate of our Manager options equal to 10% of the number of shares being sold in the offering (excluding the shares issued to Newcastle or its affiliates in the Local Media Contribution), with an exercise price equal to the offering price per share paid by the public or other ultimate purchaser. We are granting an affiliate of our Manager options in connection with this offering.

Reimbursement of Expenses

Because our Manager’s employees perform certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, following the Listing, our Manager is paid or reimbursed for the cost of performing such tasks, provided that such costs and reimbursements are no greater than those which would be paid to outside professionals or consultants on an arm’s-length basis.

We also pay all operating expenses, except those specifically required to be borne by our Manager under our Management Agreement. Our Manager is responsible for all costs incident to the performance of its duties under the Management Agreement, including compensation of our Manager’s employees, rent for facilities and other “overhead” expenses. The expenses required to be paid by us include, but are not limited to, issuance and transaction costs incident to the acquisition, disposition, operation and financing of our investments, legal and auditing fees and expenses, the compensation and expenses of our independent directors, the costs associated with the establishment and maintenance of any credit facilities and other indebtedness of ours (including commitment fees, legal fees, closing costs, etc.), expenses associated with other securities offerings of ours, the costs of printing and mailing proxies and reports to our stockholders, costs incurred by employees of our manager for travel on our behalf, costs associated with any computer software or hardware that is used solely for us, costs to obtain liability insurance to indemnify our directors and officers and the compensation and expenses of our distribution agent.

Termination Fee

The termination fee is a fee equal to the sum of (1) the amount of the management fee during the 12 months immediately preceding the date of termination, and (2) the “Incentive Compensation Fair Value Amount,” if such option is exercised by the Company or the Manager. The Incentive Compensation Fair Value Amount is an amount equal to the incentive compensation that would be paid to the Manager if our assets were sold for cash at their then current fair market value (as determined by an appraisal, taking into account, among other things, the expected future value of the underlying investments).

NONQUALIFIED STOCK OPTION AND INCENTIVE AWARD PLAN

Nonqualified Stock Option and Incentive Award Plan

We have adopted a Nonqualified Stock Option and Incentive Award Plan (the “Incentive Plan”). The Incentive Plan is intended to facilitate the use of long-term equity-based awards and incentives for the benefit of non-officer directors, officers, directors, employees, advisors, service providers, consultants and other personnel of New Media and our Manager.

A summary of the Incentive Plan is set forth below. This summary does not purport to be complete and is subject to and qualified in its entirety by the full text of the Incentive Plan, which is filed as Exhibit 10.34 to our registration statement on Form S-1.

Summary of the Incentive Plan Terms

The Incentive Plan is administered by our Board of Directors and by the Compensation Committee (the “Committee”). As the administrator of the Incentive Plan, the Committee has the authority to grant awards under the Incentive Plan and to adopt, alter and repeal such administrative rules, guidelines and practices governing the Incentive Plan as it deems advisable for the administration of the Incentive Plan. The Committee also has the authority to interpret the terms and provisions of the Incentive Plan, any award issued under the Incentive Plan and any award agreements relating thereto, and to otherwise supervise the administration of the Incentive Plan. In particular, the Committee has the authority to determine the terms and conditions of awards under the Incentive Plan, including, without limitation, the exercise price, the number of shares of our Common Stock subject to awards, the term of the awards and the vesting schedule applicable to awards and to waive or amend the terms and conditions of outstanding awards. All decisions made by the Committee pursuant to the provisions of the Incentive Plan are final, conclusive and binding on all persons.

The terms of the Incentive Plan provide for the grant of stock options that are not intended to qualify as “incentive stock options” under Section 422 of the Code, stock appreciation rights (“SARs”), restricted stock, performance awards, tandem awards and other stock-based and non-stock based awards, in each case to our Manager, to the employees, officers, directors, consultants, service providers and advisors of our Manager who perform services for us, to our employees, officers, consultants, service providers and advisors, and to such other persons who the Committee selects to be participants in the Incentive Plan. Such awards may be granted singly, in tandem, or in combination with each of the other awards.

We have initially reserved 15,000,000 shares of our Common Stock for issuance under the Incentive Plan on the first day of each fiscal year beginning during the ten-year term of the Incentive Plan and in and after calendar year 2015, that number will be increased by a number of shares of our Common Stock equal to 10% of the number of shares of our Common Stock newly issued by us during the immediately preceding fiscal year (and in the case of fiscal year 2014, after the effective date of the Incentive Plan). The shares of our Common Stock which may be issued pursuant to an award under the Incentive Plan may be treasury stock, authorized but unissued stock or stock acquired on the open market to satisfy the requirements of the Incentive Plan. Awards may consist of any combination of such stock, or, at our election cash. The aggregate number of shares of our Common Stock that may be granted during any calendar year to any participant who is a “covered employee” for purposes of Section 162(m) of the Code during such calendar year may not be greater than the number of shares initially reserved for issuance under the Incentive Plan. If any shares of our Common Stock subject to an award are forfeited, cancelled, exchanged or surrendered or if an award otherwise terminates or expires without a distribution of shares to the participant, such shares will again be available for grants under the Incentive Plan. We reserve the right under the Incentive Plan to cancel any stock option with an exercise price that equals or exceeds the fair market value of a share of our Common Stock on the date of such cancellation, and any shares of Common Stock that were subject to such cancelled stock option will again be available for issuance of stock options under the Incentive Plan, including issuance to the participant who holds such cancelled stock option and irrespective of whether such issuance would be deemed a repricing of such stock option. We reserve the right under the Incentive Plan to cancel any stock option with an exercise price that equals or exceeds the fair market value of a share of our Common Stock on the date of such cancellation, and any shares of Common Stock that were subject to such cancelled stock option will again be available for issuance of stock options under the Incentive Plan, including issuable to the participant who held such cancelled stock option and irrespective of whether such issuance would be deemed a repricing of such stock option. The grant of a Tandem Award (as described below) will not reduce the number of shares of our Common Stock reserved and available for issuance under the Incentive Plan.

Upon the occurrence of any event which affects the shares of our Common Stock in such a way that an adjustment of outstanding awards is appropriate to prevent the dilution or enlargement of rights under the awards, the Committee will make appropriate equitable adjustments. The Committee may also provide for other substitutions or adjustments in its sole discretion, including, without limitation, the cancellation of any outstanding award and payment in cash or other property in exchange thereof, equal to the excess, if any, of the fair market value of the shares or other property subject to the award over the exercise price, if any.

We anticipate that we will grant our Manager or an affiliate of our Manager options in connection with our equity offerings as compensation for our Manager’s role in raising capital for us. In the event that we offer shares of our Common Stock to the public, we intend to simultaneously grant to our Manager or an affiliate of our Manager a number of options equal to up to 10% of the aggregate number of shares being issued in such offering at an exercise price per share equal to the offering price per share, as determined by the Committee. The main purpose of these options is to provide transaction-specific compensation to the Manager, in a form that aligns our Manager’s interests with those of our stockholders, for the valuable services it provides in raising capital for us to invest through equity offerings. We are granting an affiliate of our Manager options in connection with this offering. In each case, the Incentive Plan provides that such options will be fully vested as of the date of grant and exercisable as to 1/30 of the shares subject to the option on the first day of each of the 30 calendar months following the date of the grant. The exercise price of such options may be paid in cash or its equivalent, as determined by the Committee. Payment in whole or in part may also be made by the following cashless exercise procedures: (i) by withholding from shares of our Common Stock otherwise issuable upon exercise of such option, (ii) in the form of our unrestricted Common Stock already owned by our Manager which has a fair market value on the date of surrender equal to the aggregate option price of our Common Stock as to which such option shall be exercised or (iii) by means of any other cashless exercise procedure approved by the Committee.

Upon our Manager’s reasonable request, we will either (i) use commercially reasonable efforts to register under the Securities Act the securities that may be issued and sold under the Incentive Plan or the resale of such securities issued and sold pursuant to the Incentive Plan or (ii) enter into a registration rights agreement with our Manager on terms to be mutually agreed upon between us and our Manager.

In addition, the Committee will have the authority to grant such other awards to our Manager as it deems advisable, provided that no such award may be granted to our Manager in connection with any issuance by us of equity securities in excess of 10% of the maximum number of equity securities then being issued. Our Board of Directors may also determine to issue options to the Manager that are not subject to the Incentive Plan, provided that the number of shares underlying any options granted to the Manager in connection with capital raising efforts would not exceed 10% of the shares sold in such offering and would be subject to NYSE rules.

In addition, each of the Committee and our Manager will have the authority under the terms of the Incentive Plan to direct awards of tandem options (“Tandem Awards”) to employees of our Manager who act as officers or perform other services for us that correspond on a one-to-one basis with the options granted to our Manager, such that exercise by such employee of the Tandem Awards would result in the corresponding options held by our Manager being cancelled. As a condition to the grant of Tandem Awards, our Manager will be required to agree that so long as such Tandem Awards remain outstanding, our Manager will not exercise any options under any designated Manager options that relate to the options outstanding under such Tandem Awards. If any Tandem Awards are forfeited, expire or are cancelled without being exercised, the related options under the designated

Manager options will again become exercisable in accordance with their terms. The terms and conditions of any Tandem Awards (e.g., the per-share exercise price, the schedule of vesting, exercisability and delivery, etc.) will be determined by the Committee or the Manager, as the case may be, in its sole discretion and must be included in an award agreement, provided, that the term of such Tandem Awards may not be greater than the term of the designated Manager options to which they relate. As determined by our Manager, in its sole discretion, payment of the exercise price of such Tandem Awards in whole or in part may be made by the following cashless exercise procedures: (i) by withholding from shares of our Common Stock otherwise issuable upon exercise of such Tandem Award, (ii) in the form of our unrestricted Common Stock already owned by the holder of such Tandem Award which has a fair market value on the date of surrender equal to the aggregate option price of our Common Stock as to which such Tandem Award shall be exercised or (iii) by means of any other cashless exercise procedure approved by the Committee. All options granted to our Manager will become fully vested and exercisable upon a “change of control” (as defined in the Incentive Plan) or a termination of the Manager’s services to us for any reason, and any Tandem Awards will be governed by the terms and condition set forth in the applicable award agreements, as determined by the Committee or the Manager, as the case may be.

As a general matter, the Incentive Plan provides that the Committee has the power to determine the number of shares of our Common Stock covered by options, the exercise price of options, at what time or times each option may be exercised and, subject to the provisions of the Incentive Plan, the period of time, if any, after death, disability or other termination of employment during which options may be exercised. Options may become vested and exercisable in installments, and the exercisability of options may be accelerated by the Committee. To the extent permitted by applicable law, we may make loans available to the optionee in connection with the exercise of stock options. Such loans must be evidenced by the delivery of a promissory note and will bear interest and be subject to such other terms and conditions (including, without limitation, the execution by the optionee of a pledge agreement) as the Committee may determine. In any event, such loan amount may not exceed the sum of (x) the exercise price less the par value of the shares of our Common Stock subject to such option then being exercised plus (y) any federal, state or local income taxes attributable to such exercise.

The Committee may also grant SARs in tandem with all or part of, or completely independent of, a grant of options or any other award under the Plan. A SAR issued in tandem with an option may be granted at the time of grant of the related option or at any time during the term of such option. The amount payable in cash and/or shares of our Common Stock with respect to each SAR will be equal in value to a percentage (including up to 100%) of the amount by which the fair market value per share of our Common Stock on the exercise date exceeds the fair market value per share of our Common Stock on the date of grant of the SAR. The applicable percentage will be established by the Committee. The award agreement under which the SAR is granted may state whether the amount payable is to be paid wholly in cash, wholly in shares of our Common Stock or in any combination of the foregoing, and if the award agreement does not state the manner of payment, the Committee will determine such manner of payment at the time of payment. The amount payable in shares of our Common Stock, if any, is determined with reference to the fair market value per share of our Common Stock on the date of exercise.

SARs issued in tandem with options shall be exercisable only to the extent that the options to which they relate are exercisable. Upon exercise of the tandem SAR, and to the extent of such exercise, the participant’s underlying option shall automatically terminate. Similarly, upon the exercise of the tandem option, and to the extent of such exercise, the participant’s related SAR will automatically terminate.

The Committee may also grant restricted stock, RSUs, performance awards, tandem awards and other stock and non-stock-based awards under the Incentive Plan. These awards will be subject to such conditions and restrictions as the Committee may determine, which may include, without limitation, the achievement of certain performance goals or continued service with us through a specific period.

The Incentive Plan provides for automatic annual awards of shares of our Common Stock to our non-officer or non-employee directors, in any case in an amount to be determined by the Committee from time to time, based on the fair market value of shares of our Common Stock on the date of grant. Such automatic annual awards, which will be fully vested on the date of grant, will begin on the first business day after our first annual stockholders’ meeting following December 31, 2014, and will continue to be made on the first business day after each such annual meeting thereafter during the term of the Incentive Plan. In addition, each new non-officer or non-employee member of our Board of Directors were granted an initial one-time grant of shares of restricted stock under the Incentive Plan. Such initial restricted stock grant has a fair market value equal to $75,000 on the date of grant and will vest ratably on each of the first three anniversaries of the date of grant subject to the holders continued service as a director through the specified vesting date.

While we intend to grant additional awards under the Incentive Plan to eligible participants, we have not yet established specific parameters regarding the granting of such future awards under the Incentive Plan. As such, the benefits or amounts that will be received by or allocated to any participants under the Incentive Plan following completion of this offering are not currently determinable.

COMPENSATION OF DIRECTORS

Compensation of Directors of New Media

We pay an annual fee to each independent director equal to $150,000, payable semi-annually. In addition, an annual fee of $10,000 is paid to the chairs of each of the Audit, Nominating and Corporate Governance and Compensation committees of the board of directors. Fees to independent directors may be made by issuance of common stock, based on the value of such common stock at the date of issuance, rather than in cash, provided that any such issuance does not prevent such director from being determined to be independent and such shares are granted pursuant to a stockholder-approved plan or the issuance is otherwise exempt from NYSE listing requirements. Each independent director also (i) received an initial one time grant of shares of restricted stock under the Incentive Plan, the market value of which was equal to $75,000 on the date of the grant and which will vest ratably on each of the first three anniversaries of the date of grant, subject to the holder’s continued service as a director through the specified vesting date and (ii) beginning on the first business day after our first annual stockholders’ meeting following December 31, 2014, and on the first business day after each such annual meeting thereafter during the term of the Incentive Plan, will receive, automatic annual awards of shares of our Common Stock in respect of a portion of the annual fee in an amount to be determined by the Compensation Committee from time to time, based on the fair market value of shares of our common stock on the date of grant. For additional information on director equity compensation, see “Management—Nonqualified Stock Option and Incentive Award Plan.” Affiliated directors, however, are not separately compensated by us. All members of the board of directors are reimbursed for reasonable costs and expenses incurred in attending meetings of our board of directors.

Compensation of Directors of GateHouse, our Predecessor

All references to “we,” “our,” “us” and the “Company” refer to GateHouse, our Predecessor.

Our outside directors received an annual cash retainer of $50,000, which was payable in two semi-annual installments. We paid our Audit Committee chairperson a $10,000 annual cash retainer, which was payable in two semi-annual installments.

On February 19, 2013, the Board approved (without the participation of Mr. Sheehan) that Mr. Sheehan will receive (a) an annual cash retainer of $50,000; and (b) a per meeting fee of $1,000, as remuneration for his service as the sole member of the special committee formed by the board of directors of GateHouse on February 19, 2013 (the “Special Committee”) in connection with the Plan. The Special Committee was given the exclusive, full and plenary power and authority of GateHouse’s board of directors, to the fullest extent permitted by applicable law, to review, evaluate and approve or reject any potential proposal of Newcastle Investment Corp. in its capacity as Plan Sponsor and to review and evaluate strategic alternatives and all other matters pertaining thereto. These amounts are in addition to other amounts paid to Mr. Sheehan for service on the Board and for service as the Audit Committee chairperson.

2013 Director Compensation Table

In keeping with our disclosure of business, financial and other information of GateHouse, our Predecessor, elsewhere in this Prospectus, we have included information in this Prospectus regarding the compensation earned by GateHouse’s, our Predecessor, outside directors during 2013 in the following table.

Name	Fees Earned or Paid in Cash ($)(1)(2)	Total ($)
Wesley R. Edens(3)	0	0
Kevin M. Sheehan	60,000	60,000

(1)	Amounts in this column reflect the annual cash retainer of $50,000 earned for 2013, and does not include the renumeration for Mr. Sheehan’s service on the Special Committee.

(2)	Mr. Sheehan’s annual cash retainer includes an additional $10,000 retainer he earned as Chair of the Audit Committee.

(3)	Mr. Edens is not an independent director (he is affiliated with our largest stockholder—Fortress) and he receives no compensation for his services as a director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information with respect to the beneficial ownership of our Common Stock as of December 19, 2014 (except as otherwise noted) by (i) each person who is a beneficial owner of more than 5% of our outstanding Common Stock, (ii) each of our directors and our named executive officers, and (iii) all directors and executive officers as a group.

On the Effective Date of the Plan, we were deemed to have issued and distributed 1,362,479 New Media Warrants. The New Media Warrants collectively represent the right to acquire New Media Common Stock, which in the aggregate was equal to 5% of New Media Common Stock as of the Effective Date (calculated prior to dilution from shares of New Media Common Stock issued pursuant to the Local Media Contribution) at a strike price of $46.35 calculated based on a total equity value of New Media prior to the Local Media Contribution of $1.2 billion. Former equity interests of GateHouse were cancelled under the Plan.

Except as otherwise noted in the footnotes below, each person or entity identified below has sole voting and investment power with respect to such securities. We have outstanding an aggregate of 37,466,495 shares of Common Stock as of the date of this Prospectus. The percentage of beneficial ownership of our Common Stock immediately after this offering is based on shares of our Common Stock issued and outstanding. The table assumes that the underwriters will not exercise their option to purchase up to shares of our Common Stock.

	Immediately Prior to this Offering			Immediately After this Offering
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class(2)		Amount and Nature of Beneficial Ownership	Percent of Class
Wesley R. Edens(3)(6)	1,016,586	2.70%
Michael E. Reed(4)	40,319	*	%
Kevin M. Sheehan(5)(7)	6,549	*	%
Theodore P. Janulis(7)	5,290	*	%
Laurence Tarica(7)	20,290	*	%
Kirk Davis(8)	1,700	*	%
Gregory Freiberg	30,769	*	%
All directors, nominees and executive officers as a group (7 persons)(9)	1,121,503	2.99%
Omega Advisors, Inc. and its affiliates(10)	3,739,479	9.98%
Shannon River Fund Management LLC(11)	2,000,000	5.34%

*	Denotes less than 1%.

(1)	The address of all of the officers and directors listed above are in the care of FIG LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105.

(2)	Percentages shown assume the exercise by such persons of all options and warrants to acquire shares of our Common Stock that are exercisable within sixty days after the date of this Prospectus and no exercise by any other person.

(3)	Includes 300,246 shares of New Media Common Stock held by Mr. Edens, 74,872 shares of New Media Common Stock held by FOE I, which is an affiliate of our Managers, 517,293 shares of New Media Common Stock issuable upon exercise of the New Media Warrants held by FIF III Liberty Holdings LLC and the option to purchase 124,175 shares of New Media Common Stock granted to FOE I that are vested and exercisable within sixty days after the date of this Prospectus. Mr. Edens disclaims beneficial ownership of the shares and options to purchase shares of New Media Common Stock held by FOE I and the shares of New Media Common Stock issuable upon the exercise of the New Media Warrants held by FIF III Liberty Holdings LLC, except, in each case, to the extent of his pecuniary interest therein. Does not include 7,219 shares of New Media Common Stock held by a charitable trust of which Mr. Edens’s spouse is sole trustee, and Mr. Edens disclaims beneficial ownership of the shares of New Media Common Stock held by this charitable trust; does not include 7,219 shares of New Media Common Stock held by a charitable trust of which Mr. Edens is trustee, and Mr. Edens disclaims beneficial ownership of these shares of New Media Common Stock.

(4)	Includes 9,550 shares of New Media Common Stock issuable upon exercise of the New Media Warrants.

(5)	Includes 1,259 shares of New Media Common Stock issuable upon exercise of the New Media Warrants.

(6)	Mr. Edens, as a beneficial owner of FOE I, may be considered to have, together with the other beneficial owners of FOE I, shared voting and investment power with respect to the shares of New Media Common Stock held by FOE I.

(7)	Includes with respect to each of these individuals the following number of restricted stock grants that vest in three equal installments on March 14 of each of 2015, 2016 and 2017, subject such individual’s continued service as a director through each vesting date: Sheehan—5,290; Janulis—5,290 and Tarica—5,290.

(8)	Includes 1,700 shares of New Media Common Stock issuable upon exercise of the New Media Warrants.

(9)	Certain of our directors and officers may purchase shares in connection with this offering. Excludes any shares of New Media Common Stock that may be purchased by our directors and officers in connection with this offering.

(10)	Based on information set forth in a Form 4 filed by Leon G. Cooperman on June 9, 2014. Includes: (i) 81,219 shares of New Media Common Stock held by Leon G. Cooperman (the “Reporting Person”); (ii) 269,086 shares of New Media Common Stock held in the account of the Reporting Person’s spouse, Toby Cooperman, over which the Reporting Person has investment discretion; (iii) 2,847,017 shares of New Media Common Stock held in the accounts of private investment entities over which the Reporting Person has investment discretion; (iv) 83,024 shares of New Media Common Stock held in the account of the Leon & Toby Cooperman Family Foundation over which the Reporting Person has investment discretion; (v) 5,414 shares of New Media Common Stock held in the account of the Reporting Person’s son, Michael S. Cooperman, over which the Reporting Person has investment discretion; and (vi) 453,719 shares of New Media Common Stock held in managed accounts over which the Reporting Person has investment discretion. The Reporting Person disclaims beneficial ownership of the shares of New Media Common Stock referred to in sections (ii) through (vi) above, except, with regards to (iii) and (vi), to the extent of his pecuniary interest therein.

(11)	Based on information set forth in Schedule 13G, dated September 18, 2014, filed by Shannon River Partners LP (the “Shannon River Partners Fund”), Shannon River Master Fund, L.P. (the “Shannon River Master Fund”), Doonbeg Master Fund, L.P. (the “Doonbeg Fund”), Shannon River Fund Management LLC (“SR Management LLC”), Shannon River Capital Management LLC (“SR Capital Management”), Shannon River Global Management, LLC (“SR Global Management”), Doonbeg Global Management, LLC (“Doonbeg Management”), and Spencer Waxman, a United States citizen (“Mr. Waxman”) with respect to 2,000,000 shares of New Media Common Stock, which states that (i) Shannon River Partners Fund, SR Management LLC, SR Capital Management and Mr. Waxman have shared voting power and dispositive power over 86,730 shares of New Media Common Stock, (ii) Shannon River Master Fund, SR Global Management and Mr. Waxman have shared voting and dispositive power over 890,879 shares of New Media Common Stock and (iii) Doonbeg Fund, Doonbeg Management and Mr. Waxman have shared voting and dispositive power over 1,022,391 shares of New Media Common Stock.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS,

AFFILIATES AND AFFILIATED ENTITIES

Our Board has adopted written policies and procedures regarding the approval of any “related person transaction,” which is any transaction or series of transactions in which we or any of our subsidiaries is or are to be a participant, the amount involved exceeds $120,000, and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Under the policy, a related person would need to promptly disclose to the legal department any proposed related person transaction and all material facts about the proposed transaction. The legal department would then assess and promptly communicate that information to our independent directors. Based on their consideration of all of the relevant facts and circumstances, our independent directors will decide whether or not to approve such transaction and will generally approve only those transactions that are in, or are not inconsistent with, the best interests of New Media, as determined by at least a majority of the independent directors. If we become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction will be referred to our independent directors, who will evaluate all options available, including ratification, revision or termination of such transaction. Our policy requires any director who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction.

Transactions between the Company and the Manager or any affiliate of the Manager must be approved in advance by the majority of the independent directors and be determined by such independent directors to be in the best interests of the Company. If any affiliate transaction involving the acquisition of an asset by the Company from the Manager or an affiliate of the Manager is not approved in advance by a majority of the independent directors, then the Manager may be required to repurchase the asset at the purchase price (plus closing costs) to the Company.

As of December 29, 2013, Newcastle beneficially owned approximately 84.6% of the Company’s outstanding common stock. On February 13, 2014, Newcastle completed the spin-off of the Company. On February 14, 2014, New Media became a separate, publicly traded company trading on the NYSE under the ticker symbol “NEWM”. As a result of the spin-off, the fees included in the Management Agreement with the Company’s Manager became effective. As of September 28, 2014, Fortress and its affiliates owned approximately 1.7% of the Company’s outstanding stock and approximately 41.1% of the Company’s outstanding warrants.

In addition, the Company’s Chairman, Wesley Edens, is also the Co-Chairman of the board of directors of Fortress. The Company does not pay Mr. Edens a salary or any other form of compensation.

The Company’s Chief Operating Officer owns an interest in a company, from which the Successor Company and the Predecessor Company received $92,000, $25,000, $270,000, and $25,000 during the three and nine months ended September 28, 2014 and September 29, 2013, respectively, for commercial printing services which is included in commercial printing and other on the consolidated statement of operations and comprehensive income (loss).

The Company’s Chief Executive Officer and Chief Financial Officer are employees of Fortress and their salaries are paid by Fortress.

Management Agreement

On November 26, 2013, we entered into the Management Agreement with our Manager, as amended and restated, which provides for the day-to-day management of our operations. Our Management Agreement requires our Manager to manage our business affairs subject to the supervision of our Board. See “Our Manager and Management Agreement” included elsewhere in this Prospectus.

GateHouse Management and Advisory Agreement

On November 26, 2013, New Media entered into the GateHouse Management and Advisory Agreement (the “GateHouse Management Agreement”) with GateHouse, pursuant to which New Media managed the assets and the day-to-day operations of GateHouse. New Media was responsible for, among other things (i) the purchase and sale of GateHouse’s investments (ii) the financing of GateHouse’s investments and (iii) investment advisory services. Such services may have been performed by the Manager.

The GateHouse Management Agreement had an initial three-year term and would have been automatically renewed for one-year terms thereafter unless terminated by New Media or GateHouse. The GateHouse Management Agreement would have automatically terminated if the Management Agreement between New Media and the Manager was terminated.

New Media was (a) entitled to receive a management fee equal to 1.50% per annum of GateHouse’s Total Equity (as defined in the GateHouse Management Agreement) and (b) eligible to receive incentive compensation based on GateHouse’s performance. In addition, GateHouse was obligated to reimburse certain expenses incurred by New Media in connection with the performance of its duties under the GateHouse Management Agreement.

The GateHouse Management Agreement was terminated effective June 4, 2014.

Local Media Management and Advisory Agreement

GateHouse managed the assets of Local Media pursuant to the Local Media Management Agreement. The Local Media Management Agreement had a two-year term, with automatic renewal for successive two-year periods unless terminated. While the Local Media Management Agreement was in effect, GateHouse was entitled to receive an annual management fee of $1.1 million, subject to adjustments (up to a maximum annual management fee of $1.2 million), and an annual incentive compensation fee based on exceeding EBITDA targets of Local Media.

The Local Media Management Agreement was terminated effective June 4, 2014.

Holdings I Management Agreement

On June 4, 2014, the Company entered into a management agreement with Holdings I (as amended and restated, the “Holdings I Management Agreement”). The Holdings I Management Agreement requires the Company to manage the business affairs of Holdings I subject to the supervision of the Board of Directors of Holdings I.

The Holdings I Management Agreement has an initial three-year term and will be automatically renewed for one-year terms thereafter unless terminated by the Holdings I. The Company is (a) entitled to receive from the Holdings I a management fee and (b) eligible to receive incentive compensation that is based on the performance of Holdings I. In addition, Holdings I is obligated to reimburse certain expenses incurred by the Company. The Company is also entitled to receive a termination fee from Holdings I under certain circumstances. These fees eliminate in consolidation.

Registration Rights Agreement with Omega

New Media entered into a registration rights agreement (the “Omega Registration Rights Agreement”) with Omega Advisors, Inc. and its affiliates (collectively, “Omega”). Under the terms of the Omega Registration Rights Agreement, subject to customary exceptions and limitations, New Media will be required to use commercially reasonable efforts to file a registration statement (the “Registration Statement”) providing for the registration and sale by Omega of its New Media Common Stock acquired pursuant to the Plan (the “Registrable Securities”) as soon as reasonably practicable, but not prior to the earlier of (i) 120 days following the Effective

Date and (ii) 14 days after the required financials are completed in the ordinary course of business. During the first 12 months following the Listing, subject to customary exceptions and limitations, Omega may request one demand right with respect to some or all of the Registrable Securities under the Registration Statement (the “Demand Registration”).

Once New Media is eligible to use Form S-3, New Media will be required to use commercially reasonable efforts to file a resale shelf registration statement providing for the registration and sale on a continuous or delayed basis by Omega of its Registrable Securities (the “Shelf Registration”), subject to customary exceptions and limitations. Omega is entitled to initiate up to three offerings or sales with respect to some or all of the Registrable Securities pursuant to the Shelf Registration.

Omega may only exercise its right to request the Demand Registration and any Shelf Registrations if Registrable Securities to be sold pursuant to such Registration Statement or Shelf Registration are at least 3% of the then-outstanding New Media Common Stock. This description is a summary and is subject to, and qualified in its entirety by, the provisions of the Omega Registration Rights Agreement filed as Exhibit 4.1 to our registration statement on Form S-1.

DESCRIPTION OF OUR CAPITAL STOCK

The following descriptions are summaries of the material terms of our amended and restated certificate of incorporation and amended and restated bylaws. These descriptions contain all information which we consider to be material, but may not contain all of the information that is important to you. To understand them fully, you should read our amended and restated certificate of incorporation and amended and restated bylaws, copies of which are filed as Exhibits 3.1 and 3.2 to our registration statement on Form S-1.

Please note that, with respect to any of our shares held in book-entry form through The Depository Trust Company or any other share depositary, the depositary or its nominee will be the sole registered and legal owner of those shares, and references in this Prospectus to any “stockholder” or “holder” of those shares means only the depositary or its nominee. Persons who hold beneficial interests in our shares through a depositary will not be registered or legal owners of those shares and will not be recognized as such for any purpose. For example, only the depositary or its nominee will be entitled to vote the shares held through it, and any dividends or other distributions to be paid, and any notices to be given, in respect of those shares will be paid or given only to the depositary or its nominee. Owners of beneficial interests in those shares will have to look solely to the depositary with respect to any benefits of share ownership, and any rights they may have with respect to those shares will be governed by the rules of the depositary, which are subject to change from time to time. We have no responsibility for those rules or their application to any interests held through the depositary.

Under our amended and restated certificate of incorporation and amended and restated bylaws, our authorized capital stock consists of:

•	2,000,000,000 shares of Common Stock, par value $0.01 per share; and

•	300,000 preferred shares, par value $0.01 per share.

There are outstanding 37,466,495 shares of our Common Stock and no outstanding shares of preferred stock. The number of shares of our Common Stock outstanding does not include the shares of Common Stock offered hereby, options to purchase shares of our common stock, representing 10% of the number of shares being offered by us hereby, that will be granted to an affiliate of our Manager in connection with this offering, and subject to adjustment if the underwriters exercise their option to purchase additional shares of our common stock or options to purchase 745,062 shares of our Common Stock granted to an affiliate of our Manager on September 23, 2014.

The following is a description of the material terms of our amended and restated certificate of incorporation and amended and restated bylaws. We refer you to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been filed as Exhibits 3.1 and 3.2 to our registration statement on Form S-1.

Common Stock

Each holder of Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Except as provided with respect to any other class or series of stock, the holders of our Common Stock will possess the exclusive right to vote for the election of directors and for all other purposes. Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the directors standing for election, and the holders of the remaining shares are not able to elect any directors.

Subject to any preference rights of holders of any preferred stock that we may issue in the future, holders of our Common Stock are entitled to receive dividends, if any, declared from time to time by our Board out of legally available funds. In the event of our liquidation, dissolution or winding up, the holders of our Common Stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of holders of our preferred stock prior to distribution.

Holders of our Common Stock have no preemptive, subscription, redemption or conversion rights.

Preferred Stock

Our Board has the authority, without action by our stockholders, to issue preferred stock and to fix voting powers for each class or series of preferred stock, and to provide that any class or series may be subject to redemption, entitled to receive dividends, entitled to rights upon dissolution, or convertible or exchangeable for shares of any other class or classes of capital stock. The rights with respect to a series or class of preferred stock may be greater than the rights attached to our Common Stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock on the rights of holders of our Common Stock until our Board determines the specific rights attached to that preferred stock. The effect of issuing preferred stock could include, among other things, one or more of the following:

•	restricting dividends in respect of our Common Stock;

•	diluting the voting power of our Common Stock or providing that holders of preferred stock have the right to vote on matters as a class;

•	impairing the liquidation rights of our Common Stock; or

•	delaying or preventing a change of control of us.

Registration Rights Agreement with Omega

New Media entered into the Omega Registration Rights Agreement on the Effective Date. Under the terms of the Omega Registration Rights Agreement, subject to customary exceptions and limitations, New Media is required to use commercially reasonable efforts to file the Registration Statement providing for the registration and sale of the Registrable Securities as soon as reasonably practicable, but not prior to the earlier of (i) 120 days following the Effective Date and (ii) 14 days after the required financials are completed in the ordinary course of business. During the first 12 months following the Listing of New Media Common Stock on a major U.S. national securities exchange, subject to customary exceptions and limitations, Omega may request one Demand Registration.

Once New Media is eligible to use Form S-3, New Media will be required to use commercially reasonable efforts to file the Shelf Registration, subject to customary exceptions and limitations. Omega is entitled to initiate up to three offerings or sales with respect to some or all of the Registrable Securities pursuant to the Shelf Registration.

Omega may only exercise its right to request the Demand Registration and any Shelf Registrations if the Registrable Securities eligible to be sold pursuant to such Registration Statement or Shelf Registration are at least 3% of the then-outstanding New Media Common Stock. This description is a summary and is subject to, and qualified in its entirety by, the provisions of the Omega Registration Rights Agreement filed as Exhibit 4.1 to our registration statement on Form S-1.

Anti-Takeover Effects of Delaware Law, Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

The following is a summary of certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Authorized but Unissued Shares

The authorized but unissued shares of our Common Stock and our preferred stock will be available for future issuance without obtaining stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of our Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.

Delaware Business Combination Statute

We are organized under Delaware law. Some provisions of Delaware law may delay or prevent a transaction that would cause a change in our control.

Our amended and restated certificate of incorporation provides that Section 203 of the Delaware General Corporation Law (the “DGCL”), as amended, an anti-takeover law, will not apply to us. In general, this statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction by which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of voting stock.

Other Provisions of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Our amended and restated certificate of incorporation provides for a staggered Board consisting of three classes of directors from and after the date of the first meeting of the Board of New Media following the Listing. Directors of each class are chosen for three-year terms upon the expiration of their current terms and each year one class of our directors will be elected by our stockholders. The terms of the first, second and third classes will expire on the dates of the first, second and third annual meetings of stockholders held after the Listing, respectively. We believe that classification of our Board will help to assure the continuity and stability of our business strategies and policies as determined by our Board. Additionally, there is no cumulative voting in the election of directors. This classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our Board. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of us, even though a tender offer or change in control might be believed by our stockholders to be in their best interest. In addition, our amended and restated certificate of incorporation and amended and restated bylaws provide that directors may be removed only for cause and only with the affirmative vote of at least 80% of the voting interest of stockholders entitled to vote.

Pursuant to our amended and restated certificate of incorporation, shares of our preferred stock may be issued from time to time, and the Board is authorized to determine and alter all rights, preferences, privileges, qualifications, limitations and restrictions without limitation. See “—Preferred Stock.”

Ability of our Stockholders to Act

Our amended and restated certificate of incorporation and amended and restated bylaws do not permit our stockholders to call special stockholders meetings (provided, however, that for so long as Newcastle and certain other affiliates of Fortress and permitted transferees (collectively, the “Fortress Stockholders”) beneficially own at least 20% of our issued and outstanding Common Stock, Fortress Stockholders may call special meetings of our stockholders). Written notice of any special meeting so called shall be given to each stockholder of record entitled to vote at such meeting not less than 10 or more than 60 days before the date of such meeting, unless otherwise required by law.

Under our amended and restated certificate of incorporation and amended and restated bylaws, any action required or permitted to be taken at a meeting of our stockholders may be taken without a meeting by written consent of a majority of our stockholders for so long as Fortress Stockholders beneficially own, directly or indirectly, at least 20% of our issued and outstanding Common Stock. After Fortress Stockholders beneficially own less than 20% of our issued and outstanding stock, only action by unanimous written consent of our stockholders can be taken without a meeting.

Our amended and restated bylaws provide that nominations of persons for election to our Board may be made at any annual meeting of our stockholders, or at any special meeting of our stockholders called for the purpose of electing directors, (a) by or at the direction of our Board or (b) by any of our stockholders. In addition to any other applicable requirements, for a nomination to be properly brought by a stockholder, such stockholder must have given timely notice thereof in proper written form to our Secretary of the Company. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices (a) in the case of an annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by a stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; and (b) in the case of a special meeting of our stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

Our amended and restated bylaws provide that no business may be transacted at any annual meeting of our stockholders, other than business that is either (a) specified in the notice of meeting given by or at the direction of our Board, (b) otherwise properly brought before the annual meeting by or at the direction of our Board, or (c) otherwise properly brought by any of our stockholders. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to our Secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by a stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

Forum Selection Clause

Under our amended and restated certificate of incorporation, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or amended and restated bylaws or (iv) any action asserting a claim against the us governed by the internal affairs doctrine.

Limitations on Liability and Indemnification of Directors and Officers

Our amended and restated certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of a fiduciary duty as a director, except to the extent such exemption is not permitted under the DGCL, as amended from time to time.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law. We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

We have entered into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our amended and restated certificate of incorporation against (i) any and all expenses and liabilities, including judgments, fines, penalties and amounts paid in settlement of any claim with our approval and counsel fees and disbursements, (ii) any liability pursuant to a loan guarantee, or otherwise, for any of our indebtedness and (iii) any liabilities incurred as a result of acting on our behalf (as a fiduciary or otherwise) in connection with an employee benefit plan. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of incorporation. These provisions and agreements may have the practical effect in some cases of eliminating our stockholders’ ability to collect monetary damages from our directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Corporate Opportunity

Under our amended and restated certificate of incorporation, to the extent permitted by law:

•	the Fortress Stockholders have the right to, and have no duty to abstain from, exercising such right to, engage or invest in the same or similar business as us, do business with any of our clients, customers or vendors or employ or otherwise engage any of our officers, directors or employees;

•	if the Fortress Stockholders or any of their officers, directors or employees acquire knowledge of a potential transaction that could be a corporate opportunity, they have no duty to offer such corporate opportunity to us, our stockholders or affiliates;

•	we have renounced any interest or expectancy in, or in being offered an opportunity to participate in, such corporate opportunities; and

•	in the event that any of our directors and officers who is also a director, officer or employee of any of the Fortress Stockholders acquires knowledge of a corporate opportunity or is offered a corporate opportunity, provided that this knowledge was not acquired solely in such person’s capacity as our director or officer and such person acted in good faith, then such person is deemed to have fully satisfied such person’s fiduciary duty and is not liable to us if any of the Fortress Stockholders pursues or acquires such corporate opportunity or if such person did not present the corporate opportunity to us.

Transfer Agent

The registrar and transfer agent for our Common Stock is American Stock Transfer and Trust Company, LLC.

Listing

Our Common Stock is listed on the NYSE under the symbol “NEWM”.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have outstanding          shares of our Common Stock, assuming          shares are sold in this offering (or          shares if the underwriters exercise their option to purchase additional shares of Common Stock in full).

All of the          shares of Common Stock sold in this offering (or          shares if the underwriters exercise their option to purchase additional shares of common stock in full) will be freely transferable without restriction or further registration under the Securities Act unless such shares are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act.

Future sales of substantial amounts of our Common Stock in the public market, including shares issued upon exercise of outstanding options or warrants, or the anticipation of these sales, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of equity securities.

In connection with this offering, we have granted to an affiliate of our Manager an option relating to shares of our Common Stock, equal in number to 10% of the number of shares being offered by us hereby, and subject to adjustment if the underwriters’ option to purchase additional shares is exercised, at the public offering price of our shares in this offering (the “Manager Option”). The option shares are not registered in connection with this offering. We also granted an affiliate of our Manager options to purchase 745,062 shares of our Common Stock in connection with a previous offering.

Sale of Restricted Securities

The shares of New Media Common Stock are freely transferable, except for shares received by persons who may be deemed to be New Media “affiliates” under the Securities Act, including any shares issued upon exercise of the Manager Option, upon exercise of the options to purchase 745,062 shares of our Common Stock granted to an affiliate of our Manager on September 23, 2014 and the shares of our Common Stock sold in this offering to certain of our officers and directors, an officer of our Manager and certain employees of entities affiliated with our Manager. Persons who may be deemed to be affiliates of New Media generally include individuals or entities that control, are controlled by or are under common control with New Media and may include directors and certain officers or principal stockholders of New Media. New Media affiliates will be permitted to sell their shares of New Media Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Rule 144.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who beneficially owns “restricted securities” of a “reporting company” may not sell these securities until the person has beneficially owned them for at least six months. Thereafter, affiliates may not sell within any three-month period a number of shares in excess of the greater of: (i) 1% of the then outstanding shares of common stock as shown by the most recent report or statement published by the issuer; and (ii) the average weekly reported trading volume in such securities during the four preceding calendar weeks.

Sales under Rule 144 by our affiliates will also be subject to restrictions relating to manner of sale, notice and the availability of current public information about us and may be affected only through unsolicited brokers’ transactions.

Persons not deemed to be affiliates who have beneficially owned “restricted securities” for at least six months but for less than one year may sell these securities, provided that current public information about the Company is “available,” which means that, on the date of sale, we have been subject to the reporting requirements of the Exchange Act for at least 90 days and are current in our Exchange Act filings. After beneficially owning “restricted securities” for one year, our non-affiliates may engage in unlimited re-sales of such securities.

Shares received by our affiliates in the spin-off of the Company, as a result of which each share of Newcastle common stock outstanding as of a certain time entitled the holder thereof to receive 0.07219481485 shares of New Media Common Stock (the “Distribution”), or upon exercise of stock options or upon vesting of other equity-linked awards may be “controlled securities” rather than “restricted securities.” “Controlled securities” are subject to the same volume limitations as “restricted securities” but are not subject to holding period requirements.

Lock-Up Agreements

We and our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of          days after the date of this Prospectus, may not, without the prior written consent of         , offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement.

New Media Warrants

On the Effective Date, the Company was deemed to have issued and distributed 1,362,479 10-year warrants to former equity holders of GateHouse (the “New Media Warrants”). The New Media Warrants collectively represent the right to acquire New Media Common Stock, which in the aggregate was equal to 5% of New Media Common Stock as of the Effective Date (calculated prior to dilution from shares of New Media Common Stock issued pursuant to the Local Media Contribution) at a strike price per share of $46.35 calculated based on a total equity value of New Media prior to the Local Media Contribution of $1.2 billion as of the Effective Date. Former equity interests in GateHouse were cancelled under the Plan. New Media Warrants do not have the benefit of antidilution protections, other than customary protections including for stock splits and stock dividends. The New Media Warrants expire on November 26, 2023. This description is a summary and is subject to, and qualified in its entirety by, the provisions of the Amended and Restated Warrant Agreement filed as Exhibit 10.35 to our registration statement on Form S-1.

Registration Rights Agreement with Omega

New Media entered into the Omega Registration Rights Agreement on the Effective Date. Under the terms of the Omega Registration Rights Agreement, subject to customary exceptions and limitations, New Media is required to use commercially reasonable efforts to file the Registration Statement providing for the registration and sale of the Registrable Securities as soon as reasonably practicable, but not prior to the earlier of (i) 120 days following the Effective Date and (ii) 14 days after the required financials are completed in the ordinary course of business. During the first 12 months following the Listing of New Media Common Stock on a major U.S. national securities exchange, subject to customary exceptions and limitations, Omega may request one Demand Registration.

Once New Media is eligible to use Form S-3, New Media will be required to use commercially reasonable efforts to file the Shelf Registration, subject to customary exceptions and limitations. Omega is entitled to initiate up to three offerings or sales with respect to some or all of the Registrable Securities pursuant to the Shelf Registration.

Omega may only exercise its right to request the Demand Registration and any Shelf Registrations if the Registrable Securities eligible to be sold pursuant to such Registration Statement or Shelf Registration are at least 3% of the then-outstanding New Media Common Stock. This description is a summary and is subject to, and qualified in its entirety by, the provisions of the Omega Registration Rights Agreement filed as Exhibit 4.1 to our registration statement on Form S-1.

UNDERWRITING

         are acting as the underwriters. Subject to the terms and conditions stated in the underwriting agreement dated                     , 2015, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Underwriters	Number of Shares
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC

Total

In addition,          shares of our common stock will be purchased directly from us by one of our directors and an officer of our Manager at a price of $         per share. The underwriters will not receive any underwriting discount or fee relating to these shares.

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the option to purchase additional shares described below) if they purchase any of the shares.

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this Prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $         per share. If all the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The underwriters have advised us that they do not intend to make sales to discretionary accounts.

If the underwriters sell more shares than the total number set forth in the table above, we have granted to the underwriters an option to purchase up to          additional shares of Common Stock exercisable for          days from the date of this Prospectus, at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

We, our Manager and our executive officers and directors have agreed that, subject to limited exceptions, for a period of          days from the date of this Prospectus, we and they will not, without the prior written consent of the designated representative, dispose of or hedge any shares or any securities convertible into or exchangeable for our Common Stock. Specifically, we and these other persons have agreed not to offer, sell, contract to sell, pledge (other than pledges existing on the date of the underwriting agreement), grant any option to purchase, make any short sale or otherwise dispose of any Common Stock, or any options or warrants to purchase any Common Stock, or any securities convertible into, exchangeable for or that represent the right to receive Common Stock owned directly by us or these other persons or with respect to which we or such other persons have beneficial ownership. These restrictions expressly preclude hedging or other transactions designed to, or which reasonably could be expected to, lead to or result in a sale or disposition of our or such other persons’ common stock. The prohibited transactions include any short sale or any purchase, sale or grant of rights (including without limitation any put or call option) with respect to any of our or such other persons’ Common Stock or any securities that include, relate to, or derive any significant part of their value from such Common Stock.

With respect to us, the restrictions described in the paragraph above do not apply to the shares of common stock sold in this offering or issued (i) upon the exercise of presently outstanding options or upon the exercise of the options issued to an affiliate of our Manager in connection with the offering contemplated hereby, (ii) in connection with financing an acquisition by us or a subsidiary, refinancing of ours or a subsidiary’s outstanding indebtedness in connection with an acquisition by us or a subsidiary or as consideration for an acquisition by us or a subsidiary; provided, that such Common Stock issuances shall not exceed, in the aggregate, 15% of our then issued and outstanding shares; or (iii) in connection with the grant, assignment and exercise of options under, or the issuance and sale of shares pursuant to, the New Media Investment Group Inc. Nonqualified Stock Option and Incentive Award Plan, as amended from time to time. We have also agreed not to file a registration statement under the Act registering offers or sales of shares of Common Stock (or any securities convertible into, exercisable for or exchangeable for Common Stock) or any interest in shares of Common Stock, except (a) for a registration statement with respect to shares of Common Stock issuable under the New Media Investment Group Inc. Nonqualified Stock Option and Incentive Award Plan, as amended from time to time, (b) for a registration statement with respect to shares of Common Stock issuable upon the exercise of currently outstanding options or upon the exercise of the options issued to an affiliate of our Manager in connection with the offering contemplated hereby, (c) for a registration statement in connection with the registration rights agreement, dated November 26, 2013, between us and Omega Advisors, Inc. and its affiliates or (d) a registration statement in connection with an issuance of Common Stock permissible pursuant to (ii) above; provided, that in the foregoing clauses (a) and (b), no sales pursuant to such registration statement is permissible during the         -day restricted period.

With respect to our directors and executive officers, the restrictions described above do not apply to transfers of common stock (i) as a bona fide gift, (ii) to any trust for the benefit of such person’s immediate family, (iii) to funds managed by an affiliate of Fortress, (iv) to an affiliate of such person or to an entity controlled or managed by such person or its affiliates, (v) as a distribution to limited partners, members, stockholders or equity holders of such person, (vi) with the prior written consent of the Representative on behalf of the Underwriters or (vii) pursuant to pledges existing on the date of the lock-up agreement, provided that, (a) in each case (i), (ii), (iii), (iv), (v) and (vii), the donee, trustee, distributee or transferee, as applicable, will be subject to the restrictions described in the paragraph above for the remainder of the restricted period, (b) in each case (i), (ii), (iv) and (v), any transfers do not involve a disposition for value, and in each case (i) through (vi), (c) such disposition is not required to be reported with the SEC on Form 4 in accordance with Section 16 of the Exchange Act and (d) such person does not voluntarily effect any public filing or report regarding such transfers (other than a filing on Form 5 made after the expiration of the         -day period). The designated representative, in their sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. Notwithstanding the foregoing, if (i) during the last 17 days of the         -day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (ii) prior to the expiration of the         -day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the         -day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Our shares of Common Stock are listed on the NYSE under the symbol “NEWM”.

The underwriters plan to sell shares of our Common Stock in this offering to certain of our officers and directors at the public offering price set forth on the cover page of this Prospectus. The underwriters will not receive any underwriting discounts or commissions on the sale of such shares.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (other than in connection with the sale of shares of our Common Stock in this offering to certain of our officers and directors, an officer of our Manager and certain employees of entities affiliated with our Manager, for which no discounts or commissions will be paid). These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Paid by Us
	No Exercise	Full Exercise
Per share	$	$
Total	$	$

In addition, we estimate that the total expenses of this offering payable by us will be approximately $        . We will pay the filing fees and up to $         of the expenses (including the fees and disbursements of counsel to the underwriters) related to obtaining the required approval of certain terms of this offering from FINRA. The underwriters may reimburse us for certain of these expenses.

In connection with this offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the option to purchase additional shares, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in this offering.

•	“Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriters’ option to purchase additional shares.

•	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters’ option to purchase additional shares.

•	Covering transactions involve purchases of shares either pursuant to the option to purchase additional shares or in the open market after the distribution has been completed in order to cover short positions.

•	To close a naked short position, the underwriters must purchase shares in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.

•	To close a covered short position, the underwriters must purchase shares in the open market after the distribution has been completed or must exercise the option to purchase additional shares. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters, in covering short positions or making stabilizing purchases, repurchase shares originally sold by that syndicate member.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, investment banking, commercial banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of shares may be made to the public in that Relevant Member State other than:

(A)	to any legal entity which is a qualified investor as defined in the Prospectus Directive (as defined below);

(B)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters; or

(C)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the has been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a nondiscretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of has been obtained to each such proposed offer or resale.

This Prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this Prospectus may only do so in circumstances in which no obligation arises for any of the underwriters or us to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In the United Kingdom, this Prospectus is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), and/

or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This Prospectus must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this Prospectus relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This Prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this Prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Notice to Prospective Investors in Australia

No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia (“Corporations Act”)) in relation to the common stock has been or will be lodged with the Australian Securities & Investments Commission (“ASIC”). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a)	you confirm and warrant that you are either:

(i)	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

(ii)	a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii)	a person associated with the company under section 708(12) of the Corporations Act; or

(iv)	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

(b)	you warrant and agree that you will not offer any of the common stock for resale in Australia within 12 months of that common stock being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

LEGAL MATTERS

Certain legal matters relating to this offering will be passed upon for the Company by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated financial statements and schedule of New Media Investment Group Inc. and subsidiaries (the “Company”) included in the Company’s Annual Report on Form 10-K for the year ended December 29, 2013, as set forth in their report, which is incorporated by reference in this Prospectus and elsewhere in the registration statement. The Company’s financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Ernst & Young LLP, independent auditors, has audited the combined financial statements of Dow Jones Local Media Group, Inc. at June 30, 2013 and 2012, and for each of the three years in the period ended June 30, 2013, as set forth in their report. The Company has included the Dow Jones Local Media Group, Inc. financial statements in the Prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

The consolidated financial statements of The Providence Journal Company as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, have been included herein in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The audited consolidated financial statements of Halifax Media Group, LLC (i) as of and for the nine months ended September 30, 2014 and (ii) as of December 31, 2013 and 2012 and for each for the two years in the period ended December 31, 2013, have been audited by Baker Tilly Virchow Krause LLP, independent registered public accounting firm, as set forth in their reports appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 to register with the SEC the shares of our Common Stock to be sold in this offering. This document constitutes a part of that registration statement, together with all amendments, supplements, schedules and exhibits to the registration statement.

This Prospectus does not contain all of the information in the registration statement. Each statement contained in this Prospectus as to the contents of any contract, agreement or other document filed as an exhibit to the registration statement is qualified in its entirety by reference to that exhibit for a more complete description of the matter involved. We are subject to the information and periodic reporting requirements of the Exchange Act, and we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC.

Our SEC filings, including our registration statement may be read and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and registration statements, and other information regarding issuers that file electronically with the SEC. New Media maintains a website at http://www.newmediainv.com/. The information contained on or accessible through our website or the SEC’s website shall not be deemed to be a part of this Prospectus or the registration statement of which this Prospectus forms a part.

INFORMATION INCORPORATED BY REFERENCE

The rules of the SEC allow us to incorporate information into this Prospectus by reference. The information incorporated by reference is considered to be a part of this Prospectus. This Prospectus incorporates by reference the documents listed below:

•	our Annual Report on Form 10-K for the year ended December 29, 2013;

•	our Quarterly Reports on Form 10-Q for the periods ended March 30, 2014, June 29, 2014 and September 28, 2014; and

•	our Current Reports on Form 8-K, filed on February 7, 2014, June 5, 2014, July 23, 2014, September 3, 2014 and November 28, 2014 (excluding information under Item 2.02 and Item 9.01).

Any statement made in this Prospectus or in a document incorporated by reference into this Prospectus will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

You can obtain any of the filings incorporated by reference into this Prospectus through us or from the SEC through the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this Prospectus. You should direct requests for those documents to:

New Media Investment Group Inc.

1345 Avenue of the Americas

New York, New York, 10105

Attn: Investor Relations

Tel.: (212) 479-3160

Our reports and documents incorporated by reference into this Prospectus may also be found in the “Investors” section of our website at http://www.newmediainv.com. Our website and the information contained in it or connected to it shall not be deemed to be incorporated into this Prospectus or any registration statement of which it forms a part.

INDEX TO FINANCIAL STATEMENTS

Combined Financial Statements of Dow Jones Local Media Group, Inc.
Report of Independent Auditors	F-2
Combined Balance Sheets as of June 30, 2013 and 2012	F-3
Combined Statements of Operations and Comprehensive (Loss) Income for each of the three years in the period ended June 30, 2013	F-4
Combined Statements of Equity for each of the three years in the period ended June 30, 2013	F-5
Combined Statements of Cash Flows for each of the three years in the period ended June 30, 2013	F-6
Notes to Combined Financial Statements	F-7

Consolidated Financial Statements of The Providence Journal Company:
Independent Auditors’ Report	F-24
Independent Auditors’ Review Report	F-25
Consolidated Balance Sheets as of June 30, 2014 (unaudited) and as of December 31, 2013 and 2012 (audited)	F-26
Consolidated Statements of Operations for the sixth month periods ended June 30, 2014 and 2013 (unaudited) and for each of the years in the three year period ended December 31, 2013 (audited)	F-27
Consolidated Statements of Equity for the sixth month period ended June 30, 2014 (unaudited) and for each of the years in the three year period ended December 31, 2013 (audited)	F-28
Consolidated Statements of Cash Flows for the sixth month periods ended June 30, 2014 and 2013 (unaudited) and for each of the years in the three year period ended December 31, 2013 (audited)	F-29
Notes to Consolidated Financial Statements	F-30

Consolidated Financial Statements of Halifax Media Group, LLC
Independent Auditors’ Report	F-40
Consolidated Balance Sheets as of December 31 2013 and 2012 (audited)	F-41
Consolidated Statements of Operations for the years ended December 31, 2013 and 2012 (audited)	F-42
Consolidated Statements of Members’ Equity for the years ended December 31, 2013 and 2012 (audited)	F-43
Consolidated Statements of Cash Flows for the years ended December 31, 2013 and 2012 (audited)	F-44
Notes to the Consolidated Financial Statements	F-45

Consolidated Financial Statements of Halifax Media Group, LLC
Independent Auditors’ Report	F-65
Consolidated Balance Sheet as of September 30, 2014 (audited)	F-66
Consolidated Statement of Operations for the nine months ended September 30, 2014 (audited)	F-67
Consolidated Statement of Members’ Equity for the nine months ended September 30, 2014 (audited)	F-68
Consolidated Statement of Cash Flows for the nine months ended September 30, 2014 (audited)	F-69
Notes to the Consolidated Financial Statements	F-70

Report of Independent Auditors

The Board of Directors and Shareholders

Dow Jones Local Media Group, Inc.

We have audited the accompanying combined financial statements of Dow Jones Local Media Group, Inc., which comprise the combined balance sheets as of June 30, 2013 and 2012, and the related combined statements of operations and comprehensive (loss) income, equity, and cash flows for each of the three years in the period ended June 30, 2013, and the related notes to the combined financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Dow Jones Local Media Group, Inc. at June 30, 2013 and 2012, and the combined results of its operations and it cash flows for each of the three years in the period ended June 30, 2013, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

New York, New York

September 10, 2013

Dow Jones Local Media Group, Inc.

Combined Balance Sheets

(In Thousands)

	June 30
	2013	2012
Assets
Current assets:
Cash	$567	$1,878
Accounts receivable, net	13,984	14,130
Inventory	1,657	1,579
Deferred income taxes	848	949
Prepaid expenses and other current assets	3,247	2,580

Total current assets	20,303	21,116

Property and equipment, net	64,299	70,644
Deferred income taxes	38,408	34,508
Intangible assets, net	4,426	46,714

Total assets	$127,436	$172,982

Liabilities and equity
Current liabilities:
Accounts payable	$1,320	$1,235
Accrued wages	5,259	4,929
Deferred revenue	7,706	7,967
Pension and postretirement benefits	1,417	1,672
Income taxes payable	34	—
Other current liabilities	5,606	5,574

Total current liabilities	21,342	21,377
Pension and postretirement benefits	53,265	73,772
Other noncurrent liabilities	12,191	12,050

Total liabilities	86,798	107,199

Commitments and contingencies

Total equity	40,638	65,783

Total liabilities and equity	$127,436	$172,982

See accompanying notes to the combined financial statements.

Dow Jones Local Media Group, Inc.

Combined Statements of Operations and Comprehensive (Loss) Income

(In Thousands)

	For the Fiscal Years Ended June 30
	2013	2012	2011
Revenues:
Advertising	$83,096	$92,502	$106,381
Circulation and subscription	51,192	52,493	52,332
Other	24,271	24,275	23,131

Total revenues	158,559	169,270	181,844

Operating expenses	136,340	142,281	154,026
Depreciation and amortization	7,858	8,500	9,601
Impairments and restructuring	42,268	197,869	247

Total expenses	186,466	348,650	163,874

Operating (loss) income	(27,907)	(179,380)	17,970
Income tax benefit (expense)	10,242	34,682	(8,504)

Net (loss) income	(17,665)	(144,698)	9,466

Other comprehensive income (loss):
Pension and postretirement plans adjustment	11,578	(29,955)	6,114

Total comprehensive (loss) income	$(6,087)	$(174,653)	$15,580

See accompanying notes to the combined financial statements.

Dow Jones Local Media Group, Inc.

Combined Statements of Equity

(In Thousands)

Fiscal Years Ended June 30, 2013, 2012, and 2011

	Parent Company Investment	Accumulated Other Comprehensive (Loss) Income	Total
Balance, June 30, 2010	$295,273	$(30,740)	$264,533
Net income	9,466	—	9,466
Comprehensive income	—	6,114	6,114
Net decrease in parent company investment	(23,962)	—	(23,962)

Balance, June 30, 2011	280,777	(24,626)	256,151
Net loss	(144,698)	—	(144,698)
Comprehensive loss	—	(29,955)	(29,955)
Net decrease in parent company investment	(15,715)	—	(15,715)

Balance, June 30, 2012	120,364	(54,581)	65,783
Net loss	(17,665)	—	(17,665)
Comprehensive income	—	11,578	11,578
Net decrease in parent company investment	(19,058)	—	(19,058)

Balance, June 30, 2013	$83,641	$(43,003)	$40,638

See accompanying notes to the combined financial statements.

Dow Jones Local Media Group, Inc.

Combined Statements of Cash Flows

(In Thousands)

	For the Fiscal Years Ended June 30
	2013	2012	2011
Operating activities
Net (loss) income	$(17,665)	$(144,698)	$9,466
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	7,858	8,500	9,601
Impairments	42,268	197,869	—
Provision for doubtful accounts	802	478	1,170
(Gain) loss on disposal of property and equipment	(81)	(1,458)	1,371
Changes in operating assets and liabilities:
Accounts receivable, net	(656)	1,510	(198)
Inventory	(78)	(716)	(1,534)
Prepaid expenses and other current assets	(666)	1,293	(390)
Accounts payable and accrued wages	449	(465)	590
Deferred income taxes, net	(11,635)	(36,695)	5,119
Pension and postretirement benefits	(1,349)	(10,082)	1,467
Deferred revenue	(261)	121	(317)
Other liabilities	173	(18)	(1,763)

Net cash provided by operating activities	19,159	15,639	24,582

Investing activities
Capital expenditures	(1,938)	(2,180)	(3,758)
Proceeds from sale of property and equipment	526	2,036	3,569

Net cash used in investing activities	(1,412)	(144)	(189)

Financing activities
Net transfers to Parent and affiliates	(19,058)	(15,715)	(23,962)

Net cash used in financing activities	(19,058)	(15,715)	(23,962)

Net change in cash	(1,311)	(220)	431
Cash, beginning of year	1,878	2,098	1,667

Cash, end of year	$567	$1,878	$2,098

See accompanying notes to the combined financial statements.

Dow Jones Local Media Group, Inc.

Notes to Combined Financial Statements

(In Thousands)

June 30, 2013

1. Organization

Overview

Dow Jones Local Media Group, Inc. (LMG or the Company) operates as a business unit of Dow Jones & Company, Inc. (Parent), a wholly-owned subsidiary of News Corporation. The Company operates print and online community media franchises, Internet sites, digital services, magazines, other news, and advertising niche publications and commercial print and household distribution services. These combined financial statements were prepared on a stand-alone basis derived from the financial statements and accounting records of the Company and Parent, and reflect the combined historical financial position, results of operations, and cash flows of the Company’s businesses in accordance with U.S. generally accepted accounting principles (GAAP). Certain costs that were incurred centrally by Parent for functions such as corporate overhead for services and administrative functions have been allocated to the Company and included in the combined financial statements. We believe the assumptions underlying such allocations were made on a reasonable basis.

On June 28, 2013, the Company and Parent entered into a stock purchase agreement with Newcastle Investment Corp., whereby Newcastle Investment Corp. would acquire the Company for $82 million. The transaction received regulatory approvals and closed on September 3, 2013. These combined financial statements have been prepared in contemplation of this transaction.

Basis of Presentation

These financial statements are presented as if the businesses of the Company had been combined for all periods presented. All intracompany transactions and accounts within LMG have been eliminated in combination. The assets and liabilities in the combined financial statements have been reflected on an historical cost basis as adjusted for the acquisition of Parent by News Corporation in December 2007. Cash is managed centrally, with net earnings reinvested locally and working capital requirements met from existing liquid funds. LMG reflects transfers of cash to and from Parent’s cash management system as a component of parent company investment.

Income tax benefit (expense) in the combined statements of operations and comprehensive (loss) income has been calculated as if LMG filed a separate tax return and was operating as a stand-alone business. Therefore, cash tax payments and items of current and deferred taxes may not be reflective of LMG’s actual tax balances had it been a stand-alone business.

2. Summary of Significant Accounting Policies

Principles of Combination

The combined financial statements include certain assets and liabilities that have historically been held at Parent’s corporate level, but are specifically identifiable or otherwise attributable to LMG. All significant intercompany transactions between Parent and LMG have been included within parent company investment in these combined financial statements.

LMG’s fiscal year ends on the Sunday closest to June 30. Fiscal 2013 and 2012 included 52 weeks, while fiscal 2011 included 53 weeks with the 53rd week falling in the fourth fiscal quarter. All references to June 30, 2013, June 30, 2012, and June 30, 2011 relate to the twelve month periods ended June 30, 2013, July 1, 2012, and July 3, 2011, respectively. For convenience purposes, LMG continues to date its combined financial statements as of June 30.

Dow Jones Local Media Group, Inc.

Notes to Combined Financial Statements (continued)

(In Thousands)

2. Summary of Significant Accounting Policies (continued)

Use of Estimates

The preparation of LMG’s combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts that are reported in the combined financial statements and accompanying notes. Actual results could differ from those estimates.

Accounts Receivable, Net

The Company provides an allowance for doubtful accounts equal to estimated uncollectible amounts. The Company’s estimate is based on historical collection experience and a review of the current status of such accounts receivable. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change. Accounts receivable are presented net of an allowance for doubtful accounts of $1,450 and $1,572 at June 30, 2013 and 2012, respectively.

Advertising Expenses

The Company expenses advertising costs as incurred. Included in operating expenses are advertising expenses of $22,521, $23,553, and $22,760 for the fiscal years ended June 30, 2013, 2012, and 2011, respectively.

Shipping and Handling

Costs incurred for shipping and handling are reflected in operating expenses in the combined statements of operations.

Concentrations of Credit and Other Risks

Advertising spending, which drives a significant portion of LMG’s revenues, is sensitive to economic conditions. Local economic conditions affect the levels of advertising revenues. Economic factors that have adversely affected advertising revenues include lower consumer and business spending, high unemployment and depressed home sales. Advertising revenues are particularly adversely affected if advertisers respond to weak and uneven economic conditions by reducing their budgets or shifting spending patterns or priorities, or if they are forced to consolidate or cease operations. Continuing weak and uncertain economic conditions and outlook could adversely affect the level of advertising revenues and combined financial condition and results of operations.

Contingencies

Certain conditions may exist which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management, insurance advisers and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company, or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, the estimated liability would be accrued in the Company’s combined

Dow Jones Local Media Group, Inc.

Notes to Combined Financial Statements (continued)

(In Thousands)

2. Summary of Significant Accounting Policies (continued)

financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they arise from guarantees, in which case the guarantees would be disclosed.

Income Taxes

LMG accounts for income taxes in accordance with Accounting Standards Codification (ASC) 740, Income Taxes (ASC 740). ASC 740 requires an asset and liability approach for financial accounting and reporting for income taxes. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Valuation allowances are established where management determines that it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Inventory

Inventory is comprised of newsprint and is valued using weighted average cost.

Property and Equipment, Net

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over an estimated useful life of 3 to 25 years for equipment and 10 to 40 years for buildings and improvements. Leasehold improvements are amortized using the straight-line method over the shorter of their estimated useful lives or the life of the lease. Costs associated with the repair and maintenance of property are expensed as incurred. Changes in circumstances, such as technological advances or changes to LMG’s business model or capital strategy could result in the actual useful lives differing from LMG’s estimates.

Revenue Recognition

Advertising revenues from the publication of newspapers are recognized when advertisements are published in newspapers or placed on digital platforms or, with respect to certain digital advertising, each time a user either clicks on or views certain ads, net of commissions and provisions for estimated sales incentives including rebates, rate adjustments, and discounts.

Circulation revenues include single-copy and subscription revenues. Circulation revenues are based on the number of copies of the printed newspaper (through home-delivery subscriptions and single-copy sales) and digital subscriptions sold and the rates charged to the respective customers. Single-copy revenue is recognized based on date of publication, net of provisions for related returns. Proceeds from subscription revenues are deferred at the time of sale and are recognized in earnings on a pro rata basis over the terms of the subscriptions. Several factors are considered to determine whether the Company is a principal, most notably whether the Company is primary obligor to the customer and has determined the selling price and product specifications.

Other revenues are recognized when the related service or product has been delivered.

Dow Jones Local Media Group, Inc.

Notes to Combined Financial Statements (continued)

(In Thousands)

2. Summary of Significant Accounting Policies (continued)

Billings to clients and payments received in advance of the performance of services or delivery of products are recorded as deferred revenue until the services are performed or the product is delivered.

Goodwill and Intangible Assets

LMG has intangible assets, including goodwill, trade names, and advertising and subscriber relationships. Goodwill is recorded as the difference between the cost of acquired entities and amounts assigned to their tangible and identifiable intangible net assets. In accordance with ASC 350, Intangibles—Goodwill and Other (ASC 350), LMG’s indefinite-lived intangible assets are tested annually for impairment or earlier if events occur or circumstances change that would more likely than not reduce the fair value below its carrying amount. Intangible assets with finite lives are generally amortized over their estimated useful lives. The impairment assessment of indefinite-lived intangibles compares the fair value of these intangible assets to their carrying value.

LMG’s goodwill impairment reviews are performed using a two-step process. The first step of the process is to compare the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, the goodwill of the reporting unit is not impaired and the second step of the impairment review is not necessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment review is required to be performed to estimate the implied fair value of the reporting unit’s goodwill. The implied fair value of the reporting unit’s goodwill is compared with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

Long-lived Assets

ASC 360, Property, Plant, and Equipment, and ASC 350 require that LMG periodically reviews the carrying amounts of its long-lived assets, including property and equipment and finite-lived intangible assets, to determine whether current events or circumstances indicate that such carrying amounts may not be recoverable. If the carrying amount of the asset is greater than the expected undiscounted cash flows to be generated by such asset, an impairment adjustment is recognized if the carrying value of such asset exceeds its fair value. LMG generally measures fair value by considering sale prices for similar assets or by discounting estimated future cash flows using an appropriate discount rate. Considerable management judgment is necessary to estimate the fair value of assets; accordingly, actual results could vary significantly from such estimates.

Self-Insurance Plans

The Company has self-insured health plans for all its employees. The Company has purchased stop-loss insurance in order to limit its exposure, which will reimburse the Company for individual claims in excess of $450 annually. Self-insurance losses are accrued based on the Company’s estimates of the aggregate liability for uninsured claims incurred using certain actuarial assumptions followed in the insurance industry. Included in accrued wages is an estimate for self-insured health plan expenses of $850 and $950 at June 30, 2013 and 2012, respectively.

The Company is self-insured for property and casualty losses, and included in other current liabilities is an accrual for losses of $3,622 and $3,755 at June 30, 2013 and 2012, respectively.

Dow Jones Local Media Group, Inc.

Notes to Combined Financial Statements (continued)

(In Thousands)

2. Summary of Significant Accounting Policies (continued)

Fair Value Measurements

In accordance with ASC 820, Fair Value Measurements, LMG measures assets and liabilities using inputs from the following three levels of the fair value hierarchy: (i) inputs that are quoted prices in active markets (Level 1); (ii) inputs other than quoted prices included within Level 1 that are observable, including quoted prices for similar assets or liabilities (Level 2); and (iii) inputs that require the entity to use its own assumptions about market participant assumptions (Level 3).

The fair values of the Company’s financial instruments, such as accounts receivable and accounts payable approximate their carrying values due to the short-term maturities of these assets and liabilities. The Company’s assets measured at fair value on a nonrecurring basis include long-lived assets, indefinite-lived intangible assets and goodwill. The Company reviews the carrying amounts of such assets whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable or at least annually as of June 30 for indefinite-lived intangible assets and goodwill. Any resulting asset impairment would require that the asset be recorded at its fair value. The resulting fair value measurements of the assets are considered to be Level 3 measurements.

During fiscal 2012, the Company recorded non-cash impairment charges of $152,842 relating to Goodwill, $44,335 relating to Trade Names and $692 relating to long-lived assets as a result of a potential sale of the Company below its carrying value. The Company recorded an additional impairment in fiscal 2013 for $42,268 to further reduce the carrying value as a result of the pending sale that subsequently closed on September 3, 2013.

Recent Accounting Pronouncements

In July 2012, the Financial Accounting Standards Board (the FASB) issued ASU 2012-02, Intangibles— Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment (ASU 2012-02), which permits an entity to make a qualitative assessment of whether it is more likely than not that the fair value of a reporting unit’s indefinite-lived intangible asset is less than the asset’s carrying value before applying a quantitative impairment assessment. If it is determined through the qualitative assessment that the fair value of a reporting unit’s indefinite-lived intangible asset is more likely than not greater than the asset’s carrying value, the remaining impairment steps would be unnecessary. The qualitative assessment is optional, allowing companies to go directly to the quantitative assessment. ASU 2012-02 is effective for the Company for annual and interim indefinite-lived intangible asset impairment tests performed beginning July 1, 2013. The Company does not expect the adoption of ASU 2012-02 will have a significant impact on its combined financial statements.

In February 2013, the FASB issued ASU 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (ASU 2013-02), which requires the Company to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, it requires the Company to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income, but only if the amount reclassified is required under GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under GAAP to be reclassified in their entirety to net income, the Company is required to cross-reference to other disclosures required under GAAP that provide additional detail about those amounts. ASU 2013-02 is effective for the Company for interim reporting periods beginning July 1, 2013. The Company does not expect the adoption of ASU 2012-02 will have a significant impact on its combined financial statements, as it relates to disclosures only.

Dow Jones Local Media Group, Inc.

Notes to Combined Financial Statements (continued)

(In Thousands)

2. Summary of Significant Accounting Policies (continued)

In July 2013, the FASB issued ASU 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (ASU 2013-11). ASU 2013-11 clarifies guidance and eliminates diversity in practice on the presentation of unrecognized tax benefits when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists at the reporting date. This new guidance is effective for annual reporting periods beginning on or after December 15, 2013 and subsequent interim periods. The Company does not expect the adoption of ASU 2013-11 will have a significant impact on its combined financial statements.

3. Property and Equipment, Net

Property and equipment, net was comprised of the following:

	As of June 30
	2013	2012
Property and equipment:
Land	$11,252	$11,334
Buildings and leasehold improvements	38,604	39,207
Machinery and equipment	61,435	57,953
Construction-in-progress	60	1,699

	111,351	110,193
Less: Accumulated depreciation and amortization	(47,052)	(39,549)

Property and equipment, net	$64,299	$70,644

Depreciation expense for the fiscal years ended June 30, 2013, 2012, and 2011 was $7,838, $8,431, and $8,995, respectively. During the fiscal year ended June 30, 2012, the Company recorded impairment to property and equipment of $692.

4. Intangible Assets, Net and Goodwill

The changes in the carrying values of LMG’s intangible assets, goodwill and related accumulated amortization for the fiscal years ended June 30, 2013 and 2012, were as follows:

	Goodwill(a)	Trade Names(a)	Subscriber Relationships(b)	Advertising Relationships(c)	Total Intangible Assets, Net
Balance, June 30, 2011	$152,842	$66,300	$3,010	$21,808	$91,118
Amortization	—	—	(69)	—	(69)
Impairments	(152,842)	(44,335)	—	—	(44,335)

Balance, June 30, 2012	—	21,965	2,941	21,808	46,714
Amortization	—	—	(20)	—	(20)
Impairments	—	(21,965)	(2,399)	(17,904)	(42,268)

Balance, June 30, 2013	$—	$—	$522	$3,904	$4,426

(a)	Goodwill and Trade Names are not subject to amortization.

Dow Jones Local Media Group, Inc.

Notes to Combined Financial Statements (continued)

(In Thousands)

4. Intangible Assets, Net and Goodwill (continued)

(b)	Net of accumulated amortization of $2,379 and $2,359 as of June 30, 2013 and 2012, respectively. The useful life of Subscriber Relationships is ten years, primarily based on historical attrition rates of subscribers.
(c)	Net of accumulated amortization of $7,292 as of June 30, 2013 and 2012. The useful life of Advertising Relationships is 25 years, primarily based on historical attrition rates of advertisers.

Aggregate amortization expense for the fiscal years ended June 30, 2013, 2012, and 2011 was $20, $69, and $606, respectively.

Based on the current amount of amortizable intangible assets, net, the estimated amortization expense for each of the succeeding five fiscal years is less than $1.

The Company evaluates the recoverability of identifiable intangible assets whenever events or changes in circumstances indicate that an intangible asset’s carrying amount may not be recoverable. Such circumstances could include, but are not limited to: (1) a significant decrease in the market value of an asset, (2) a significant adverse change in the extent or manner in which an asset is used, or (3) an accumulation of costs significantly in excess of the amount originally expected for the acquisition of an asset. The Company measures the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds its fair value. The fair value is measured based on quoted market prices, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including the discounted value of estimated future cash flows. The evaluation of asset impairment requires the Company to make assumptions about future cash flows over the life of the asset being evaluated. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts.

During fiscal 2012, LMG received an offer to sell its business for an amount that was less than the carrying amount of its net assets, excluding goodwill. As of result, this indicator led the Company to record an impairment charge to Goodwill of $152,842 and Trade Names of $44,335 during the year ended June 30, 2012. On June 28, 2013, Parent entered into an agreement to sell the Company for $82,000 and due to the net proceeds being less than previously estimated, the Company recorded an additional impairment to Trade Names, Advertising Relationships and Subscriber Relationships totaling $42,268. Impairment charges of $42,268 and $197,177 for fiscal years ended June 30, 2013 and 2012, respectively, are included in impairment and restructuring in the accompanying combined statements of operations and comprehensive (loss) income.

5. Pension and Other Postretirement Benefits

Certain of LMG’s U.S. employees participate in defined benefit pension plans sponsored by the Company (Direct Plans), of which certain plans are frozen. Accordingly, the funded and unfunded position of each Direct Plan is recorded in LMG’s combined balance sheets. Actuarial gains and losses that have not yet been recognized through income are recorded in accumulated other comprehensive (loss) income net of taxes, until they are amortized as a component of net periodic benefit cost. The determination of benefit obligations and the recognition of expenses related to Direct Plans are dependent on various assumptions. The major assumptions primarily relate to discount rates, long-term expected rates of return on plan assets, and future compensation increases. Management develops each assumption using relevant company experience in conjunction with market-related data. The funded status of the Direct Plans can change from year to year, but the assets of the funded plans have been sufficient to pay all benefits that came due in each of the fiscal years ended June 30, 2013, 2012, and 2011.

Dow Jones Local Media Group, Inc.

Notes to Combined Financial Statements (continued)

(In Thousands)

5. Pension and Other Postretirement Benefits (continued)

The Company uses a June 30 measurement date for all direct pension and postretirement benefit plans. The following table sets forth the change in the projected benefit obligation, change in the fair value of Direct Plans plan assets and funded status:

	Pension Benefits		Postretirement Benefits
	As of June 30
	2013	2012	2013	2012
Projected benefit obligation, beginning of year	$254,431	$223,237	$7,854	$7,628
Service cost	51	45	162	124
Interest cost	10,551	12,436	277	371
Benefits paid	(13,868)	(13,674)	(913)	(1,158)
Settlements	(10,238)	(8,896)	—	—
Actuarial (gain) loss	(16,549)	41,283	(970)	889

Projected benefit obligation, end of year	224,378	254,431	6,410	7,854

Change in the fair value of plan assets
Fair value of plan assets, beginning of year	186,842	195,662	—	—
Actual return on plan assets	12,649	3,248	—	—
Employer contributions	721	10,501	913	1,158
Benefits paid	(13,868)	(13,674)	(913)	(1,158)
Settlements	(10,238)	(8,895)	—	—

Fair value of plan assets, end of year	176,106	186,842	—	—

Funded status	$(48,272)	$(67,589)	$(6,410)	$(7,854)

Amounts recognized in the balance sheets consist of:

	Pension Benefits		Postretirement Benefits
	As of June 30
	2013	2012	2013	2012
Pension and postretirement benefits	$(48,272)	$(67,590)	$(6,410)	$(7,854)

Net amount recognized	$(48,272)	$(67,590)	$(6,410)	$(7,854)

Amounts recognized in accumulated other comprehensive income consist of:

	Pension Benefits		Postretirement Benefits
	As of June 30
	2013	2012	2013	2012
Actuarial loses (gains)	$79,933	$99,510	$(1,895)	$(937)
Prior service benefit	—	—	(5,544)	(6,666)

Net amount recognized	$79,933	$99,510	$(7,439)	$(7,603)

Dow Jones Local Media Group, Inc.

Notes to Combined Financial Statements (continued)

(In Thousands)

5. Pension and Other Postretirement Benefits (continued)

Amounts in accumulated other comprehensive (loss) income expected to be recognized as a component of net periodic pension cost in fiscal 2014:

	Pension Benefits	Postretirement Benefits
	As of June 30
	2013	2012
Actuarial loses (gains)	$2,336	$(111)
Prior service benefit	—	(1,122)

Net amount recognized	$2,336	$(1,233)

Accumulated pension benefit obligations as of June 30, 2013 and 2012 were $224,378 and $254,432, respectively. The accumulated benefit obligation exceeds the fair value of the plan assets for all of the Company’s plans. Below is information about funded and unfunded pension plans:

	Funded Plans		Unfunded Plans
	As of June 30
	2013	2012	2013	2012
Projected benefit obligation	$216,734	$246,036	$7,644	$8,395
Accumulated benefit obligation	216,672	245,968	7,644	8,395
Fair value of plan assets	176,106	186,842	—	—

The components of net periodic pension and postretirement expense (benefit) were as follows:

	Pension Benefits			Postretirement Benefits
	For the Fiscal Years Ended June 30
	2013	2012	2011	2013	2012	2011
Service cost benefits earned during the period	$51	$45	$197	$162	$124	$113
Interest cost on projected benefit obligations	10,551	12,436	12,406	277	371	416
Expected return on plan assets	(12,615)	(13,235)	(12,622)	—	—	—
Amortization of deferred losses	2,993	3,025	4,176	(12)	(87)	(104)
Amortization of prior service benefit	—	—	—	(1,122)	(1,122)	(1,122)

Net pension and postretirement expense (benefit)	$980	$2,271	$4,157	$(695)	$(714)	$(697)

Dow Jones Local Media Group, Inc.

Notes to Combined Financial Statements (continued)

(In Thousands)

5. Pension and Other Postretirement Benefits (continued)

Assumptions

The following are weighted-average assumptions used to determine benefit obligations at year end:

	Pension Benefits			Postretirement Benefits
	For the Years Ended June 30
	2013	2012	2011	2013	2012	2011
Additional information
Weighted-average assumptions used to determine benefit obligations:
Discount rate	5.00%	4.25%	5.75%	4.75%	3.75%	5.25%
Rate of increase in future compensation	N/A	3.25%	3.25%	N/A	N/A	N/A

Weighted-average assumptions used to determine net periodic benefit cost:
Discount rate	4.25%	5.75%	5.75%	3.75%	5.25%	5.50%
Expected return on plan assets	7.00%	7.00%	7.00%	N/A	N/A	N/A
Rate of increase in future compensation	N/A	3.25%	3.25%	N/A	N/A	N/A

The following assumed health care trend rates as of June 30 were also used in accounting for postretirement benefits:

	Postretirement Benefits
	2013	2012
Health care cost trend rate	6.8%	7.2%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.0%	5.0%
Year that the rate reaches the ultimate trend rate	2019	2019

Assumed health care cost trend rates could have a significant effect on the amounts reported for the postretirement health care plan. The effect of a one percentage point increase and one percentage point decrease in the assumed health care cost trend rate would have the following effects on the results for fiscal 2013:

	Service and Interest Cost	Benefit Obligation
One percentage point increase	$46,874	$385,456
One percentage point decrease	(38,895)	(334,384)

The following table sets forth the estimated benefit payments for the next five fiscal years, and in the aggregate for the five fiscal years thereafter. The expected benefits are estimated based on the same assumptions used to measure LMG’s benefit obligation at the end of the fiscal year and include benefits attributable to estimated future employee service:

	Pension Benefits	Postretirement Benefits
2014	$14,119	$716
2015	14,261	603
2016	14,391	539
2017	14,479	486
2018	14,559	435
2019–2023	74,323	2,333

	$146,132	$5,112

Dow Jones Local Media Group, Inc.

Notes to Combined Financial Statements (continued)

(In Thousands)

5. Pension and Other Postretirement Benefits (continued)

The Company does not expect to receive U.S. Medicare subsidy receipts.

Plan Assets

LMG applies the provisions of ASC 715 Compensation—Retirement Plans, which required disclosures include: (i) investment policies and strategies; (ii) the major categories of plan assets; (iii) the inputs and valuation techniques used to measure plan assets; (iv) the effect of fair value measurements using significant unobservable inputs on changes in plan assets for the period; and (v) significant concentrations of risk within plan assets.

The table below presents LMG’s plan assets by level within the fair value hierarchy, as described in Note 2 as of June 30, 2013 and 2012.

The fair values of the Company’s pension plan assets as of June 30, 2013 and 2012, by asset category, are as follows:

	As of June 30, 2013				As of June 30, 2012
		Fair Value Measurements at Reporting Date Using				Fair Value Measurements at Reporting Date Using
Description	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
Assets
Short-term investments	$—	$—	$—	$—	$—	$—	$—	$—
Pooled funds(a):
Money market funds	142	—	142	—	24,175	—	24,175	—
Domestic equity funds	46,552	—	46,552	—	13,514	13,514	—	—
International equity funds	43,227	—	43,227	—	27,219	19,148	8,071	—
Domestic fixed income funds	76,479	—	76,479	—	33,584	33,584	—	—
Balanced funds					28,490	15,773	12,717
Common stocks(b)
U.S. common stocks	—	—	—	—	27,847	27,760	87	—
Government and agency obligations(c):
Domestic government obligations	—	—	—	—	2,767	—	2,767	—
International government obligations	—	—	—	—	8,029	—	8,029	—
Corporate obligations(c)	—	—	—	—	2,720	—	2,720	—
Partnership interests(d)	—	—	—	—	4,067	—	4,067	—
Other	9,706	9,706	—	—	14,430	(359)	14,726	63

Total	$176,106	$9,706	$166,400	$—	$186,842	$109,420	$77,359	$63

(a)	Open-ended pooled funds that are registered and/or available to the general public are valued at the daily published net asset value (NAV). Other pooled funds are valued at the NAV provided by the fund issuer.

Dow Jones Local Media Group, Inc.

Notes to Combined Financial Statements (continued)

(In Thousands)

5. Pension and Other Postretirement Benefits (continued)

(b)	Common stocks that are publicly traded are valued at the closing price reported on active markets in which the individual securities are traded.
(c)	The fair value of corporate, government, and agency obligations are valued based on a compilation of primary observable market information or a broker quote in a non-active market.
(d)	The fair values of partnerships that are not publicly traded are based on fair value obtained from the general partner.

The table below sets forth a summary of changes in the fair value of investments reflected as Level 3 assets as of June 30, 2013 and 2012:

	Partnership Interests	Other	Total
Beginning balance at June 30, 2011	$—	$2	$2
Actual return on plan assets:
Relating to assets still held at end of year	—	42	42
Purchases, sales, settlements, and issuances	—	19	19

Balance at June 30, 2012	—	63	63
Purchases, sales, settlements, and issuances	—	(63)	(63)

Ending balance at June 30, 2013	$—	$—	$—

The Company’s investment policy includes various guidelines and procedures designed to ensure assets are invested in a manner necessary to meet expected future benefits earned by participants. The investment guidelines consider a broad range of economic conditions. Central to the policy are target allocation ranges by asset class.

The objectives of the target allocations are to maintain investment portfolios that diversify risk through prudent asset allocation parameters, achieve asset returns that meet or exceed the plans’ actuarial assumptions, and achieve asset returns that are competitive with like institutions employing similar investment strategies.

The investment policy is periodically reviewed by the Company and a designated third-party fiduciary for investment matters. The policy is established and administered in a manner that is compliant at all times with applicable government regulations.

LMG pension assets are managed by News Corporation. News Corporation’s investment strategy for its pension plans is to maximize the long-term rate of return on plan assets within an acceptable level of risk in order to minimize the cost of providing pension benefits, while maintaining adequate funding levels. News Corporation’s practice is to conduct a periodic strategic review of its asset allocation. News Corporation’s current broad strategic targets are to have a pension asset portfolio comprising of 54% equity securities and 46% fixed income securities. News Corporation’s equity portfolios are managed in such a way as to achieve optimal diversity. News Corporation’s fixed income portfolio is investment grade in the aggregate. News Corporation does not manage any assets internally.

Dow Jones Local Media Group, Inc.

Notes to Combined Financial Statements (continued)

(In Thousands)

5. Pension and Other Postretirement Benefits (continued)

LMG’s benefit plan weighted-average asset allocations, by asset category, are as follows:

	Pension Benefits As of June 30
	2013	2012
Asset category:
Equity securities	50%	37%
Debt securities	42	35
Cash and other	8	28

Total	100%	100%

Required pension plan contributions for the next fiscal year are expected to be approximately $701; however, actual contributions may be affected by pension asset and liability valuation changes during the year.

Defined Contribution Plan

LMG has a defined contribution plan for the benefit of substantially all employees meeting certain eligibility requirements. The Company has limited contribution requirements for this plan.

6. Income Taxes

The income tax (benefit) expense in the combined statements of operations has been calculated as if LMG filed a separate tax return and was operating as a stand-alone business. Therefore, cash tax payments and items of current and deferred taxes may not be reflective of LMG’s actual tax balances had it been a standalone business.

(Loss) income before income tax benefit (expense) was attributable to the following jurisdiction:

	For the Fiscal Years Ended June 30
	2013	2012	2011
U.S.	$(27,907)	$(179,380)	$17,970

(Loss) income before income tax benefit (expense)	$(27,907)	$(179,380)	$17,970

Significant components of LMG’s (benefit) provision for income taxes were as follows:

	For the Fiscal Years Ended June 30
	2013	2012	2011
Current:
Federal	$(18)	$456	$2,115
State and local	1,410	1,556	2,038

Total current	1,392	2,012	4,153

Deferred:
Federal	(9,426)	(29,061)	3,676
State and local	(2,208)	(7,633)	675

Total deferred	(11,634)	(36,694)	4,351

Total (benefit) provision for income taxes	$(10,242)	$(34,682)	$8,504

Dow Jones Local Media Group, Inc.

Notes to Combined Financial Statements (continued)

(In Thousands)

6. Income Taxes (continued)

The reconciliation between the effective tax rate and the U.S. statutory rate was as follow:

	For the Fiscal Years Ended June 30
	2013	2012	2011
U.S. federal income tax rate	35.00%	35.00%	35.00%
Non-deductible goodwill on asset impairment(a)	—	(17.82)	—
State and local taxes, net of federal benefit	2.40	2.22	10.04
Other	(0.70)	(0.06)	2.28

Effective tax rate	36.70%	19.34%	47.32%

(a)	See Note 4

The following is a summary of the components of the deferred tax accounts:

	As of June 30
	2013	2012
Deferred tax assets:
Pension and postretirement benefits	$22,069	$30,554
Amortization of goodwill and intangibles	16,365	3,483
Accrued expenses and other current liabilities	11,295	11,098
Other	1,616	3,205

Total deferred tax assets	51,345	48,340

Deferred tax liabilities:
Property and equipment	(11,638)	(12,432)

Total deferred tax liabilities	(11,638)	(12,432)

Net deferred tax asset	39,707	35,908
Less: valuation allowance	(451)	(451)

Net deferred tax asset	$39,256	$35,457

LMG had net current deferred tax assets of $848 and $949 as of June 30, 2013 and 2012, respectively, and noncurrent deferred tax assets of $38,408 and $34,508 as of June 30, 2013 and 2012, respectively. LMG had no current and non-current deferred tax liabilities as of June 30, 2013 and 2012, respectively.

We have recorded a deferred tax asset of $1,404 and $2,982 associated with our net operating loss carryforwards as of June 30, 2013 and 2012, respectively. In accordance with the Company’s accounting policy, valuation allowances of $451 and $451 have been established to reduce the deferred tax asset associated with our net operating losses to an amount that will more likely than not be realized as of June 30, 2013 and 2012, respectively.

As of June 30, 2013, LMG had $15,824 net operating loss or capital loss carryforwards available to offset future taxable income.

Dow Jones Local Media Group, Inc.

Notes to Combined Financial Statements (continued)

(In Thousands)

6. Income Taxes (continued)

The following table sets forth the change in the accrual for uncertain tax positions, excluding interest and penalties:

	For the Fiscal Years Ended June 30
	2013	2012	2011
Balance, beginning of year	$12,606	$12,107	$12,347
Adjustment for current year tax positions	1,560	2,438	1,939
Reductions for prior year tax position	(1,617)	(1,939)	(2,179)

Balance, end of year	$12,549	$12,606	$12,107

LMG recognizes interest and penalty charges related to unrecognized tax benefits as income tax expense, which is consistent with the recognition in prior reporting periods. LMG recognized interest charges of $911, $895 and $855 during the fiscal year ended June 30, 2013, 2012 and 2011, respectively. LMG recorded liabilities for accrued interest of approximately $5,614 and $4,703 as of June 30, 2013 and 2012, respectively.

LMG is subject to tax in various domestic jurisdictions and, as a matter of ordinary course, LMG is regularly audited by federal and state tax authorities. LMG believes it has appropriately accrued for the expected outcome of all other pending tax matters and does not currently anticipate that the ultimate resolution of other pending tax matters will have a material adverse effect on its combined financial condition, future results of operations or liquidity. LMG’s income tax returns for 2006 and later are subject to examination in various jurisdictions. As of June 30, 2013 and 2012, approximately $11,171 would affect LMG’s effective income tax rate, if and when recognized in future fiscal years. The Company believes that it is reasonably possible that a decrease of up to $11,728 in unrecognized tax benefits related to state exposures may occur within the next twelve months.

LMG paid $70, $163 and $143 for income taxes during the fiscal years ended June 30, 2013, 2012, and 2011, respectively.

7. Accumulated Other Comprehensive (Loss) Income

Accumulated other comprehensive (loss) income is related to the actuarial gains and losses related to the pension and postretirement benefit plans. The balance of $43,003 and $54,581 at June 30, 2013 and 2012, respectively, is net of tax of $29,491 and $37,326 at June 30, 2013 and 2012, respectively.

Dow Jones Local Media Group, Inc.

Notes to Combined Financial Statements (continued)

(In Thousands)

8. Commitments and Contingent Liabilities

Operating Leases

Operating lease commitments are primarily for office space and equipment. Certain office space leases provide for rent adjustments relating to changes in real estate taxes and other operating costs. Rental expense amounted to $437 in 2013, $467 in 2012, and $397 in 2011. The minimum rental commitments under non-cancelable leases, net of subleases, as of June 30, 2013 were as follows:

2014	$274
2015	69
2016	28
2017	5
Thereafter	—

Total minimum lease payments	$376

9. Related Parties

Parent and News Corporation provide various cash management, human resources, financial, tax, legal, insurance, and other services to LMG. These services include processing certain cash activity; cash is generally maintained by News Corporation. Costs of these services are allocated to LMG based upon established criteria, primarily determined by the associated cash outflows of the business or the specific amount of services provided. The total costs allocated to LMG for these services were $2,254, $2,200, and $1,496 for the fiscal years ended June 30, 2013, 2012, and 2011, respectively. In addition, News Corporation billed LMG for insurance related to certain specified events of $2,769, $4,468, and $2,723 for the fiscal years ended June 30, 2013, 2012, and 2011, respectively. Management believes that the allocations are reasonable. Settlement of amounts owed to and by the Parent are generally cleared through equity.

LMG purchases content for its newspapers from Parent and in certain geographic area purchases and/or delivers Parent’s and News Corporation’s newspapers for agreed-upon fees. Under these agreements, total purchases were $2,880, $2,933, and $2,891 and fees received were $271, $299, and $303 for the fiscal years ended June 30, 2013, 2012, and 2011, respectively.

LMG’s arrangements with Parent and News Corporation have been entered into in the context of a parent-subsidiary relationship; therefore, these arrangements are not the result of arm’s-length negotiations between independent parties. There can be no assurance that any of such arrangements has been effected on terms more or less as favorable to LMG as could have been obtained from unaffiliated third parties.

10. Subsequent Events

In accordance with ASC 855, Subsequent Events, the Company evaluated subsequent events through September 10, 2013, the date these combined financial statements were available to be issued.

On September 3, 2013, Parent sold the Company to a subsidiary of Fortress Investment Group LLC. As a result, the Company’s operations are now managed by GateHouse Media, Inc.

Dow Jones Local Media Group, Inc.

Notes to Combined Financial Statements (continued)

(In Thousands)

10. Subsequent Events (continued)

On September 3, 2013, the Company along with other specified related parties entered into a credit agreement (the “Credit Agreement”). The Credit Agreement consists of a $33.0 million senior secured term loan, which was funded on September 3, 2013, and a senior secured asset-based revolving credit facility of up to $10 million, but which will not be funded until certain conditions precedent have been met under the Credit Agreement. The Credit Agreement expires on September 4, 2018 or earlier in the case of an Event of Default as defined per the Credit Agreement.

Independent Auditors’ Report

The Board of Directors

The Providence Journal Company:

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of The Providence Journal Company, which comprise the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of operations, equity, and cash flows for each of the years in the three year period ended December 31, 2013.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Providence Journal Company as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended, in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Dallas, Texas

August 21, 2014

Independent Auditors’ Review Report

The Board of Directors

The Providence Journal Company:

Report on the Financial Statements

We have reviewed the accompanying consolidated balance sheet of The Provide Journal Company as of June 30, 2014, the related consolidated statements of operations and cash flows for the six-month periods ended June 30, 2014 and 2013, and the related consolidated statement of equity for the six-month period ended June 30, 2014.

Management’s Responsibility

The Company’s management is responsible for the preparation and fair presentation of the interim financial information in accordance with U.S. generally accepted accounting principles; this responsibility includes the design, implementation, and maintenance of internal control sufficient to provide a reasonable basis for the preparation and fair presentation of interim financial information in accordance with U.S. generally accepted accounting principles.

Auditors’ Responsibility

Our responsibility is to conduct our reviews in accordance with auditing standards generally accepted in the United States of America applicable to reviews of interim financial information. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial information. Accordingly, we do not express such an opinion.

Conclusion

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying interim financial information for it to be in accordance with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Dallas, Texas

August 21, 2014

THE PROVIDENCE JOURNAL COMPANY

AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

	June 30,	December 31
	2014	2013	2012
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$213	237	295
Accounts receivable, net	7,423	8,904	8,651
Deferred tax assets, net	466	477	—
Inventories	2,657	2,613	1,867
Prepaids and other current assets	2,054	1,826	1,279

Total current assets	12,813	14,057	12,092
Property, plant and equipment, net	30,539	31,313	32,696
Intangible assets, net	2,915	5,101	9,473
Other assets	36	389	1,046

Total assets	$46,303	50,860	55,307

Liabilities and Equity
Current liabilities:
Accounts payable	$1,914	1,771	1,923
Accrued expenses	3,169	3,334	3,379
Deferred tax liabilities, net	—	—	47
Deferred revenue	4,337	4,342	4,011
Other current liabilities	68	31	34

Total current liabilities	9,488	9,478	9,394
Deferred tax liabilities, net	5,181	6,090	7,948
Other long-term liabilities	30	32	17

Total liabilities	14,699	15,600	17,359
Total equity	31,604	35,260	37,948

Total liabilities and equity	$46,303	50,860	55,307

The accompanying notes are an integral part of these consolidated financial statements.

THE PROVIDENCE JOURNAL COMPANY

AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands)

	Six months ended June 30		Years ended December 31
	2014	2013	2013	2012	2011
	(unaudited)	(unaudited)
Net operating revenue:
Advertising	$18,975	19,890	41,015	45,995	52,886
Circulation	16,844	16,437	34,042	34,562	33,797
Other revenue	7,693	6,379	15,012	13,209	8,382

Total net operating revenue	43,512	42,706	90,069	93,766	95,065

Operating costs and expense:
Salaries, wages and employee benefits	15,740	17,521	37,619	43,814	46,649
Other production, distribution and operating costs	14,373	15,020	26,441	24,377	25,065
Newsprint, ink and other supplies	7,822	7,215	15,964	15,328	12,523
Depreciation	1,413	2,035	3,500	5,243	5,152
Amortization	2,186	2,186	4,372	4,372	4,372

Total operating costs and expenses	41,534	43,977	87,896	93,134	93,761

Other income (expense), net	(55)	1	256	(15)	4

Income (loss) from operations	1,923	(1,270)	2,429	617	1,308
Income tax provision (benefit)	827	(488)	1,269	479	526

Net income (loss)	$1,096	(782)	1,160	138	782

The accompanying notes are an integral part of these consolidated financial statements.

THE PROVIDENCE JOURNAL COMPANY

AND SUBSIDIARIES

Consolidated Statements of Equity

(in thousands)

Total
equity
Balance at December 31, 2010	$46,378
Net income	782
Net distribution to Parent	(3,748)

Balance at December 31, 2011	43,412
Net income	138
Net distribution to Parent	(5,602)

Balance at December 31, 2012	37,948
Net income	1,160
Net distribution to Parent	(3,848)

Balance at December 31, 2013	35,260
Net income	1,096
Net distribution to Parent	(4,752)

Balance at June 30, 2014 (unaudited)	$31,604

The accompanying notes are an integral part of these consolidated financial statements.

THE PROVIDENCE JOURNAL COMPANY

AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

	Six months ended June 30		Years ended December 31
	2014	2013	2013	2012	2011
	(unaudited)	(unaudited)
Operating activities:
Net income (loss)	$1,096	(782)	1,160	138	782
Adjustments to reconcile net income (loss) to net cash and cash equivalents provided by operating activities:
Depreciation and amortization	3,599	4,221	7,872	9,615	9,524
Bad debt expense	128	171	315	188	181
(Gain) loss on disposal of fixed assets	—	(1)	(254)	15	(4)
Deferred income taxes	(900)	(1,307)	(2,381)	(1,450)	(2,317)
Changes in working capital and other operating assets and liabilities, net:
Accounts receivable	1,353	1,006	(569)	147	(135)
Inventories	(44)	(165)	(746)	(208)	(252)
Prepaid expenses and other assets	127	(31)	109	(1,898)	(130)
Accounts payable and accrued expenses	(22)	(335)	(197)	119	(3,299)
Deferred revenue	(5)	(238)	331	1,446	(114)
Other liabilities	35	42	13	(8)	17

Net cash and cash equivalents provided by operating activities	5,367	2,581	5,653	8,104	4,253

Investing activities:
Capital expenditures	(639)	(1,360)	(1,863)	(2,417)	(676)

Net cash and cash equivalents used for investing activities	(639)	(1,360)	(1,863)	(2,417)	(676)

Financing activities:
Net distribution to Parent	(4,752)	(1,176)	(3,848)	(5,602)	(3,748)

Net cash and cash equivalents used for financing activities	(4,752)	(1,176)	(3,848)	(5,602)	(3,748)

Net change in cash and cash equivalents	(24)	45	(58)	85	(171)
Cash and cash equivalents, beginning of year	237	295	295	210	381

Cash and cash equivalents, end of year	$213	340	237	295	210

The accompanying notes are an integral part of these consolidated financial statements.

THE PROVIDENCE JOURNAL COMPANY

AND SUBSIDIARIES

Consolidated Financial Statements

Years ended December 31, 2013, 2012 and 2011 and

six months ended June 30, 2014 and 2013

(1)	Organization

(a)	Description of Business

The Providence Journal Company (the Company) headquartered in Providence, Rhode Island, is a wholly owned subsidiary of A.H. Belo Corporation (the Parent). The accompanying consolidated financial statements include the accounts of Providence Holdings, Inc., its wholly owned subsidiary. The Company produces the oldest continuously published daily newspaper in the United States and has won four Pulitzer Prizes. The Company also operates print and online community media franchises, internet sites, digital services, magazines, and advertising niche publications.

(b)	Basis of Presentation

These consolidated financial statements were prepared on a stand-alone basis derived from the financial statements and accounting records of the Company and Parent, and reflect the consolidated historical financial position, results of operations and cash flows of the Company’s business in accordance with U.S. generally accepted accounting principles (GAAP).

All intercompany transactions and accounts within the Company have been eliminated in consolidation. Certain operating functions are primarily or fully managed by the Parent, including cash, treasury, IT services, taxation, annual audit, and employee benefits including share-based compensation, insurance coverage, and the pension plan. The Company’s share of expenses related to these functions and the other overhead expenses incurred by the Parent were charged to the Company where identifiable, or allocated on a rational basis such as employee headcount.

The balance sheet accruals for certain such items, including employee medical insurance, share-based compensation, workers compensation, auto and general liability insurance, income taxes, and unfunded pension liability are specifically recorded by the Parent. The Company’s portion of such accruals are effectively recorded by the Company via expenses charged through the intercompany account except for the other comprehensive income component of the pension liability. Additionally, the Company’s primary cash accounts are swept to the Parent on a daily basis and accounts payable and payroll disbursements are funded by the Parent. The cash flows swept to the Parent are used to first satisfy intercompany liabilities with excess cash transfers being recorded as a distribution to the Parent. Intercompany operating charges are reflected in the consolidated statements of cash flows as cash used in operating activities.

(c)	Unaudited Interim Financial Data

The accompanying unaudited consolidated interim financial statements as of June 30, 2014 and for the six-months period ended June 30, 2014 and 2013 have been prepared in accordance with GAAP for interim financial information and in accordance with the Securities and Exchange Commission’s (SEC) instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by GAAP for complete financial statements. The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. In the opinion of management, all adjustments considered necessary for a fair presentation were included. Operating results for the six months ended June 30, 2014 and 2013, may not be necessarily indicative of the results that may be expected for the year ended December 31, 2014 and 2013.

F-30	(Continued)

THE PROVIDENCE JOURNAL COMPANY

AND SUBSIDIARIES

Consolidated Financial Statements

Years ended December 31, 2013, 2012 and 2011 and

six months ended June 30, 2014 and 2013

All dollar amounts are presented in thousands, except for the shares amount, unless the context requires otherwise.

(2)	Summary of Significant Accounting Policies

(a)	Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with a remaining maturity of three months or less to be cash equivalents.

(b)	Accounts Receivable

Accounts receivable are net of a valuation reserve that represents an estimate of amounts considered uncollectible. The Company estimates the allowance for doubtful accounts based on historical write-off experience and the Company’s knowledge of the customers’ ability to pay amounts due. The Company’s policy is to write-off accounts after all collection efforts fail; generally, amounts past due by more than four months are written-off. Expense for such uncollectible amounts is included in other production, distribution, and operating costs. Bad debt expense for the years ended December 31, 2013, 2012, and 2011 was $315, $188, and $181, respectively, and $128 and $171 for the six months ended June 30, 2014 and 2013, respectively. Write-offs, net of recoveries for 2013, 2012, and 2011 were $331, $269, and $273, respectively, and $140 and $150 for the six months ended June 30, 2014 and 2013, respectively.

(c)	Risk Concentration

A significant portion of the Company’s customer base is concentrated within the local geographical area of the newspaper. The Company generally extends credit to customers, and the ultimate collection of accounts receivable could be affected by the national and local economy. Management continually performs credit evaluations of its customers and may require cash in advance or other special arrangements from certain customers. The Company maintains an allowance for losses based upon the collectibility of accounts receivable. Management does not believe significant credit risk exists that could have a material adverse effect on the Company’s consolidated financial condition, liquidity, or results of operations.

(d)	Inventories

Inventories consist primarily of newsprint, ink, and other supplies used in printing newspapers. Newsprint is recorded at actual cost of each roll as specifically identified and all other inventories are recorded at cost determined using the first-in, first-out (FIFO) method. The Company reviews its inventories for obsolescence and records an expense for any items that no longer have future value.

F-31	(Continued)

THE PROVIDENCE JOURNAL COMPANY

AND SUBSIDIARIES

Consolidated Financial Statements

Years ended December 31, 2013, 2012 and 2011 and

six months ended June 30, 2014 and 2013

(e)	Property, Plant, and Equipment

The Company records property, plant, and equipment at cost or its fair value if acquired through a business acquisition or nonmonetary exchange. Depreciable assets are reviewed to ensure the remaining useful life of the assets continue to be appropriate and the Company records any resulting adjustments to depreciation expense on a prospective basis. Depreciation of property, plant, and equipment is recorded on a straight-line basis over the estimated useful lives of the assets as follows:

Estimated
useful lives
Buildings and improvements	5–30 years
Newspaper publishing equipment	2–20 years
Other	2–10 years

(f)	Long-Lived Assets

The Company evaluates its ability to recover the carrying value of property, plant, and equipment and finite-lived intangible assets, using the lowest level of cash flows associated with the assets, which are grouped based on the Company’s intended use of these assets. This evaluation is performed whenever a change in circumstances indicates that the carrying value of the asset groups may not be recoverable from future undiscounted cash flows. If the analysis of future cash flows indicates the carrying value of the long-lived assets cannot be recovered, the assets are adjusted to the lower of its carrying value or fair value.

(g)	Self-Insured Risks

The Parent self-insures certain risks for employee medical costs, workers’ compensation, general liability, commercial automotive claims, and records a liability for such risks. The Company is charged by the Parent through the intercompany account for its share of these costs. The Parent purchases stop-loss insurance and/or high deductible policies with third-party insurance carriers to limit these risks, and third-party administrators are used to process claims. At the end of each fiscal year, the Parent estimates, utilizing third-party experts, the undiscounted liability associated with its uninsured risks based on historical claim patterns, employee demographic data, assets insured, and the insurance policy. Allocation of expenses to the Company from the Parent are primarily determined based on claims and cost incurred related to the Company’s employees or operations. The estimates associated with these uninsured liabilities are monitored by the Parent’s management for adequacy based on information currently available. However, actual amounts could vary significantly from such estimates if actual trends, including the severity or frequency of claims and/or medical cost inflation, were to change. The expenses related to employee medical costs, workers’ compensation, general liability, and commercial automotive claims for the years ended December 31, 2013, 2012, and 2011 were $308, $151, and $383, respectively, and $166 and $194 for the six months ended June 30, 2014 and 2013, respectively.

(h)	Equity

Total equity includes the Parent’s investment in the Company net of distributions paid to the Parent. The Company has 1,000 shares of common stock authorized, issued, and outstanding as of June 30, 2014, December 31, 2013 and 2012 and all such shares are owned by the Parent.

F-32	(Continued)

THE PROVIDENCE JOURNAL COMPANY

AND SUBSIDIARIES

Consolidated Financial Statements

Years ended December 31, 2013, 2012 and 2011 and

six months ended June 30, 2014 and 2013

(i)	Contingencies

The Company is involved in certain claims and litigation related to its operations and is required to assess the likelihood of any adverse judgments or outcomes to these matters as well as potential ranges of probable losses. A determination of the amount of reserves required, if any, for these contingencies is made after careful analysis of each individual matter. Such amounts may change in future periods due to new developments in each matter or changes in approach, such as a change in settlement strategy in dealing with these matters.

The Company’s facilities are subject to environmental laws and regulations imposed by federal, state and local authorities. The Company believes that its policies and procedures with regard to environmental matters are adequate to prevent significant risk of environmental damage and related financial liability. While the Company’s policy is to accrue for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable, the Company is not aware of any environmental matters that could have a significant effect on the Company’s operations.

(j)	Revenue Recognition

The Company’s principal sources of revenue are the advertising space in published issues of its newspapers and on the Company’s Web sites, the sale of newspapers to distributors and individual subscribers, as well as amounts charged to customers for commercial printing, and distribution. Advertising revenue is recorded at the time the advertisements are published in the newspaper and ratably over the period of time the advertisement is placed on the Web sites. Proceeds from subscriptions are deferred and included in revenue ratably over the term of the subscriptions. Subscription revenue under buy-sell arrangements with distributors is recorded based on the net amount received from the distributor, whereas subscription revenue under fee-based delivery arrangements with distributors is recorded based on the amount received from the subscriber. Commercial printing and distribution revenue is recorded when the product is distributed or shipped.

(k)	Stock-Based Compensation

The Company’s employees participate in the Parent’s long-term incentive plan. Stock-based compensation represents the cost related to stock-based awards granted to Company employees and is recognized on a straight-line basis over the vesting period. The Parent grants Company employees Restricted Stock Units (RSUs). RSUs entitle the holder to shares of the Parent’s common stock as the award vests, typically over a period of up to three years. The fair value of the awards is determined and fixed on the grant date based on the Parent’s common stock price. Expense charged to the Company is calculated for each individual award granted to Company employees. Stock-based compensation expense for the years ended December 31, 2013, 2012, and 2011 was $490, $445, and $211, respectively, and $416 and $355 for the six months ended June 30, 2014 and 2013, respectively.

(l)	Income Taxes

The Company uses the asset and liability method of accounting for income taxes and recognizes deferred tax assets and liabilities based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates. The Company establishes a valuation allowance if it is more likely than not that the deferred tax assets will not be realized. The factors used to assess the likelihood of realization of the deferred tax asset include reversal of future deferred tax liabilities,

F-33	(Continued)

THE PROVIDENCE JOURNAL COMPANY

AND SUBSIDIARIES

Consolidated Financial Statements

Years ended December 31, 2013, 2012 and 2011 and

six months ended June 30, 2014 and 2013

available tax planning strategies and future taxable income. The Company participates in the consolidated return of the Parent. Income taxes are reflected in these consolidated financial statements as if the Company filed tax returns on a stand-alone basis. All tax activities are recorded through the intercompany account with the Parent.

The Company also evaluates any uncertain tax positions and recognizes a liability for the tax benefit associated with an uncertain tax position if it is more likely than not that the tax position will not be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The Company records a liability for uncertain tax positions taken or expected to be taken in a tax return. Any change in judgment related to the expected ultimate resolution of uncertain tax positions is recognized in earnings in the period in which such change occurs. Interest and penalties, if any, related to unrecognized tax benefits are recorded in interest expense.

(m)	Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes and include valuation allowances for doubtful accounts, self-insured liabilities, uncertain tax positions and deferred tax assets, and assumptions related to impairment and recovery of long-lived assets. Estimates are based on past experience and other considerations reasonable under the circumstances. Actual results may differ from these estimates. In the opinion of management, all adjustments considered necessary for a fair presentation are included.

(n)	Fair Value Measurements

The Company’s financial instruments, including cash, cash equivalents, accounts receivable, interest receivable, accounts payable, and amounts due to customers are carried at cost, which approximates its fair value because of the short-term nature of these instruments.

(o)	New Accounting Standards

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). This guidance generally clarifies the principles for recognizing revenue and develops a common revenue standard for GAAP and International Financial Reporting Standards. The standard outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes the most current revenue recognition guidance. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The update is effective for fiscal years and interim periods beginning after December 15, 2016, and interim periods in those years. The Company is evaluating the impact of adoption and has not yet selected a transition method, but does not anticipate this update to have a material impact on its recognition and presentation of revenue within the consolidated statements of operations.

F-34	(Continued)

THE PROVIDENCE JOURNAL COMPANY

AND SUBSIDIARIES

Consolidated Financial Statements

Years ended December 31, 2013, 2012 and 2011 and

six months ended June 30, 2014 and 2013

(3)	Intangible Assets, Net

Intangible assets, net consist of the following:

	June 30,	December 31
	2014	2013	2012
	(unaudited)
Gross asset value:
Subscriber list	$78,698	78,698	78,698
Less accumulated amortization	(75,783)	(73,597)	(69,225)

Total intangible assets, net	$2,915	5,101	9,473

Amortization expense for each of the years ended December 31, 2013, 2012, and 2011 was $4,372 and was $2,186 for each of the six months ended June 30, 2014 and 2013, respectively.

Subscriber lists are amortized over 18 years, and have a remaining life of one year, five months as of December 31, 2013. As of December 31, 2013, future intangible assets amortization by year and in the aggregate consisted of the following:

Year:
2014	$4,372
2015	729

Total future intangible assets amortization expense	$5,101

No impairments were recognized for intangible assets for the years ended December 31, 2013, 2012, and 2011 and six months ended June 30, 2014 and 2013.

(4)	Property, Plant, and Equipment, Net

Property, plant, and equipment, net consist of the following:

	June 30,	December 31
	2014	2013	2012
	(unaudited)
Land	$13,560	13,560	13,685
Buildings	33,604	33,412	32,516
Newspaper publishing equipment	35,704	35,638	35,389
Other property, plant, and equipment	4,646	4,614	4,615

	87,514	87,224	86,205
Accumulated depreciation and amortization	(56,975)	(55,911)	(53,509)

	$30,539	31,313	32,696

Depreciation expense for the years ended December 31, 2013, 2012, and 2011 was $3,500, $5,243, and $5,152, respectively, and $1,413 and $2,035 for the six months ended June 30, 2014 and 2013, respectively.

F-35	(Continued)

THE PROVIDENCE JOURNAL COMPANY

AND SUBSIDIARIES

Consolidated Financial Statements

Years ended December 31, 2013, 2012 and 2011 and

six months ended June 30, 2014 and 2013

As indicated in note 10 – Subsequent Events, the Company entered into an asset purchase agreement to sell substantially all of the operations of the Company, excluding certain assets and liabilities. Certain land and building assets will be retained by the Parent as part of the agreement.

(5)	Pension And Post Retirement Benefits

(a)	Defined-Benefit Plans

On January 1, 2011, the Parent established and sponsored the A. H. Belo Pension Plan II (the Plan), which provides benefits to certain current and former employees of the Company. The Parent maintains the liability for the unfunded balance of the Plan and allocates the related net periodic pension (benefit) expense to the Company. For the years ended December 31, 2013, 2012, and 2011, and for the six months ended June 30, 2014 and 2013 net periodic pension (benefit) expense attributable to the employees of the Company and allocated to the Company was $(1,461), $(1,000), $153, $(955), and $(730), respectively. The unfunded balance of the Plan, which is evaluated on an annual basis and recorded by the Parent was $15,343 and $44,038 as of December 31, 2013 and 2012, respectively. No contributions were required by the Parent to the Plan for fiscal year 2013, although the Parent made a voluntary contribution of $1,651. The Parent made required and voluntary contributions to the Plan in fiscal year 2012 of $8,465 and $3,448, respectively, and $6,324 and $15,510, respectively, in fiscal year 2011. No contributions were required or made to the plan during the six months ended June 30, 2014.

As indicated in note 10, Subsequent Events, on July 22, 2014, the Company entered into an asset purchase agreement to sell substantially all the operations of the Company, excluding certain assets and liabilities. The Plan is an excluded liability and will be retained by the Parent. Accordingly, the Company will not receive an allocation of net periodic pension (benefit) expense subsequent to the sale and the Parent will be solely responsible for the pension liability.

(b)	Other Postemployment Benefits

Included in allocated expenses from the Parent are approximately $31, $39, and $39, of other postretirement benefits expense attributable to the Company for the years ended December 31, 2013, 2012, and 2011, respectively, and $12 and $16 for the six months ended June 30, 2014 and 2013, respectively, which has been reflected within salaries, wages, and employee benefits expenses in the consolidated statements of operations.

(c)	Defined-Contribution Plans

The A. H. Belo Savings Plan, a defined contribution 401(k) plan, sponsored by the Parent, covers substantially all employees of the Company. Participants may elect to contribute a portion of their pretax compensation, as provided by the plan and the Internal Revenue Code. Employees can contribute up to 100% of their annual eligible compensation (less required withholdings and deductions) up to statutory limits. The Parent provides an ongoing dollar-for-dollar match of eligible employee contributions, up to 1.5% of the employees’ compensation on a per-pay-period basis. The Company recorded expense of $348, $364, and $207 for the years ended December 31, 2013, 2012, and 2011, respectively, and $171 and $181 for the six months ended June 30, 2014 and 2013, respectively, for matching contributions to these plans.

F-36	(Continued)

THE PROVIDENCE JOURNAL COMPANY

AND SUBSIDIARIES

Consolidated Financial Statements

Years ended December 31, 2013, 2012 and 2011 and

six months ended June 30, 2014 and 2013

The Parent sponsored the A. H. Belo Pension Transition Supplement Plan (PTS Plan), a defined contribution plan, which covered certain employees affected by the curtailment of a defined benefit plan sponsored by the former parent company. The Parent was obligated to make contributions to this plan based on the earnings of actively employed participants for a period of five years, which concluded on March 31, 2013. The Company recorded expense for the PTS Plan of $486, $1,900, and $2,192 for the years ended December 31, 2013, 2012, and 2011, respectively, and $0 and $486 for the six months ended June 30, 2014 and 2013, respectively. Contributions, generally paid in the first quarter following each plan year, were $2,380, $2,192, and $2,492 for the years ended December 31, 2013, 2012, and 2011, respectively, and $0 and $2,380 for the six months ended June 30, 2014 and 2013, respectively. As a result of fulfilling its obligations to the PTS Plan and in order to achieve efficient administration of the Parent’s defined contribution plans, the PTS Plan was merged into the A. H. Belo Savings Plan on July 1, 2013. Accordingly, individual participant account balances within the PTS Plan were transferred to their respective accounts of the A. H. Belo Savings Plan and the PTS Plan has ceased to exist as a stand-alone benefit plan of the Parent.

(6)	Income Taxes

The table below sets forth income tax provision (benefit) related to the Company’s operations.

	June 30		December 31
	2014	2013	2013	2012	2011
	(unaudited)	(unaudited)
Current:
Federal	$1,347	639	2,862	1,637	2,297
State	379	180	789	292	547

Total current	1,726	819	3,651	1,929	2,844

Deferred:
Federal	(707)	(1,019)	(1,874)	(1,102)	(1,811)
State	(192)	(288)	(508)	(348)	(507)

Total deferred	(899)	(1,307)	(2,382)	(1,450)	(2,318)

Total income tax provision (benefit)	$827	(488)	1,269	479	526

The table below sets forth income tax provision computed by applying the applicable United States federal income tax rate and is reconciled to the tax provision computed at the effective income tax rate.

	June 30		December 31
	2014	2013	2013	2012	2011
	(unaudited)	(unaudited)
Computed expected income tax provision (benefit)	$673	(445)	850	216	457
State income tax (net of federal taxes)	121	(70)	183	(37)	26
Other	33	27	236	299	42

Income tax provision (benefit)	$827	(488)	1,269	478	525

F-37	(Continued)

THE PROVIDENCE JOURNAL COMPANY

AND SUBSIDIARIES

Consolidated Financial Statements

Years ended December 31, 2013, 2012 and 2011 and

six months ended June 30, 2014 and 2013

The table below sets forth the significant components of the Company’s deferred tax assets and liabilities.

	June 30,	December 31
	2014	2013	2012
	(unaudited)
Deferred tax assets
Accrued expenses	$966	1,035	803
Other	260	265	598

Total deferred tax assets	1,226	1,300	1,401

Deferred tax liabilities
Depreciation and amortization	5,297	6,138	8,222
Prepaid expenses	455	454	838
Other	188	322	336

Total deferred tax liabilities	5,940	6,914	9,396

Deferred tax liabilities, net	$4,714	5,614	7,995

Deferred taxes are classified as current and long-term deferred assets or liabilities based on the classification of the related assets or liabilities in the Parent’s consolidated balance sheets as of June 30, 2014, December 31, 2013 and 2012. The Parent places a threshold for recognition of deferred tax assets based on whether it is more likely than not that these assets will be realized. In making this determination, all positive and negative evidence is considered, including future reversals of existing taxable temporary differences, tax planning strategies, future taxable income, and taxable income in prior carryback years.

During 2013, the Parent effectively completed the U.S. federal audit for tax years 2008 and 2009 and the Parent is not currently under examination by federal or state jurisdictions for income tax purposes.

The Parent follows accounting guidance under ASC 740-10 – Income Taxes – Overall, related to uncertainty in income tax positions, which clarifies the accounting and disclosure requirements for uncertainty in tax positions. The Parent assessed its filing positions in all significant jurisdictions where it is required to file income tax returns for all open tax years. The Company’s portion of the Parent’s reserve for uncertain tax positions was insignificant for all periods presented.

(7)	Commitments

As of December 31, 2013, the Company had contractual obligations for leases and capital expenditures that primarily related to newspaper production equipment. The table below sets forth the summarized commitments of the Company as of December 31, 2013.

Operating
lease
Years ending December 31:
2014	$143
2015	42

$185

F-38	(Continued)

THE PROVIDENCE JOURNAL COMPANY

AND SUBSIDIARIES

Consolidated Financial Statements

Years ended December 31, 2013, 2012 and 2011 and

six months ended June 30, 2014 and 2013

Total lease expense for rental of property and equipment was $509, $645, and $674 for the years ended December 31, 2013, 2012, and 2011, respectively, and $259 and $255 for the six months ended June 30, 2014 and 2013, respectively.

(8)	Contingencies

In June 2013, the Company executed an agreement allowing it to effectively assume the distribution of various national and regional newspapers and magazines previously managed by a third-party distributor. The agreement also settled claims and disputes between the Company and the third-party distributor (the Settlement). Under the agreement, the Company is required to pay the third-party distributor approximately $1,330 over a two-year period for the acquisition of business and settlement of claims. The Company anticipates profits from the distribution contracts to exceed the amounts paid under the agreement. The Company allocated approximately one-half of the cost of the agreement as a loss on the settlement of claims and, accordingly, a loss of $665 was recognized in the second quarter of 2013. The remaining amounts to be paid will be treated as contract acquisition costs and are being expensed as incurred over three years starting in July 2013, consistent with the contract terms between the Company and the newspaper and magazine publishers.

In addition to the matter above, a number of legal proceedings are pending against the Company. In the opinion of management, liabilities, if any, arising from these legal proceedings would not have a material adverse effect on the Company’s results of operations, liquidity, or financial condition.

(9)	Related-Party Transactions

In addition to self-insurance, pension expense, defined-contribution plan expense, stock-based compensation and income taxes, the Company has been allocated expenses from the Parent of $6,939, $7,776, and $9,017 for the years ended December 31, 2013, 2012, and 2011, respectively, and $3,430 and $3,470 for the six months ended June 30, 2014 and 2013, respectively. These allocated costs are primarily related to corporate administrative expenses, rental and usage fees for shared assets for the following functional groups: information technology, legal services, accounting and finance services, human resources, marketing and contract support, customer support, treasury, facility, and other corporate and infrastructural services. The costs associated with these services and support functions have been allocated to the Company using allocation methodologies based primarily on proportional revenue and headcount.

(10)	Subsequent Events

In accordance with ASC 855, Subsequent Events, the Company evaluated subsequent events through August 21, 2014, the date these consolidated financial statements were available to be issued.

On July 22, 2014, the Parent entered into an Asset Purchase Agreement for the sale of substantially all assets comprising the newspaper operations of The Providence Journal and related real property, and the assumption of certain liabilities of the Company to LMG Rhode Island Holdings, Inc., a subsidiary of New Media Investment Group Inc., for $46 million in cash. The final purchase price is subject to adjustment either upward or downward based upon the net current assets being sold at the closing of the sale. Certain assets will be retained by the Parent, which include all cash, the 75 Fountain Street headquarters building, downtown parking lots, and the former Rhode Island Monthly/Sunday inserting building. The Parent will also retain the obligation for the Plan as well as certain personnel-related and tax-related liabilities.

Independent Auditors’ Report

To the Members of

Halifax Media Group, LLC and Subsidiaries

Daytona Beach, Florida

We have audited the accompanying consolidated financial statements of Halifax Media Group, LLC and Subsidiaries (“Halifax” or the “Company”), which comprise the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of operations, members’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Halifax Media Group, LLC and Subsidiaries as of December 31, 2013 and 2012 and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Baker Tilly Virchow Krause, LLP

Tysons Corner, Virginia

April 14, 2014, except as it relates to goodwill disclosed in Note 2, as to which the date is October 27, 2014.

HALIFAX MEDIA GROUP, LLC AND SUBSIDIARIES

Consolidated Balance Sheets

As of December 31, 2013 and 2012

	2013	2012
Assets

Current Assets
Cash and cash equivalents	$2,985,001	$841,273
Restricted cash	—	12,599,648
Accounts receivable, net of allowance for doubtful accounts of approximately $2,064,000 and $2,449,000, respectively	34,000,215	35,767,992
Inventories	4,894,715	5,497,205
Prepaid expenses and other	3,637,452	2,873,153

Total current assets	45,517,383	57,579,271
Property, Plant, and Equipment, net	90,316,723	109,213,057

Other Assets
Intangible assets, net	17,747,008	20,641,203
Goodwill	9,085,145	8,794,000
Deferred financing costs, net	1,235,586	4,654,762
Assets held for sale	6,300,000	9,725,628

Total other assets	34,367,739	43,815,593

Total Assets	$170,201,845	$210,607,921

Liabilities and Members’ Equity

Current Liabilities
Accounts payable and accrued expenses (includes bank overdrafts of approximately $0 and $1,300,000, respectively)	$20,604,603	$24,374,501
Due to Freedom Communications Group	—	8,000,000
Unearned subscription revenue	15,437,820	15,321,561
Current portion of long-term debt	7,000,000	23,331,112

Total current liabilities	43,042,423	71,027,174

Other Liabilities
Due to affiliate	331,924	426,861
Other liabilities	2,628,780	1,690,962
Long-term debt, net of current portion	44,833,333	74,701,816

Total other liabilities	47,794,037	76,819,639

Total Liabilities	90,836,460	147,846,813

Members’ Equity	79,365,385	62,761,108

Total Liabilities and Members’ Equity	$170,201,845	$210,607,921

The accompanying notes are an integral part of these consolidated financial statements.

HALIFAX MEDIA GROUP, LLC AND SUBSIDIARIES

Consolidated Statements of Operations

For the Years Ended December 31, 2013 and 2012

	2013	2012
Revenues
Advertising	$209,139,521	$192,394,241
Circulation	94,359,344	85,464,501
Other operating	24,822,560	23,704,750

Total revenues	328,321,425	301,563,492

Expenses
Headcount expenses	129,701,561	118,882,091
Distribution costs	37,051,492	34,228,858
Newsprint, ink, and production supplies	33,995,639	33,471,455
Outside services	12,993,051	13,884,710
News and content	7,342,426	7,261,927
Outside printing	7,086,258	6,552,584
Promotions	5,633,456	4,931,680
Asset impairments	1,704,000	237,000
Depreciation and amortization	10,048,866	7,143,105
Transaction costs	108,543	1,679,260
Loss (gain) on disposal of assets	184,598	(9,634)
Other operating expenses	39,921,684	33,433,634

Total expenses	285,771,574	261,696,670

Operating Income	42,549,851	39,866,822
Interest Expense	(12,479,059)	(11,051,225)

Net Income from Continuing Operations	30,070,792	28,815,597

Discontinued Operations
Net loss from discontinued operations	(3,271,382)	(1,167,736)

Net Income	$26,799,410	$27,647,861

The accompanying notes are an integral part of these consolidated financial statements.

HALIFAX MEDIA GROUP, LLC AND SUBSIDIARIES

Consolidated Statements of Members’ Equity

For the Years Ended December 31, 2013 and 2012

Balance, January 1, 2012	$15,086,193
Contributions from Members	32,279,913
Net Income	27,647,861
Distributions to Members	(12,252,859)

Balance, December 31, 2012	62,761,108
Net Income	26,799,410
Distributions to Members	(10,195,133)

Balance, December 31, 2013	$79,365,385

The accompanying notes are an integral part of these consolidated financial statements.

HALIFAX MEDIA GROUP, LLC AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2013 and 2012

	2013	2012
Cash Flows from Operating Activities
Net income	$26,799,410	$27,647,861
Reconciliation adjustments
Change in allowance for doubtful accounts	(385,382)	1,896,744
Depreciation and amortization	10,048,866	7,143,105
Amortization of deferred financing costs	4,697,513	1,080,445
Asset impairments	5,129,628	237,000
Loss on sales of assets	146,615	209,863
Changes in operating assets and liabilities:
Accounts receivable	2,960,847	(189,606)
Inventories	726,252	761,146
Prepaid expenses and other	(730,418)	(217,507)
Accounts payable and accrued expenses	(4,584,608)	8,739,932
Unearned subscription revenue	(339,591)	(1,570,338)
Due to affiliates	(94,937)	426,861
Other liabilities	937,818	1,690,962

Net cash provided by operating activities	45,312,013	47,856,468

Cash Flows from Investing Activities
Purchase of Regional Media Group	—	(130,043,000)
Purchase of Freedom Communications Group	(8,000,000)	(49,812,000)
Purchase of Harbor Point Media	(3,281,707)	—
Proceeds from sale leaseback transactions	18,108,166	30,764,522
Proceeds from sale of property and equipment	11,261	—
Proceeds from sale of California operations	—	17,392,272
Change in restricted cash	12,599,648	(12,599,648)
Purchases of property and equipment	(4,932,588)	(6,450,362)

Net cash provided by (used in) investing activities	14,504,780	(150,748,216)

Cash Flows from Financing Activities
Proceeds from notes payable	43,000,000	120,908,333
Payments on notes payable	(79,640,423)	(42,434,577)
(Payments on) Proceeds from Revolving Line of Credit, net	(9,559,172)	9,559,172
Payments for deferred financing costs	(1,278,337)	(5,682,756)
Member capital contributions	—	32,279,913
Member capital distributions	(10,195,133)	(12,252,859)

Net cash (used in) provided by financing activities	(57,673,065)	102,377,226

Net Increase (Decrease) in Cash and Cash Equivalents	2,143,728	(514,522)
Cash and Cash Equivalents, beginning of year	841,273	1,355,795

Cash and Cash Equivalents, end of year	$2,985,001	$841,273

Supplemental Cash Flow Information:
Interest paid	$7,981,604	$10,703,037

The accompanying notes are an integral part of these consolidated financial statements.

HALIFAX MEDIA GROUP, LLC AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of and for the Years Ended December 31, 2013 and 2012

NOTE 1 - ORGANIZATION

Halifax Media Holdings, LLC and Subsidiaries (collectively called “Holdings”) was organized as a limited liability company under the laws of the state of Delaware on October 9, 2009. On April 1, 2010, Holdings purchased the operating assets of the News-Journal Corporation and Subsidiary (“News-Journal Corporation”) for cash of $18,128,493.

As discussed in Note 3, on January 6, 2012, Holdings was reorganized to become the wholly-owned subsidiary of the newly-created entity, Halifax Media Group, LLC and Subsidiaries (collectively called “the Company” or “Halifax”). The Company was organized as a limited liability company under the laws of the state of Florida on January 6, 2012 in connection with the purchase of the operating assets of the New York Times Company’s Regional Media Group (the “Regional Media Group”), which included 16 regional newspapers and other publications in six states for $130,043,000. Two wholly-owned subsidiaries of Holdings were also formed, Halifax RPS, LLC (“Halifax RPS”) and Halifax Media Acquisition II, LLC (“Acquisition II”) to hold the real estate and newspaper operations, respectively, of the assets purchased from the Regional Media Group. Both Halifax RPS and Acquisition II have multiple subsidiaries.

As discussed in Note 3, on June 27, 2012, Holdings purchased 8 daily and 11 weekly publications from Freedom Communications Group (“Freedom”) for $59,250,000. In connection with the purchase, Halifax Media Acquisition III, LLC (“Acquisition III”) was created to hold the newspaper operations of the assets purchased from Freedom. Acquisition III has multiple subsidiaries.

As discussed in Note 12, the Company sold the Santa Rosa Press Democrat and its affiliated publications, including the Petaluma Argus-Courier and North Bay Business Journal (“California operations”) in November 2012 for $17,875,000. As of December 31, 2012, $12,599,648 in proceeds from the sale was held as restricted cash related to debt curtailment. During 2013, the Company had made the required debt curtailment.

As discussed in Note 3, on September 30, 2013, Holdings purchased three daily publications from HarborPoint Media (“HPM”) for $3,500,000. In connection with the purchase, two subsidiaries were created to hold the real estate and newspaper operations of the assets purchased. These subsidiaries are consolidated into Halifax RPS and Acquisition II, respectively.

The Company publishes 36 various newspaper publications, local advertising shoppers, telephone books, and other advertising related ventures in five states located in the southeastern portion of the United States.

The Company’s operating agreement details the required initial capital contributions and the method in which all items of income, profit and loss, and distributions shall be allocated.

The Company and its results of operations are subject to certain risks and uncertainties, many of which are beyond the control of the Company. Those risks and uncertainties include general economic conditions and commodity prices, dependence on key personnel and editorial contributors, competition from alternative news media products, and services from larger competitors, among other factors. Negative trends in some or all of these factors could adversely affect the Company’s results of operations, profitability, and financial position.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation - The accompanying consolidated financial statements include the accounts of Halifax and its wholly owned subsidiaries, which include Holdings, Halifax RPS, Acquisition II, and

HALIFAX MEDIA GROUP, LLC AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of and for the Years Ended December 31, 2013 and 2012

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Acquisition III. All intercompany balances and transactions are eliminated in consolidation. The Company consolidates the financial statements of all entities in which it has a controlling financial interest. The Company determines whether it must apply the Voting Interest Model or the Variable Interest Model when evaluating if it has a controlling financial interest. Under the Voting Interest Model, a controlling financial interest is defined by the direct or indirect holding of more than 50 percent of the rights necessary to control an entity. Under the Variable Interest Model, a controlling financial interest is defined by whether or not the Company is considered to be the primary beneficiary of a variable interest entity (“VIE”). All subsidiaries of the Company are consolidated under the Voting Interest Model. The Company has concluded that it does not have any variable interests with any VIEs.

Use of Estimates - The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements and accompanying notes. Elements of the Company’s consolidated financial statements subject to significant estimates include the estimated impairment of long-lived intangible assets, assumptions used in recording losses related to self-insured risks, the allowance for doubtful accounts, and useful lives of depreciable and amortizable assets, among others. Such estimates and assumptions involve complexity and actual results could vary significantly, which could impact the amounts reported and disclosures herein.

Cash and Cash Equivalents - The term cash and cash equivalents, as used in the accompanying consolidated financial statements, includes currency on hand and short-term investments with a maturity of three months or less. The Company maintains its cash in accounts, which, at times, may exceed federally insured limits. Interest bearing accounts were guaranteed by the Federal Deposit Insurance Corporation (the “FDIC”) up to $250,000 and non-interest bearing accounts were guaranteed by the FDIC up to the total account balance through December 31, 2012. As of December 31, 2013, interest bearing and non-interest bearing accounts held in an insured institution are aggregated and guaranteed by the FDIC up to $250,000. The Company has not experienced any losses in such accounts and believes that no significant concentration of credit risk exists with respect to cash.

Accounts Receivable - Accounts receivable are recorded at the invoiced amount and are typically due within 30 days. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company periodically evaluates customer credit worthiness and current economic events and determines when balances are charged-off against the allowance after all means of collection have been exhausted and the potential for recovery is remote. The Company does not have any off-balance sheet credit exposure related to its customers. The allowance for doubtful accounts as of December 31, 2013 and 2012 was approximately $2,064,000 and $2,449,000, respectively.

Inventories - Inventories are stated at the lower of cost or market. Cost is determined using the specific identification method for newsprint inventory and production and other supplies.

Revenue Recognition - Circulation revenue is recognized when newspapers are delivered to customers. Unearned subscription revenue represents payments received from customers related to future deliveries. Advertising revenue is recognized as services are delivered and advertisements are displayed in the various newspapers and other publications. Revenues are recorded net of estimated incentives, including special pricing

HALIFAX MEDIA GROUP, LLC AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of and for the Years Ended December 31, 2013 and 2012

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

agreements, promotions, and other volume-based incentives, and net of sales tax collected from the customer. Other operating revenue is recognized when the related product or service has been delivered.

Phonebook Revenue Recognition, Prepaid Expenses, and Unbilled Receivables - Advertising revenue on the accompanying consolidated statement of operations includes revenues from phonebook advertising. The Company publishes two telephone directories, The Complete Phonebook and the St. Augustine Directory. Phonebook revenues and related expenses are recorded, in total, in the month in which the directories are published, which occurs in March (St. Augustine Directory) and September (The Complete Phonebook). Customers are contractually obligated for the full amount of their advertising contract at the time the directory is published, but some customers are billed in the months subsequent to publication.

The Company has outsourced the selling and production activities of the directories to a third party directory publication service. Costs for these services are paid in the form of a base fee and commissions. Commissions are calculated based on a formula of collected revenues, ultimately to be finalized 14 months following the publication of the directory. For the years ended December 31, 2013 and 2012, management has estimated that approximately $654,000 and $607,000, respectively, was obligated to this third party directory publication service for the phonebooks and is included in other operating expenses on the accompanying consolidated statements of operations. As of December 31, 2013 and 2012, $181,000 and $564,000, respectively, is included in accounts payable and accrued expenses on the accompanying consolidated balance sheets.

Unbilled receivables represent contractual amounts owed for published directories that have yet to be billed to customers. The Company records an allowance for doubtful accounts when the unbilled receivables are deemed to be uncollectible. The Company periodically evaluates customer credit worthiness and current economic events and determines when balances are charged-off against the allowance after all means of collection have been exhausted and the potential for recovery is remote. As of December 31, 2013 and 2012, unbilled receivables of approximately $764,000 and $951,000, respectively, are included in accounts receivable, net on the accompanying consolidated balance sheets.

Deferred Financing Costs - Deferred financing costs represent fees and other related costs incurred in obtaining debt. Deferred financing costs are amortized using the effective interest method over the terms of the respective loans. For the years ended December 31, 2013 and 2012, the Company incurred and capitalized approximately $1,279,000 and $5,683,000, respectively. As further discussed in Note 9, the Company refinanced all outstanding debt on October 10, 2013. During the refinancing, existing debt was repaid in full with available cash on hand and new debt under different terms. Deferred financing costs net of accumulated amortization of approximately $3,546,000 related to the refinanced debt, were expensed and included in interest expense on the accompanying consolidated statement of operations for the year ended December 31, 2013. Amortization of approximately $1,152,000 and $1,080,000 for the years ended December 31, 2013 and 2012, respectively, is included in interest expense on the accompanying consolidated statements of operations. As of December 31, 2013 and 2012, total capitalized deferred financing costs were approximately $1,466,000 and $5,766,000, respectively, of which approximately $230,000 and $1,111,000, respectively, had been amortized.

Property, Plant, and Equipment - Property, plant, and equipment include amounts related to land and improvements, buildings and improvements, machinery, equipment, furniture, and fixtures. Property, plant, and equipment purchased upon acquisition have been recorded at fair value with subsequent purchases recorded at

HALIFAX MEDIA GROUP, LLC AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of and for the Years Ended December 31, 2013 and 2012

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

cost. Property, plant, and equipment are depreciated using the straight-line method over estimated useful lives or lease terms, where applicable, ranging from 3 to 40 years as follows:

Useful Life
Land and improvements	8 to 20 years
Building and improvements	7 to 40 years
Machinery, equipment, furniture, and fixtures	3 to 10 years

Expenditures for maintenance and repairs and minor renewals, which do not improve or extend the life of the respective assets, are expensed. All other expenditures for renewals are capitalized. The assets and related depreciation are adjusted for property retirements and disposals with the resulting gain or loss included in operating income. Fully depreciated assets remain in the accounts until retired from service.

Assets Held for Sale - The Company owns commercial real estate formerly associated with the California operations. The Company has entered into a purchase and sale agreement to sell this property during February 2014 (Note 13) and expects the transaction to close during 2014. The assets held for sale are recorded at the lower of their carrying amount or fair value (less costs to sell) which was approximately $6,300,000 and $9,726,000 as of December 31, 2013 and 2012, respectively. During 2013, based on the current market conditions and selling prices, the carrying value of the commercial real estate was reduced to its estimated fair value less selling costs and as a result an impairment charge of approximately $3,400,000 was recorded for the year ending December 31, 2013 and is included in discontinued operations on the consolidated statements of operations.

Shipping and Handling - Shipping and handling costs are included in distribution costs on the accompanying consolidated statements of operations, which consist of home delivery expense, subcontracted distribution, and postage totaling approximately $11,874,000 and $11,926,000 for the years ended December 31, 2013 and 2012, respectively.

Advertising - Advertising costs are expensed as incurred and are included in other operating expenses in the accompanying consolidated statements of operations. Advertising expenses for the years ended December 31, 2013 and 2012 were approximately $2,084,000 and $1,848,000, respectively.

Fair Value Measurements - Under U.S. GAAP, certain assets and liabilities are required to be recorded in the consolidated balance sheets on a recurring basis, or measured on a non-recurring basis under certain circumstances at fair value. Measuring fair value generally requires the use of one or more valuation approaches that includes the market, income, or cost approaches.

U.S. GAAP also establishes market based observable data as the preferred source of inputs when using such valuation techniques, followed in preference by unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect management assumptions about market conditions in hypothetical transactions. Inputs used in the required valuation techniques are classified according to the following hierarchy:

•	Level 1 - Quoted prices for identical instruments in active markets.

HALIFAX MEDIA GROUP, LLC AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of and for the Years Ended December 31, 2013 and 2012

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

•	Level 2 - Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

•	Level 3 - Significant inputs to the valuation model are unobservable.

The Company has applied these provisions when measuring impairment of long-lived assets, intangible assets, and goodwill, if present, and when preparing fair value disclosures of its long-term debt.

The Company utilizes the best available information in measuring fair value. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. As of December 31, 2013 and 2012, the Company has no assets or liabilities that are required to be recorded at fair value in the Company’s consolidated balance sheets on a recurring basis. The Company’s assets and liabilities that were measured and recorded on a non-recurring basis at December 31, 2013 are as follows:

Significant Unobservable Inputs (Level 3)
Nonrecurring Basis
Assets held for sale	$6,300,000
Trade names	10,259,000

The Company’s assets and liabilities that were measured and recorded on a non-recurring basis at December 31, 2012 are as follows:

Significant Unobservable Inputs (Level 3)
Nonrecurring Basis
Trade names	$593,000

For any financial instruments not recorded in the consolidated balance sheets at fair value, the Company must provide disclosure of the fair value in the footnotes to its consolidated financial statements. As of December 31, 2013 and 2012, the fair value of all current assets and liabilities approximate their carrying value due to the short-term nature of these instruments. In the absence of a ready market for the Company’s long-term debt, the Company obtains quotes as to current borrowing rates for the same or similar instruments and estimates the value of its long-term debt using present value techniques. Quotes for the same or similar instruments normally consider current interest rate data, including forward interest rate curves, referenced credit spreads, among others, adjusted for non-performance risk. As of December 31, 2013 and 2012, the estimated fair value of the Company’s long-term debt approximated the carrying value.

Impairment of Long-Lived Assets - For the purpose of evaluating potential impairment, the Company classifies its long-lived assets in three categories: (1) tangible and intangible long-lived assets with definite lives subject to depreciation and amortization, (2) intangible assets with indefinite lives not subject to amortization, and (3) goodwill.

Tangible and Intangible Assets Subject to Depreciation and Amortization - This category includes the carrying value of property, plant, and equipment and the carrying value of amounts assigned to building naming rights,

HALIFAX MEDIA GROUP, LLC AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of and for the Years Ended December 31, 2013 and 2012

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

subscriber relationships, and advertiser relationships. The Company evaluates such assets for impairment when events or changes in circumstances indicate the carrying value of such assets may not be recoverable. The carrying value of such assets is deemed recoverable if the sum of the future undiscounted cash flows associated with such assets (individually or in related groups) exceeds the carrying value. If the sum of the future undiscounted cash flows is less than the carrying value, impairment is then deemed present. Impairment, if any, is then measured based on fair value. The Company has considered whether there were any impairment indicators at December 31, 2013 and 2012 related to the tangible and intangible long-lived assets with definite lives and concluded there were no such indicators of impairment.

Indefinite Lived Intangible Assets - This category includes the carrying value of the amounts assigned to the trade names. The Company evaluates the carrying value of identifiable intangible assets with indefinite lives at least once annually for impairment. Impairment is also assessed more frequently when circumstances indicate that impairment may be present. The Company estimated the fair value of its trade names using an income approach by applying a relief from royalty technique. The Company used inputs and assumptions in applying this technique that it believes a market participant would use in a hypothetical transaction and that management has determined are Level 3 inputs. The Company has determined that impairment existed at December 31, 2013 for the trade names associated with the purchase of Freedom and the accounting units known as the News Journal, Pennysaver, and Phonebook, which were recorded in connection with the purchase of the News-Journal Corporation. Accordingly, the Company has recorded an impairment charge of $1,704,000, which is included in asset impairments on the accompanying consolidated statement of operations for the year ended December 31, 2013. As of December 31, 2012, the Company determined impairment existed for the trade names associated with the Pennysaver and Phonebook. Accordingly, the Company recorded an impairment charge of $237,000, which is included in asset impairments on the accompanying consolidated statement of operations for the year ended December 31, 2012.

Goodwill - Effective January 1, 2013, the Company initially adopted the accounting alternative to change its method of accounting for the subsequent measurement of goodwill through the election of a new accounting alternative recently issued by the Financial Accounting Standards Board (“FASB”). The election allows entities to amortize all existing and additions to goodwill on a straight-line basis over a period of ten years or less. Additionally, the alternative permits the Company to perform a one-step impairment test at the entity level, only when events or circumstances indicate that the fair value of the entity may be less than its carrying amount. As a result of the initially elected accounting alternative, the Company reported amortization expense related to goodwill in the consolidated financial statements issued and reported on April 14, 2014, totaling $1,266,684. Additionally, the Company considered whether there were any impairment indicators at December 31, 2013 related to the goodwill and concluded there were no such indicators of impairment.

During the period after April 14, 2014, the date the consolidated financial statements were available to be issued, the Company determined the election is no longer preferable to the users of the consolidated financial statements. Accordingly, the Company made the decision to reverse the initially adopted accounting alternative and revise the previously issued consolidated financial statements. This resulted in the increase to total assets and net income of $1,266,684.

In connection with the decision to reverse the initially adopted accounting alternative, the Company is required to evaluate goodwill for impairment at least once annually or more frequently if events and circumstances indicate that impairment may be present. The recoverability of goodwill is measured at the reporting unit level, which

HALIFAX MEDIA GROUP, LLC AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of and for the Years Ended December 31, 2013 and 2012

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

constitutes a business component for which discrete financial information is available and management regularly reviews the operating results of the component. The evaluation of goodwill impairment consists of two steps. The first step compares the estimated fair value of a reporting unit to its carrying value. If a reporting unit’s estimated fair value exceeds its carrying value, no impairment is deemed present. However, if a reporting unit’s estimated fair value is less than its carrying value, a second step is performed whereby the estimated fair value of all of a reporting unit’s assets and liabilities is determined in order to assess the current implied fair value of goodwill. If the carrying value of goodwill exceeds the implied fair value, an impairment charge is recognized for that excess.

For the purposes of evaluating goodwill for impairment, management has determined that the Company has multiple reporting units. In performing the first step of the goodwill impairment test, management estimated the enterprise value of the reporting unit for which goodwill was evaluated, using both a market based approach including the implied values indicated by comparisons to similar publicly traded companies and the income approach by applying the discounted cash flow technique. When using the discounted cash flow technique, the Company used inputs and assumptions about revenues, expenses, and the cost of capital that it believed a market participant would use in a hypothetical transaction. When using market based approaches, the Company used inputs and indicators that are observable, but which required adjustment based upon management’s judgment to reflect circumstances specific to the reporting unit. Management classified the inputs to its use of the market based and income based approaches as Level 3 inputs.

The Company’s step one analysis for 2013 and 2012 indicated that no impairment of goodwill was present.

In evaluating impairment for all tangible and intangible long-lived assets and goodwill, the Company uses methods and techniques that include significant judgment and assumptions about future performance of the Company and overall conditions of the economy and the financial markets. Revenues and expenses included in cash flow projections are impacted significantly by the level of new circulation and advertising customers, the level of customer attrition, subscription prices, and the direct and indirect cost of fulfillment, among others. Assumptions made by management about these and other factors could vary significantly from actual results and such variances could result in additional future impairment charges or indicate future impairment where previously no impairment was present.

Self-Insured Risks - The Company self-insures up to certain limits for workers’ compensation claims and automobile risks. Estimated liabilities for unpaid claims are included in other liabilities on the accompanying consolidated balance sheets totaling approximately $1,305,000 and $704,000 as of December 31, 2013 and 2012, respectively. The Company accrues for unpaid claims using an estimate of the ultimate cost of claims which includes claims filed, an estimate for claims incurred but not reported, and historical claims experience.

Reclassifications - Certain amounts in the 2012 consolidated financial statements have been reclassified to conform with the 2013 presentation.

Sale and Leaseback Transactions - The Company accounts for the sale and leaseback of real estate assets in accordance with accounting guidance for leases as established under U.S. GAAP. The Company evaluates sale and leaseback transactions involving real estate assets for whether the transaction qualifies as a sale in addition to examining any commitments, obligations, provisions, or circumstances that require or result in the Company having continuing involvement. If the transaction qualifies as a sale and the Company concludes it has no

HALIFAX MEDIA GROUP, LLC AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of and for the Years Ended December 31, 2013 and 2012

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

continuing involvement with the real estate asset, losses on sale and leaseback transactions are recognized at the time of sale if the fair value of the property sold is less than the undepreciated cost of the property. Gains on sale and leaseback transactions are deferred and amortized over the remaining base term of the lease. During the year ended December 31, 2013, the Company completed sale and leaseback transactions for eight properties generating approximately $18,108,000 of gross proceeds which primarily were used to pay principal curtailment on the Company’s outstanding long-term debt. The Company concluded that the sale and leaseback transactions qualified for sale accounting and would not require or result in the Company having continuing involvement with the real estate assets. In 2013, no sales and leaseback transactions resulted in a gain. During the year ended December 31, 2012, the Company completed the sale and leaseback transaction for six properties generating approximately $41,700,000 of gross proceeds (including $10,000,000 commensurate with the purchase of Regional Media Group as discussed in Note 3), which primarily were used to pay principal curtailment on the Company’s outstanding long-term debt. The Company concluded that the sale and leaseback transactions qualified for sale accounting and would not require or result in the Company having continuing involvement with the real estate assets. The Company’s sale and leaseback transaction related to real estate in Daytona Beach, Florida during 2012 resulted in a gain of approximately $1,169,000, which has been deferred and included in other liabilities on the accompanying consolidated balance sheets and will be amortized on a straight-line basis over the remaining base term of the lease through 2032. The Company recognized approximately $50,000 and $15,000 of the gain for the years ending December 31, 2013 and 2012, respectively, which is included in gain on disposal of assets in the accompanying consolidated statements of operations.

Income Taxes - The Company is a limited liability company treated as a partnership for income tax purposes. As such, the members are taxed on their share of the Company’s taxable income or loss, whether or not distributed. Accordingly, no provision or benefit has been made for income taxes in the accompanying consolidated financial statements.

The Company has adopted the authoritative guidance related to accounting for and disclosure of uncertain tax positions. The guidance requires the Company to determine whether it is more likely than not that a tax position will be sustained upon examination by the applicable taxing authority. The Company has determined that there are no uncertain tax positions as defined. The Company recognizes interest and penalties related to uncertain tax positions as a component of other expenses. No interest or penalties have been recognized for the years ended December 31, 2013 and 2012. The Company’s tax returns are subject to examination for all periods beginning with the period ending December 31, 2010 (initial return for Holdings). Currently, no income tax returns for the Company are under examination.

Subsequent Events - In preparing these consolidated financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through the original issuance date of these consolidated financial statements.

NOTE 3 - ACQUISITION ACCOUNTING

Purchase of Regional Media Group

On January 6, 2012, Holdings acquired the assets of the Regional Media Group for $140,043,000. Concurrently with the acquisition, legal title to certain real estate assets totaling $10,000,000 was transferred to and a leaseback transaction was entered into with an unrelated third party. Accordingly, Holdings net purchase price for the assets of Regional Media Group totaled $130,043,000. The purchase of the Regional Media Group was considered a

HALIFAX MEDIA GROUP, LLC AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of and for the Years Ended December 31, 2013 and 2012

NOTE 3 - ACQUISITION ACCOUNTING - CONTINUED

business combination and solely included identifiable tangible and intangible assets and assumption of liabilities of 16 regional newspapers and other publications. The Company assigned the estimated fair value to all tangible and intangible assets and assumed liabilities. The estimates of fair values for tangible and intangibles assets acquired and liabilities assumed are determined by management based on various market and income analyses and recent asset appraisals.

The Company estimated the fair value of these assets using commonly applied methods including the income approach of applying discounted cash flow techniques and using inputs and assumptions it believes a market participant would use in a hypothetical transaction and references to market prices or replacement costs of similar assets. Significant judgment is required to arrive at these estimates of fair value and changes to underlying assumptions used could lead to materially different results.

The Company paid at closing approximately $6,440,000 of acquisition, financing, and other expenses in connection with the January 6, 2012 transaction. Of this amount, approximately $878,000 was capitalized with the real estate acquired and approximately $3,743,000 was capitalized as deferred financing costs. The remaining transaction costs consisting primarily of broker fees and taxes of approximately $1,819,000 were expensed. Subsequent to closing, the Company entered into a transition services agreement with the seller. Under the terms of this agreement, the Company paid approximately $1,189,000, which is included in other operating expenses on the accompanying consolidated statement of operations for the year ended December 31, 2012.

The acquisition was financed with long-term debt of approximately $102,275,000, proceeds from a real estate leaseback transaction totaling $10,000,000 related to the Spartanburg, South Carolina and Sarasota, Florida properties, member contributions in cash totaling approximately $32,276,000, and available cash from the Company of approximately $1,932,000.

The composition of purchase price and fair value of net assets acquired is summarized as follows:

Total Purchase Price, net of sale and leaseback transaction	$130,043,000

Tangible Assets Acquired
Accounts receivable and prepaid expenses	26,131,000
Inventories	3,867,000
Property, plant, and equipment	116,118,000

Total tangible assets acquired	146,116,000

Liabilities Acquired
Accounts payable and accrued expenses	7,173,000
Unearned subscription revenue, net of current portion	11,000,000

Total liabilities acquired	18,173,000

Net tangible assets acquired, at fair value	127,943,000

Total Remaining Purchase Price, net of tangible assets acquired at fair value	2,100,000

Intangible Assets
Trade names	2,100,000

Total intangible assets	$2,100,000

HALIFAX MEDIA GROUP, LLC AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of and for the Years Ended December 31, 2013 and 2012

NOTE 3 - ACQUISITION ACCOUNTING - CONTINUED

Purchase of Freedom

On June 27, 2012, the Company acquired 8 daily and 11 weekly publications from Freedom for $59,250,000, less a working capital adjustment of approximately $1,438,000. Accordingly, the Company’s net purchase price for the assets of Freedom totaled $57,812,000. The purchase included approximately $49,018,000 of identifiable tangible and intangible assets and assumption of liabilities of the publications. In addition, the Company recorded, at closing, goodwill totaling $8,794,000. The estimates of fair values for tangible assets acquired and liabilities assumed are determined by management based on various market and income analyses and recent asset appraisals.

The Company estimated the fair value of these assets using commonly applied methods including the income approach of applying discounted cash flow techniques and using inputs and assumptions it believes a market participant would use in a hypothetical transaction and references to market prices or replacement costs of similar assets. Significant judgment is required to arrive at these estimates of fair value and changes to assumptions used could lead to materially different results.

The Company incurred $2,520,000 of transactions costs in connection with the June 27, 2012 acquisition. The Company capitalized $379,000 with the assets acquired and $1,925,000 was capitalized as deferred financing costs. The remaining transaction costs consisting of broker fees and taxes of $216,000 were expensed.

The acquisition was financed with long-term debt totaling $56,250,000, and available cash from the Company totaling approximately $1,562,000. As part of the Freedom purchase transaction, the Company had a holdback of $8,000,000 to be payable to the seller of Freedom on June 26, 2013 and accordingly was recorded as a current obligation as “Due to Freedom Communications Group” on the accompanying consolidated balance sheet as of December 31, 2012. This obligation was repaid in full during the year ended December 31, 2013.

The composition of purchase price, fair value of net assets acquired, and remaining unidentified purchase price or goodwill is summarized as follows:

Total Purchase Price, net of working capital adjustment	$57,812,000

Tangible Assets Acquired
Cash	10,000
Accounts receivable and prepaid expenses	6,619,000
Inventories	1,522,000
Property, plant, and equipment	39,397,000

Total tangible assets acquired	47,548,000

Liabilities Acquired
Accounts payable and accrued expenses	4,430,000
Unearned subscription revenue	4,200,000

Total liabilities acquired	8,630,000

Net tangible assets acquired, at fair value	38,918,000

Total Remaining Purchase Price, net of tangible assets acquired at fair value	18,894,000

HALIFAX MEDIA GROUP, LLC AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of and for the Years Ended December 31, 2013 and 2012

NOTE 3 - ACQUISITION ACCOUNTING - CONTINUED

Intangible Assets
Trade names	6,500,000
Subscriber relationships	200,000
Advertiser relationships	3,400,000

Total intangible assets	10,100,000

Goodwill	$8,794,000

Purchase of HarborPoint Media

On September 30, 2013, the Company acquired three daily publications from HPM for $3,500,000, less a working capital adjustment of approximately $218,000. Accordingly, the Company’s net purchase price for the assets of HPM totaled $3,282,000. The purchase included approximately $2,991,000 of identifiable tangible and intangible assets net of the assumption of liabilities of the publications. In addition, the Company recorded, at closing, goodwill totaling approximately $291,000, primarily related to expected synergies to be obtained from combining operations. The estimates of fair values for tangible assets acquired and liabilities assumed are determined by management based on various market and income analyses. Significant judgment is required to arrive at these estimates of fair value and changes to assumptions used could lead to materially different results.

The Company estimated the fair value of these assets using commonly applied methods including the income approach of applying discounted cash flow techniques and using inputs and assumptions it believes a market participant would use in a hypothetical transaction and references to market prices or replacement costs of similar assets.

The acquisition was financed with available cash from the Company totaling approximately $3,282,000. The Company incurred approximately $109,000 of transactions costs in connection with the September 30, 2013 acquisition which were expensed.

The composition of purchase price, fair value of net assets acquired, and remaining unidentified purchase price or goodwill is summarized as follows:

Total Purchase Price, net of working capital adjustment	$3,281,707

Tangible Assets Acquired
Accounts receivable and prepaid expenses	841,569
Inventories	123,762
Property, plant, and equipment	2,345,794

Total tangible assets acquired	3,311,125

Liabilities Acquired
Accounts payable and accrued expenses	814,710
Unearned subscription revenue	455,850

Total liabilities acquired	1,270,560

Net tangible assets acquired, at fair value	2,040,565

Total Remaining Purchase Price, net of tangible assets acquired at fair value	1,241,142

HALIFAX MEDIA GROUP, LLC AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of and for the Years Ended December 31, 2013 and 2012

NOTE 3 - ACQUISITION ACCOUNTING - CONTINUED

Intangible Assets
Trade names	200,000
Subscriber relationships	80,000
Advertiser relationships	670,000

Total intangible assets	950,000

Goodwill	$291,142

NOTE 4 - INVENTORY

As of December 31, 2013 and 2012, inventories consisted of the following:

	2013	2012
Newsprint	$2,910,973	$3,163,580
Newsprint in transit	440,033	909,359
Production and other supplies	1,543,709	1,424,266

	$4,894,715	$5,497,205

NOTE 5 - PROPERTY, PLANT, AND EQUIPMENT

As of December 31, 2013 and 2012, property, plant, and equipment consisted of the following:

	2013	2012
Land and improvements	$12,639,929	$17,163,232
Building and improvements	31,989,012	43,389,674
Machinery, equipment, furniture, and fixtures	58,559,841	51,679,205
Construction in progress	1,251,951	3,534,900

	104,440,733	115,767,011
Less accumulated depreciation	(14,124,010)	(6,553,954)

	$90,316,723	$109,213,057

Depreciation expense for the years ended December 31, 2013 and 2012 was approximately $7,909,000 and $5,642,000, respectively.

HALIFAX MEDIA GROUP, LLC AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of and for the Years Ended December 31, 2013 and 2012

NOTE 6 - INTANGIBLE ASSETS

Intangible assets consist of the following as of December 31, 2013 and 2012:

	Estimated Useful Life	2013	2012
Trade names	Indefinite	$14,395,000	$14,195,000
Less accumulated impairment		(1,941,000)	(237,000)

Trade names, net of accumulated impairment		12,454,000	13,958,000
Advertiser relationships	3 to 6 years	8,690,000	8,020,000
Less accumulated amortization		(4,654,970)	(2,700,975)

Advertiser relationships, net of accumulated amortization		4,035,030	5,319,025
Building naming rights	19 years	1,000,000	1,000,000
Less accumulated amortization		(197,370)	(144,738)

Building naming rights, net of accumulated amortization		802,630	855,262
Subscriber relationships	4 to 7 years	830,000	750,000
Less accumulated amortization		(374,652)	(241,084)

Subscriber relationships, net of accumulated amortization		455,348	508,916

Intangible Assets, net		$17,747,008	$20,641,203

The useful lives of intangible assets are based upon the period over which the Company expects to benefit from their use. The Company evaluates the appropriateness of its useful lives at each reporting date or more frequently if circumstances warrant.

Amortization expense related to intangible assets for the years ended December 31, 2013 and 2012 was approximately $2,140,000 and $1,501,000, respectively. Future amortization expense for these intangible assets as of December 31, 2013, is as follows:

Year ending December 31, 2014	$2,327,870
2015	1,761,203
2016	536,203
2017	87,274
2018	52,631
Thereafter	527,827

$5,293,008

HALIFAX MEDIA GROUP, LLC AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of and for the Years Ended December 31, 2013 and 2012

NOTE 7 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following as of December 31, 2013 and 2012:

	2013	2012
Accounts payable	$10,497,117	$12,354,729
Accrued headcount and benefits expenses	5,931,831	6,098,253
Accrued payroll taxes and withholdings	509,363	613,860
Accrued newsprint payable	293,083	918,278
Accrued vacation	355,223	791,317
Accrued self insurance reserve	1,305,346	703,984
Other payables and accrued expenses	1,712,640	2,894,080

	$20,604,603	$24,374,501

NOTE 8 - LONG-TERM DEBT

As of December 31, 2013 and 2012, long-term debt consists of the following:

	2013	2012
2013 Term Loan, original amount of $35,000,000, requires monthly principal payments of $583,333 through maturity and the remaining unpaid balance upon maturity, if any, on the earlier of October 10, 2018 or 120 days prior to the earliest scheduled maturity of the Subordinated Credit Agreement (currently expected to be September 30, 2016). Interest on the loan varies and is subject, at the Company’s discretion, to the commercial lender’s base rate or an elected LIBOR, plus an applicable base spread which varies from 2.0 to 3.0 percent (3.17 percent as of December 31, 2013).	$33,833,333	$—

Subordinated Credit Agreement, original amount of $10,000,000 requires quarterly interest payments at 7.5 percent through maturity at December 31, 2016. Additional Borrowing of $8,000,000 requires monthly interest payments at 7.5 percent through maturity at March 31, 2019.	18,000,000	10,000,000

Term Loan, original amount of $104,200,000, required monthly principal payments of $1,287,287 through maturity on June 30, 2016. Interest on loan was accrued and payable monthly based on 30-Day LIBOR plus 10.5 percent. Term Loan was paid in full as of December 31, 2013.	—	63,756,786

Revolving Line of Credit, original draw of $16,887,495 and aggregate availability of $32,500,000. The outstanding amount was due on maturity on June 30, 2016. Interest on the facility varied and was subject, at the Company’s discretion, to the commercial lender’s base rate or an elected LIBOR, plus an availability weighted based spread which varied from 1.0 percent to 2.5 percent. Revolving Line of Credit was paid in full, and closed, as of December 31, 2013.	—	9,559,172

HALIFAX MEDIA GROUP, LLC AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of and for the Years Ended December 31, 2013 and 2012

NOTE 8 - LONG-TERM DEBT - CONTINUED

	2013	2012
Machinery and Equipment Loan, original amount of $10,000,000, required annual principal payments of $2,000,000 through maturity and the remaining balance upon maturity, if any, on June 30, 2016. Interest on the loan varied and was subject, at the Company’s discretion, to the commercial lender’s base rate or 30-Day LIBOR, plus 3.5 percent. Machinery and Equipment Loan was paid in full as of December 31, 2013.	—	8,833,333

Mortgage Loan, original amount of $6,187,500, required monthly principal and interest payments of $46,740 at 4.25 percent through December 6, 2017. A balloon payment and all remaining accrued interest was due at maturity on January 6, 2017 or on demand at the discretion of the lender. Mortgage Loan was paid in full as of December 31, 2013.	—	5,883,637

Current portion of long-term debt	(7,000,000)	(23,331,112)

	$44,833,333	$74,701,816

On October 10, 2013, the Company refinanced their outstanding debt. The Company entered into a new revolving credit and term loan agreement with a syndicate of commercial lenders and repaid, in full, all other outstanding principal balances as of October 10, 2013, with the exception of the Subordinated Credit Agreement discussed below. In connection with the refinancing, the Company borrowed $35,000,000 under the term loan clause of the agreement (“2013 Term Loan”) and, in addition, has availability of $20,000,000 in a revolving line of credit facility (“2013 Revolving Line of Credit”). The 2013 Term Loan facility requires monthly principal payments of $583,333 through maturity and any remaining unpaid principal balance due on maturity. The maturity date is defined as the earlier of October 10, 2018 or 120 days prior to the earliest scheduled maturity of the Subordinated Credit Agreement, which currently would be September 30, 2016. The principal balance of the 2013 Term Loan as of December 31, 2013 was approximately $33,833,000. The Company made various draws on the 2013 Revolving Line of Credit but as of December 31, 2013 there was no outstanding balance. The contractual interest due for the 2013 Term Loan and 2013 Revolving Line of Credit varies and is subject, at the Company’s discretion, to the commercial lender’s base rate or an elected 30-Day London Interbank Offering Rate (“LIBOR”) plus an applicable base spread. Interest expense for the 2013 Term Loan for the year ended December 31, 2013 was approximately $251,000. Interest expense for the 2013 Revolving Line of Credit for the year ended December 31, 2013 was approximately $32,000.

On January 6, 2012, the Company had restated and consolidated previous amounts borrowed into a single subordinated credit agreement (“Subordinated Credit Agreement”) with a separate commercial lender in the amount of $10,000,000. On June 18, 2013, the Company entered into an amendment to the Subordinated Credit Agreement which provided an additional borrowing of $8,000,000 (“Additional Borrowing”). The Subordinated Credit Agreement has a maturity date of December 31, 2016 and originally bore interest at 15 percent per annum, of which 2 percent was deferred until maturity. As part of the amendment, deferred interest was due on June 20, 2013 and the Subordinated Credit Agreement now bears interest at 7.5 percent per annum. Interest payments are required to be paid quarterly. The Additional Borrowing has a maturity date of March 31, 2019 and bears interest at 7.5 percent per annum. Interest payments are required to be paid monthly. The balance of the long-term debt outstanding as of December 31, 2013 and 2012 is $18,000,000 and $10,000,000, respectively, and is due in full

HALIFAX MEDIA GROUP, LLC AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of and for the Years Ended December 31, 2013 and 2012

NOTE 8 - LONG-TERM DEBT - CONTINUED

on maturity. Interest expense for the Subordinated Credit Agreement for the year ended December 31, 2013 and 2012 was approximately $1,650,000 and $1,512,000, respectively.

On December 27, 2011, in connection with the business acquisition and reorganization described in Note 1, Holdings entered into a term loan facility (“Term Loan”) with a syndicate of commercial lenders in the amount of $74,200,000. The term loan facility required monthly payments generally ranging from $916,667 to $1,000,000, through maturity on June 30, 2016. The contractual interest rate due on the term loan facility was equal to the sum of 30-Day LIBOR plus the LIBOR margin of 10.5 percent per annum. On June 27, 2012, to assist with the purchase of Freedom, the Company entered into a first amendment to the Term Loan (“First Amendment”), which increased the facility to $104,200,000. In addition to the schedule maturity payments, on September 30, 2012, the Company made a principal curtailment payment of approximately $26,432,000. The entire outstanding balance of the Term Loan was repaid during the year ended December 31, 2013. Interest expense for the Term Loan for the years ended December 31, 2013 and 2012 was approximately $5,268,000 and $9,100,000, respectively, which includes approximately $1,561,000 and $529,000 of prepayment penalties, respectively. The outstanding principal balance as of December 31, 2013 and 2012 was approximately $0 and $63,757,000, respectively.

On December 21, 2011, Holdings entered into a mortgage loan (“Mortgage Loan”) with a commercial lender for $6,187,500. The Mortgage Loan required monthly principal and interest payments of $46,740 with a contractual interest rate of 4.25 percent annum through a maturity of January 6, 2017. The entire outstanding balance of the Mortgage Loan was repaid during the year ended December 31, 2013. The amount was due in full on demand at the sole discretion of the lender and, accordingly, the outstanding principal balance as of December 31, 2012 of approximately $5,884,000 is included in current portion of long-term debt in the accompanying consolidated 2012 balance sheet. Interest expense for the Mortgage Loan for the years ended December 31, 2013 and 2012 was approximately $193,000 and $257,000, respectively.

On December 27, 2011, also in connection with the business acquisition and reorganization described in Note 1, Holdings entered into a revolving credit and term loan agreement with a syndicate of commercial lenders. Holdings initially borrowed $16,887,495 under the revolving line of credit facility (“Revolving Line of Credit”) and $5,000,000 under the term loan clause of the agreement (“Machinery and Equipment Loan”). The contractual interest due for both the Revolving Line of Credit and the Machinery and Equipment Loan varied and both were subject, at the Company’s discretion, to the commercial lender’s base rate or 30-Day LIBOR. On June 27, 2012, as part of the First Amendment, the aggregate availability of the Revolving Line of Credit was increased from $25,000,000 to $32,500,000 and an additional draw was advanced on the Machinery and Equipment Loan to increase the facility to $10,000,000. Interest expense for the Revolving Line of Credit and the Machinery and Equipment Loan for the year ended December 31, 2012 was approximately $287,000 and $267,000, respectively. The principal balances of the Revolving Line of Credit and the Machinery and Equipment Loan as of December 31, 2012 were approximately $9,559,000 and $8,833,000, respectively. The entire outstanding balances of the Revolving Line of Credit and the Machinery and Equipment Loan were repaid during the year ended December 31, 2013. The Revolving Line of Credit was closed upon repayment of the Machinery and Equipment Loan. Interest expense for the Revolving Line of Credit and the Machinery and Equipment Loan for the year ended December 31, 2013 was approximately $181,000 and $207,000, respectively.

Substantially all of the Company’s assets, including accounts receivable, inventory, property, plant, and equipment, and other assets, are pledged as collateral under the credit agreements. In addition, the above credit

HALIFAX MEDIA GROUP, LLC AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of and for the Years Ended December 31, 2013 and 2012

NOTE 8 - LONG-TERM DEBT - CONTINUED

agreements include covenants that restrict capital expenditures, the transfer of assets, the issuance and transfers of stock, mergers and acquisition activity, the incurrence of additional debt, and certain subjective covenants. The agreements collectively also require the Company to maintain certain financial ratios including a fixed charge ratio and funded debt to Earnings Before Income, Taxes, Depreciation, and Amortization (“EBITDA”), as defined, and leverage and senior leverage ratios.

The maturities of long-term debt are as follows:

Year ending December 31, 2014	$7,000,000
2015	7,000,000
2016	29,833,333
2017	—
2018	—
Thereafter	8,000,000

$51,833,333

The Company had outstanding letters of credit of $1,464,700 and $1,062,500 as of December 31, 2013 and 2012, respectively.

Interest expense for the years ended December 31, 2013 and 2012 consists of the following:

	2013	2012
Interest expense from continuing operations	$7,781,546	$9,970,780
Amortization of deferred financing costs	4,697,513	1,080,445

Total interest expense from continuing operations	12,479,059	11,051,225
Allocated interest expense to discontinued operations	—	1,452,000

	$12,479,059	$12,503,225

NOTE 9 - COMMITMENTS, CONTINGENCIES, AND CONCENTRATIONS

Legal - The Company is involved in various legal actions from time to time arising in the normal course of business. After review, including consultation with legal counsel, management evaluates the probability of losses under any such matters and considers the need for loss accruals. Management believes any ultimate liability that could arise from these actions not accrued in the accompanying consolidated balance sheets would not materially affect the Company’s financial position or results of future operations.

Operating Leases - The Company leases certain facilities, including certain newspaper operation locations, as well as warehouses, office space, and equipment under noncancelable operating leases that expire at various times through December 31, 2032. The Company is recognizing the impact of fixed annual increases in

HALIFAX MEDIA GROUP, LLC AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of and for the Years Ended December 31, 2013 and 2012

NOTE 9 - COMMITMENTS, CONTINGENCIES, AND CONCENTRATIONS - CONTINUED

minimum rental payments on a straight-line basis over the term of the leases. Future minimum lease payments under noncancelable lease agreements in excess of one year as of December 31, 2013 are as follows:

Year ending December 31, 2014	$7,367,247
2015	7,135,371
2016	6,950,752
2017	6,828,035
2018	6,887,543
Thereafter	107,635,699

$142,804,647

Total rental expense for the years ended December 31, 2013 and 2012 was $8,451,000 and $4,351,000, respectively, and is included in other operating expenses on the accompanying consolidated statements of operations.

Union Employees - Certain production employees were covered by a union contract that expired October 31, 2013, which was extended one year through October 31, 2014. As of December 31, 2013 and 2012, less than 1 percent of employees were represented by a labor union with a collective bargaining agreement.

Significant Vendors - During the year ended December 31, 2013, the Company purchased approximately 16 percent and 54 percent of its inventory from two vendors. These purchases primarily consisted of newsprint which is included as newsprint, ink, and production supplies in the accompanying consolidated statement of operations for the year ending December 31, 2013.

NOTE 10 - RELATED PARTY TRANSACTIONS

Insurance - The Company has entered into an insurance services agreement with a related party, due to common ownership of a member of the Company, to serve as the Company’s exclusive broker for insurance products. In connection with this agreement, the Company pays all insurance premiums to the broker and a broker services fee, which totaled approximately $3,877,000 and $400,000, respectively, for the year ended December 31, 2013 and approximately $4,028,000 and $436,000, respectively, for the year ended December 31, 2012.

Accounting Services - The Company has engaged with a related party, due to common ownership of a member of the Company, to provide dedicated and shared accounting personnel and systems services. These personnel and systems are primarily used to manage certain accounting functions. In connection with these services, the Company paid approximately $1,463,000 and $1,208,000 for the years ended December 31, 2013 and December 31, 2012, respectively. As of December 31, 2013 and 2012, the Company has a due to affiliate of approximately $332,000 and $427,000, respectively, recorded on the accompanying consolidated balance sheets, which primarily relates to amounts unpaid in connection with these services.

NOTE 11 - EMPLOYEE BENEFIT PLAN

Eligible employees of the Company may participate in the 401(k) defined contribution plan. Employees can contribute up to 100 percent of their annual pay, up to the annual maximum allowed by the Internal Revenue

HALIFAX MEDIA GROUP, LLC AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of and for the Years Ended December 31, 2013 and 2012

NOTE 11 - EMPLOYEE BENEFIT PLAN - CONTINUED

Service. Employees at least 21 years old, who expect to work 1,000 hours or more during the year, are eligible to participate on the first day of the month following their start date. The Company provides a discretionary match equal to 50 percent of an employee’s contribution, up to a maximum match of 3 percent of the employee’s annual salary. The Company made no discretionary contributions for the years ended December 31, 2013 and 2012.

NOTE 12 - DISCONTINUED OPERATIONS

On November 8, 2012, the Company sold its California operations (Note 1), to Sonoma Media Investments, LLC for $17,875,000. The Company will have no continuing involvement in the operation of these publications. The Company has determined that the activities related to the California operations should be classified as discontinued operations. As a result, the related results of operations have been classified outside of net income from continuing operations in the accompanying consolidated statement of operations. The net loss from discontinued operations included in the accompanying consolidated statement of operations for the year ended December 31, 2012 totaled approximately $1,168,000 and primarily consisted of the following items:

Loss from discontinued operations attributable to:
Income from California operations (January 6, 2012 through November 7, 2012)	$1,672,744
Allocated interest expense	(1,452,000)
Loss on sale of California operations	(1,388,480)

Net loss from discontinued operations	$(1,167,736)

Revenues attributable to the California operations included in discontinued operations totaled approximately $31,404,000 for the period from January 6, 2012 through November 8, 2012. As provided under the accounting standards, the Company has allocated interest expense to discontinued operations related to the debt required to be repaid to commercial lenders upon conclusion of the disposal.

The Company remitted approximately $12,600,000 of net proceeds from the sale into a cash escrow account for repayment of debt principal. As of December 31, 2012, this amount been classified as restricted cash on the accompanying consolidated balance sheet with payment occurring to the commercial lenders in February 2013. As a result of the 2013 principal curtailment, approximately $242,000 was incurred as a prepayment penalty, which has been included in interest expense in the accompanying consolidated statement of operations for the year ending December 31, 2013.

As discussed in Note 2, the Company has classified certain assets as held for sale as of December 31, 2013 and 2012. These assets consist of commercial real estate which is currently being rented to Sonoma Media Investments, LLC during the holding period of sale. Net rental income of $154,246 related to these activities has been reported as discontinued operations on the accompanying consolidated statement of operations, along with asset impairment of $3,425,628 (Note 2) for the year ending December 31, 2013. These cash flows are expected to continue until sale of the property in 2014.

HALIFAX MEDIA GROUP, LLC AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of and for the Years Ended December 31, 2013 and 2012

NOTE 13 - SUBSEQUENT EVENTS

The following subsequent events, as of the original issuance date of these consolidated financial statements, exist and require disclosure:

Letter of Intent to Sell - The Company has entered into a non-binding letter of intent to sell the assets of one of the Company’s publications for a purchase price of approximately $300,000, less certain working capital adjustments. The transaction was completed on March 31, 2014.

Assets Held for Sale Transaction - The Company has entered into a purchase and sale agreement, pending closing, to sell the commercial real property associated with California operations and classified as assets held for sale in the accompanying consolidated balance sheets. The sale of the property is expected to generate approximately $6,300,000 of gross proceeds.

Letter of Intent to Purchase - The Company has entered into a non-binding letter of intent to purchase the assets of a newspaper company for a purchase price of approximately $17,500,000, less certain working capital adjustments. The transaction remains subject to due diligence prior to the negotiation and execution of an asset purchase agreement.

Independent Auditors’ Report

To the Members of

Halifax Media Group, LLC and Subsidiaries

Daytona Beach, Florida

We have audited the accompanying consolidated financial statements of Halifax Media Group, LLC and Subsidiaries (“Halifax” or the “Company”), which comprise the consolidated balance sheet as of September 30, 2014, and the related consolidated statements of operations, members’ equity, and cash flows for the nine months then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Halifax Media Group, LLC and Subsidiaries as of September 30, 2014, and the results of their operations and their cash flows for the nine months then ended in accordance with accounting principles generally accepted in the United States of America.

Subsequent Event

As discussed in Note 13 to the consolidated financial statements, on November 20, 2014, the Company entered into a purchase and sale agreement to sell substantially all of its assets to an unrelated third party for a sales price of approximately $280,000,000, less certain working capital adjustments. The transaction is expected to be completed in January 2015. Our opinion is not modified with respect to this matter.

/s/ Baker Tilly Virchow Krause, LLP

Tysons Corner, Virginia

December 10, 2014

HALIFAX MEDIA GROUP, LLC AND SUBSIDIARIES

Consolidated Balance Sheet

As of September 30, 2014

Assets

Current Assets
Cash and cash equivalents	$1,260,509
Accounts receivable, net of allowance for doubtful accounts of approximately $2,105,000	29,725,015
Inventories	5,516,165
Prepaid expenses and other assets	3,997,553

Total current assets	40,499,242
Property, Plant, and Equipment, net	73,934,755

Other Assets
Intangible assets, net	26,865,336
Goodwill	13,817,214
Deferred financing costs, net	1,263,698
Assets held for sale	16,685,112
Other non-current assets	275,994

Total other assets	58,907,354

Total Assets	$173,341,351

Liabilities and Members’ Equity

Current Liabilities
Accounts payable and accrued expenses (includes bank overdrafts of approximately $2,700,000)	$25,705,753
Unearned subscription revenue	18,113,334
Current portion of long-term debt	10,000,000

Total current liabilities	53,819,087

Other Liabilities
Due to affiliate	307,145
Other liabilities	4,165,195
Long-term debt, net of current portion	47,466,818

Total other liabilities	51,939,158

Total Liabilities	105,758,245

Members’ Equity	67,583,106

Total Liabilities and Members’ Equity	$173,341,351

The accompanying notes are an integral part of these consolidated financial statements.

HALIFAX MEDIA GROUP, LLC AND SUBSIDIARIES

Consolidated Statement of Operations

For the Nine Months Ended September 30, 2014

Revenues
Advertising	$153,796,158
Circulation	76,391,526
Other operating	19,970,490

Total revenues	250,158,174

Expenses
Headcount expenses	102,439,161
Distribution costs	29,925,979
Newsprint, ink, and production supplies	25,738,491
Outside services	10,047,274
News and content	5,558,268
Outside printing	6,442,042
Promotions	4,726,655
Depreciation and amortization	8,684,080
Transaction costs	216,890
Loss on disposal of assets, net	18,107
Other operating expenses	32,131,963

Total expenses	225,928,910

Operating Income	24,229,264
Interest Expense	(2,404,029)

Net Income from Continuing Operations	21,825,235

Discontinued Operations
Net loss from discontinued operations	(61,942)

Net Income	$21,763,293

The accompanying notes are an integral part of these consolidated financial statements.

HALIFAX MEDIA GROUP, LLC AND SUBSIDIARIES

Consolidated Statement of Members’ Equity

For the Nine Months Ended September 30, 2014

Balance, January 1, 2014	$79,365,385
Net Income	21,763,293
Distributions to Members	(33,545,572)

Balance, September 30, 2014	$67,583,106

The accompanying notes are an integral part of these consolidated financial statements.

HALIFAX MEDIA GROUP, LLC AND SUBSIDIARIES

Consolidated Statement of Cash Flows

For the Nine Months Ended September 30, 2014

Cash Flows from Operating Activities
Net income	$21,763,293
Reconciliation adjustments
Change in allowance for doubtful accounts	41,597
Depreciation and amortization	8,699,883
Amortization of deferred financing costs	399,215
Loss on sales of assets	90,431
Changes in operating assets and liabilities:
Accounts receivable	7,742,015
Inventories	(621,450)
Prepaid expenses and other	(151,742)
Other non-current assets	(275,994)
Accounts payable and accrued expenses	4,046,082
Unearned subscription revenue	(340,644)
Due to affiliates	(24,779)
Other liabilities	1,536,415

Net cash provided by operating activities	42,904,322

Cash Flows from Investing Activities
Purchase of Worcester	(17,435,796)
Proceeds from sale of Mendocino Building	6,100,000
Proceeds from sale of Phonebooks	129,792
Proceeds from sale of Sebring	325,000
Proceeds from sale of property and equipment	3,450
Purchases of property and equipment	(5,411,846)

Net cash used in investing activities	(16,289,400)

Cash Flows from Financing Activities
Proceeds from notes payable	15,000,000
Payments on notes payable	(9,679,791)
Proceeds from Revolving Line of Credit, net	313,276
Payments for deferred financing costs	(427,327)
Distributions to Members	(33,545,572)

Net cash used in financing activities	(28,339,414)

Net Decrease in Cash and Cash Equivalents	(1,724,492)
Cash and Cash Equivalents, beginning of period	2,985,001

Cash and Cash Equivalents, end of period	$1,260,509

Supplemental Cash Flow Information:
Interest paid	$2,004,815

HALIFAX MEDIA GROUP, LLC AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of and for the Nine Months Ended September 30, 2014

NOTE 1 - ORGANIZATION

Halifax Media Holdings, LLC and Subsidiaries (collectively called “Holdings”) was organized as a limited liability company under the laws of the state of Delaware on October 9, 2009. On April 1, 2010, Holdings purchased the operating assets of the News-Journal Corporation and Subsidiary (“News-Journal Corporation”).

On January 6, 2012, Holdings was reorganized to become the wholly-owned subsidiary of the newly-created entity, Halifax Media Group, LLC and Subsidiaries (collectively called “the Company” or “Halifax”). The Company was organized as a limited liability company under the laws of the state of Florida on January 6, 2012 in connection with the purchase of the operating assets of the New York Times Company’s Regional Media Group (the “Regional Media Group”), which included 16 regional newspapers and other publications in six states. Two wholly-owned subsidiaries of Holdings were also formed, Halifax RPS, LLC (“Halifax RPS”) and Halifax Media Acquisition II, LLC (“Acquisition II”) to hold the real estate and newspaper operations, respectively, of the assets purchased from the Regional Media Group. Both Halifax RPS and Acquisition II have multiple subsidiaries.

On June 27, 2012, Holdings purchased 8 daily and 11 weekly publications from Freedom Communications Group (“Freedom”). In connection with the purchase, Halifax Media Acquisition III, LLC (“Acquisition III”) was created to hold the newspaper operations of the assets purchased from Freedom. Acquisition III has multiple subsidiaries.

On September 30, 2013, Holdings purchased three daily publications from HarborPoint Media (“HPM”). In connection with the purchase, two new subsidiaries were created under Halifax RPS and Acquisition II to hold the real estate and newspaper operations of the assets purchased from HPM.

As discussed in Note 3, on June 2, 2014, Holdings purchased the operating assets of the Worcester Telegram & Gazette (“Worcester”), a daily and two non-daily newspaper publications, from Boston Globe Media Partners, LLC (“Boston Globe”). In connection with the purchase, two new subsidiaries were created under Halifax RPS and Acquisition III to hold the real estate and newspaper operations, respectively, of the assets purchased from the Boston Globe.

As discussed in Note 12, the Company sold the Sebring News-Sun (“Sebring”) in April 2014. All proceeds from the sale were used in 2014 to make the required debt curtailment.

As discussed in Note 12, the Company sold its two phonebook directory publications in May 2014.

The Company publishes various newspaper publications, local advertising shoppers, and other advertising related ventures in six states located primarily in the southeastern portion of the United States.

The Company’s operating agreement details the required initial capital contributions and the method in which all items of income, profit and loss, and distributions shall be allocated.

The Company and its results of operations are subject to certain risks and uncertainties, many of which are beyond the control of the Company. Those risks and uncertainties include general economic conditions and commodity prices, dependence on key personnel and editorial contributors, competition from alternative news media products, and other services, among other factors. Negative trends in some or all of these factors could adversely affect the Company’s results of operations, profitability, and financial position.

HALIFAX MEDIA GROUP, LLC AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of and for the Nine Months Ended September 30, 2014

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation - The accompanying consolidated financial statements include the accounts of Halifax and its wholly owned subsidiaries, which include Holdings, Halifax RPS, Acquisition II, and Acquisition III. All intercompany balances and transactions are eliminated in consolidation. The Company consolidates the financial statements of all entities in which it has a controlling financial interest. The Company determines whether it must apply the Voting Interest Model or the Variable Interest Model when evaluating if it has a controlling financial interest. Under the Voting Interest Model, a controlling financial interest is defined by the direct or indirect holding of more than 50 percent of the rights necessary to control an entity. Under the Variable Interest Model, a controlling financial interest is defined by whether or not the Company is considered to be the primary beneficiary of a variable interest entity (“VIE”). All subsidiaries of the Company are consolidated under the Voting Interest Model. The Company has concluded that it does not have any variable interests with any VIEs.

Use of Estimates - The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements and accompanying notes. Elements of the Company’s consolidated financial statements subject to significant estimates include the estimated impairment of long-lived intangible assets, assumptions used in recording losses related to self-insured risks, the allowance for doubtful accounts, and useful lives of depreciable and amortizable assets, among others. Such estimates and assumptions involve complexity and actual results could vary significantly, which could impact the amounts reported and disclosures herein.

Cash and Cash Equivalents - The term cash and cash equivalents, as used in the accompanying consolidated financial statements, includes currency on hand and short-term investments with a maturity of three months or less. The Company maintains its cash in accounts, which at times, may exceed federally insured limits. As of September 30, 2014, interest bearing and non-interest bearing accounts held in an insured institution are aggregated and guaranteed by the Federal Deposit Insurance Corporation up to $250,000. The Company has not experienced any losses in such accounts and believes that no significant concentration of credit risk exists with respect to cash and cash equivalents.

Accounts Receivable - Accounts receivable are recorded at the invoiced amount and are typically due within 30 days. The allowance for doubtful accounts is management’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company periodically evaluates customer credit worthiness and current economic events and determines when balances are charged-off against the allowance, after all means of collection have been exhausted and the potential for recovery is remote. The Company does not have any off-balance sheet credit exposure related to its customers. The allowance for doubtful accounts as of September 30, 2014 was approximately $2,105,000.

Inventories - Inventories are stated at the lower of cost or market. Cost is determined using the specific identification method for newsprint, production, and other supplies inventories.

Revenue Recognition - Circulation revenue is recognized when newspapers are delivered to customers. Unearned subscription revenue represents payments received from customers related to future deliveries. Advertising revenue is recognized as services are delivered and advertisements are displayed in the newspapers and other publications. Revenues are recorded net of estimated incentives, including special pricing agreements, promotions, and other volume-based incentives, and net of sales tax collected from the customer. Other operating revenue is recognized when the related product or service has been delivered.

HALIFAX MEDIA GROUP, LLC AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of and for the Nine Months Ended September 30, 2014

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Phonebook Revenue Recognition, Prepaid Expenses, and Unbilled Receivables - The Company published two telephone directories, The Complete Phonebook and The St. Augustine Directory (collectively the “Phonebooks”). As further discussed in Note 12, in May 2014, the Company sold both directories. As a result of such sale, during the nine months ended September 30, 2014, only The St. Augustine Directory was published by the Company. Phonebook revenues and related expenses are recorded, in total, in the month in which the directories are published. The St. Augustine Directory was published in March 2014, and related revenues and expenses have been included in discontinued operations as discussed in Note 12. Customers are contractually obligated for the full amount of their advertising contract at the time the directory is published, but some customers are billed in the months subsequent to publication.

The Company outsourced the selling and production activities of the directories to a third party directory publication service. Costs for these services were paid in the form of a base fee and commissions. Commissions were calculated based on a formula of collected revenues, ultimately to be finalized 14 months following the publication of the directory. For the nine months ended September 30, 2014, management has estimated that approximately $206,000 was obligated to this third party directory publication service for The St. Augustine Directory and is included in discontinued operations on the accompanying consolidated statement of operations, of which $100,000 is included in accounts payable and accrued expenses on the accompanying consolidated balance sheet as of September 30, 2014.

Unbilled receivables represent contractual amounts owed for published directories that have yet to be billed to customers. The Company records an allowance for doubtful accounts when the unbilled receivables are deemed to be uncollectible. The Company periodically evaluates customer credit worthiness and current economic events and determines when balances are charged-off against the allowance after all means of collection have been exhausted and the potential for recovery is remote. As of September 30, 2014, unbilled receivables related to published directories of approximately $202,000 are included in accounts receivable, net on the accompanying consolidated balance sheet.

Deferred Financing Costs - Deferred financing costs represent fees and other related costs incurred in obtaining debt financing. Deferred financing costs are amortized using the effective interest method over the terms of the respective loans. As further discussed in Note 8, in connection with the purchase of Worcester, the Company amended its 2013 Term Loan and obtained additional funding on June 2, 2014. As a result, the Company incurred deferred financing costs of approximately $427,000 during the nine months ended September 30, 2014, primarily consisting of creditor fees, which have been capitalized. Amortization of deferred financing costs was approximately $399,000 for the nine months ended September 30, 2014 and is included in interest expense on the accompanying consolidated statement of operations. As of September 30, 2014, total capitalized deferred financing costs were approximately $1,893,000, of which approximately $629,000 had been amortized.

Property, Plant, and Equipment - Property, plant, and equipment include amounts related to land and improvements, buildings and improvements, machinery, equipment, furniture, and fixtures. Property, plant, and equipment purchased upon acquisition have been recorded at fair value with subsequent purchases recorded at

HALIFAX MEDIA GROUP, LLC AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of and for the Nine Months Ended September 30, 2014

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

cost. Property, plant, and equipment are depreciated using the straight-line method over estimated useful lives or lease terms, where applicable, ranging from 3 to 40 years as follows:

Useful Life
Land improvements	8 to 20 years
Buildings and improvements	7 to 40 years
Machinery, equipment, furniture, and fixtures	3 to 10 years

Expenditures for maintenance and repairs and minor renewals, which do not improve or extend the life of the respective assets, are expensed. All other expenditures for renewals are capitalized. The assets and related depreciation are adjusted for property retirements and disposals with the resulting gain or loss included in operating income. Fully depreciated assets remain in the accounts until retired from service.

Assets Held for Sale - The Company considers assets to be held for sale when management commits to a plan to actively market the asset for sale at a price reasonable in relation to its fair value; the asset is available for immediate sale in its present condition; the sale of the asset is probable and expected to be completed within one year and it is unlikely that significant changes will be made to the plan. Upon designation as held for sale, the carrying value of the asset is recorded at the lower of its carrying value or its estimated fair value, less costs to sell. Liabilities related to assets held for sale, if any, are separately stated in the accompanying consolidated balance sheet and represent liabilities that will be repaid upon the sale of the asset. The Company ceases to record depreciation at the time of designation as held for sale.

The Company is actively marketing the commercial real estate located in Sarasota, Florida (the “Sarasota Property”) for sale. The real estate is used in connection with the Company’s newspaper operations in Sarasota. The Company has ceased recording depreciation on the property and the asset is reported as held for sale, recorded in the accompanying consolidated balance sheet at the lower of its carrying amount or fair value less costs to sell, which is approximately $16,685,000 as of September 30, 2014.

As of December 31, 2013, the Company reported as assets held for sale commercial real estate (the “Mendocino Building”), which was associated with its California operations, that were previously sold. During 2013, the carrying value of the Mendocino Building was reduced to its estimated fair value less selling costs of approximately $6,300,000, based on existing market conditions and proposed selling prices. The sale of the Mendocino Building closed in April 2014 (Note 12). The property was sold for $6,100,000, resulting in an additional loss of $200,000, which was recorded and included in net loss from discontinued operations on the consolidated statement of operations for the nine months ended September 30, 2014.

Discontinued Operations - As further discussed in Note 12, results of operations related to assets classified as held for sale and assets previously sold, are recorded as discontinued operations when a) the operations and cash flows related to the asset will be eliminated from ongoing operations as a result of the sale and b) the Company will not have any significant continuing involvement in their operations after the sale. In addition to the Mendocino Building, the Company has classified operations related to Sebring and its Phonebooks as discontinued operations for the nine months ended September 30, 2014.

Distribution Costs - Distribution costs on the accompanying consolidated statement of operations, consist of home delivery expense, subcontracted distribution, and postage totaling approximately $10,951,000 for the nine months ended September 30, 2014.

HALIFAX MEDIA GROUP, LLC AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of and for the Nine Months Ended September 30, 2014

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Advertising - Advertising costs are expensed as incurred and are included in other operating expenses in the accompanying consolidated statement of operations. Advertising expense for the nine months ended September 30, 2014 was approximately $1,748,000.

Fair Value Measurements - Under U.S. GAAP, certain assets and liabilities are required to be recorded in the consolidated balance sheet on a recurring basis or measured on a non-recurring basis under certain circumstances at fair value. Measuring fair value generally requires the use of one or more valuation approaches that includes the market, income, or cost approaches.

U.S. GAAP also establishes market based observable data as the preferred source of inputs when using such valuation techniques, followed in preference by unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect management assumptions about market conditions in hypothetical transactions. Inputs used in the required valuation techniques are classified according to the following hierarchy:

•	Level 1 - Quoted prices for identical instruments in active markets.

•	Level 2 - Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

•	Level 3 - Significant inputs to the valuation model are unobservable.

The Company has applied these provisions when measuring impairment of long-lived assets, intangible assets, and goodwill, if present, and when preparing fair value disclosures of its long-term debt.

The Company utilizes the best available information in measuring fair value. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. As of September 30, 2014, the Company has no assets or liabilities that are required to be recorded at fair value in the Company’s consolidated balance sheet on a recurring or nonrecurring basis.

For any financial instruments not recorded in the consolidated balance sheet at fair value, the Company must provide disclosure of the fair value in the footnotes to its consolidated financial statements. As of September 30, 2014, the fair value of all current assets and liabilities approximate their carrying value due to the short-term nature of these instruments. In the absence of a ready market for the Company’s long-term debt, the Company evaluates its current borrowing rates for the same or similar instruments in order to estimate the value of its long-term debt. Such evaluation includes consideration of current interest rates, including forward interest rate curves, referenced credit spreads, among others, adjusted for non-performance risk. As of September 30, 2014, the estimated fair value of the Company’s long-term debt approximated the carrying value.

Impairment of Long-Lived Assets - For the purpose of evaluating potential impairment, the Company classifies its long-lived assets in three categories: (1) tangible and intangible long-lived assets with definite lives subject to depreciation and amortization, (2) intangible assets with indefinite lives not subject to amortization, and (3) goodwill.

Tangible and Intangible Assets Subject to Depreciation and Amortization - This category includes the carrying value of property, plant, and equipment and the carrying value of amounts assigned to building naming rights,

HALIFAX MEDIA GROUP, LLC AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of and for the Nine Months Ended September 30, 2014

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

subscriber relationships, and advertiser relationships. The Company evaluates such assets for impairment when events or changes in circumstances indicate the carrying value of such assets may not be recoverable. The carrying value of such assets is deemed recoverable if the sum of the future undiscounted cash flows associated with such assets (individually or in related groups) exceeds the carrying value. If the sum of the future undiscounted cash flows is less than the carrying value, impairment is then deemed present. Impairment, if any, is then measured based on fair value. The Company has considered whether there were any impairment indicators at September 30, 2014 related to the tangible and intangible long-lived assets with definite lives and concluded there were no such indicators of impairment.

Indefinite Lived Intangible Assets - This category includes the carrying value of the amounts assigned to the trade names. The Company evaluates the carrying value of identifiable intangible assets with indefinite lives at least once annually for impairment. Impairment is also assessed more frequently when circumstances indicate that impairment may be present. The Company estimated the fair value of its trade names using an income approach by applying a relief from royalty technique. The Company used inputs and assumptions in applying this technique that it believes a market participant would use in a hypothetical transaction and that management has determined are Level 3 inputs. The Company has determined that no impairment existed at September 30, 2014.

Goodwill - The Company evaluates goodwill for impairment at least once annually or more frequently if events and circumstances indicate that impairment may be present. The recoverability of goodwill is measured at the reporting unit level, which constitutes a business component for which discrete financial information is available and management regularly reviews the operating results of the component. The evaluation of goodwill impairment consists of two steps. The first step compares the estimated fair value of a reporting unit to its carrying value. If a reporting unit’s estimated fair value exceeds its carrying value, no impairment is deemed present. However, if a reporting unit’s estimated fair value is less than its carrying value, a second step is performed whereby the estimated fair value of all of a reporting unit’s assets and liabilities is determined in order to assess the current implied fair value of goodwill. If the carrying value of goodwill exceeds the implied fair value, an impairment charge is recognized for that excess.

For the purposes of evaluating goodwill for impairment, management has determined that the Company has multiple reporting units. In performing the first step of the goodwill impairment test, management estimated the enterprise value of the reporting unit for which goodwill was evaluated, using both a market based approach including the implied values indicated by comparisons to similar publicly traded companies and the income approach by applying the discounted cash flow technique. When using the discounted cash flow technique, the Company used inputs and assumptions about revenues, expenses, and the cost of capital that it believed a market participant would use in a hypothetical transaction. When using market based approaches, the Company used inputs and indicators that are observable, but which required adjustment based upon management’s judgment to reflect circumstances specific to the reporting unit. Management classified the inputs to its use of the market based and income based approaches as Level 3 inputs.

The Company’s step one analysis as of September 30, 2014 indicated that no impairment of goodwill was present.

In evaluating impairment for all tangible and intangible long-lived assets and goodwill, the Company uses methods and techniques that include significant judgment and assumptions about future performance of the

HALIFAX MEDIA GROUP, LLC AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of and for the Nine Months Ended September 30, 2014

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Company and overall conditions of the economy and the financial markets. Revenues and expenses included in cash flow projections are impacted significantly by the level of new circulation and advertising customers, the level of customer attrition, subscription prices, and the direct and indirect cost of fulfillment, among others. Assumptions made by management about these and other factors could vary significantly from actual results and such variances could result in additional future impairment charges or indicate future impairment where previously no impairment was present.

Self-Insured Risks - The Company self-insures up to certain limits for workers’ compensation claims and automobile risks. Estimated liabilities for unpaid claims are included in other liabilities on the accompanying consolidated balance sheet totaling approximately $1,306,000 as of September 30, 2014. The Company accrues for unpaid claims using an estimate of the ultimate cost of claims, which includes claims filed, an estimate for claims incurred but not reported, and historical claims experience.

Sale and Leaseback Transactions - The Company accounts for the sale and leaseback of real estate assets in accordance with accounting guidance for leases as established under U.S. GAAP. The Company evaluates sale and leaseback transactions involving real estate assets for whether the transaction qualifies as a sale in addition to examining any commitments, obligations, provisions, or circumstances that require or result in the Company having continuing involvement. If the transaction qualifies as a sale and the Company concludes it has no continuing involvement with the real estate asset, losses on sale and leaseback transactions are recognized at the time of sale if the fair value of the property sold is less than the undepreciated cost of the property. Gains on sale and leaseback transactions are deferred and amortized over the remaining base term of the lease. Prior to 2014, the Company completed sale and leaseback transactions resulting in a gain of approximately $1,169,000, which has been deferred and included in other liabilities on the accompanying consolidated balance sheet and is being amortized on a straight-line basis over the remaining base term of the lease through 2032. The Company recognized approximately $38,000 of the gain for the nine months ending September 30, 2014, which is included in loss on disposal of assets, net, in the accompanying consolidated statement of operations.

Income Taxes - The Company is a limited liability company treated as a partnership for income tax purposes. As such, the members are taxed on their share of the Company’s taxable income or loss, whether or not distributed. Accordingly, no provision or benefit has been made for income taxes in the accompanying consolidated financial statements.

The Company has adopted the authoritative guidance related to accounting for and disclosure of uncertain tax positions. The guidance requires the Company to determine whether it is more likely than not that a tax position will be sustained upon examination by the applicable taxing authority. The Company has determined that there are no uncertain tax positions as defined. The Company recognizes interest and penalties related to uncertain tax positions as a component of other expenses. No interest or penalties have been recognized for the nine months ended September 30, 2014. The Company’s tax returns are subject to examination for all tax years beginning with the year ending December 31, 2011. No income tax returns for the Company are currently under examination.

Subsequent Events - In preparing these consolidated financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through the date the accompanying consolidated financial statements were available to be issued.

HALIFAX MEDIA GROUP, LLC AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of and for the Nine Months Ended September 30, 2014

NOTE 3 - ACQUISITION ACCOUNTING

Purchase of Worcester Telegram and Gazette

On June 2, 2014, the Company purchased newspapers distributed in and around Worcester, Massachusetts from the Boston Globe for approximately $17,436,000, net of a working capital adjustment. The purchase included approximately $13,012,000 of identifiable tangible and intangible assets, plus working capital. In addition, the Company recorded, at closing, goodwill totaling approximately $4,778,000, primarily related to expected synergies to be obtained from combining operations. The estimates of fair values for tangible assets acquired and liabilities assumed are determined by management based on various market analyses. Significant judgment is required to arrive at these estimates of fair value and changes to assumptions used could lead to materially different results. For income tax purposes, the amount of goodwill that is expected to be deductible is approximately $4,778,000.

The Company estimated the fair value of these assets using commonly applied methods including the income approach of applying discounted cash flow techniques and using inputs and assumptions it believes a market participant would use in a hypothetical transaction and references to market prices or replacement costs of similar assets.

The acquisition was financed with long-term debt totaling $15,000,000 and a $3,000,000 draw on a revolving line of credit (Note 8). The Company incurred approximately $628,000 of transaction costs in connection with the June 2, 2014 acquisition. The Company capitalized $407,000 as deferred financing costs and $4,000 with the real estate acquired. The remaining transaction costs consisting of legal costs and other transaction related costs of $217,000 were expensed.

The composition of purchase price, fair value of net assets acquired, and remaining unidentified purchase price or goodwill is summarized as follows:

Total Purchase Price, net of working capital adjustment	$17,435,796

Tangible Assets Acquired
Accounts receivable and prepaid expenses	3,716,771
Property, plant, and equipment	1,565,754

Total tangible assets acquired	5,282,525

Liabilities Assumed
Accounts payable and accrued expenses	1,055,068
Unearned subscription revenue	3,016,158

Total liabilities assumed	4,071,226

Net tangible assets acquired, at fair value	1,211,299

Total Remaining Purchase Price, net of tangible assets acquired at fair value	16,224,497

Intangible Assets
Trade names	2,597,865
Subscriber relationships	2,773,129
Advertiser relationships	6,075,065

Total intangible assets	11,446,059

Goodwill	$4,778,438

HALIFAX MEDIA GROUP, LLC AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of and for the Nine Months Ended September 30, 2014

NOTE 4 - INVENTORY

As of September 30, 2014, inventories consisted of the following:

Newsprint	$3,142,782
Newsprint in transit	954,485
Production and other supplies	1,418,898

$5,516,165

NOTE 5 - PROPERTY, PLANT, AND EQUIPMENT

As of September 30, 2014, property, plant, and equipment consisted of the following:

Land and improvements	$8,214,341
Buildings and improvements	20,003,849
Machinery, equipment, furniture, and fixtures	61,732,369
Construction in progress	3,743,435

93,693,994
Less accumulated depreciation	(19,759,239)

$73,934,755

Depreciation expense for the nine months ended September 30, 2014 was approximately $6,572,000.

NOTE 6 - INTANGIBLE ASSETS

Intangible assets consist of the following as of September 30, 2014:

	Estimated Useful Life
Trade names	Indefinite	$16,890,012
Less accumulated impairment		(1,941,000)

Trade names, net of accumulated impairment		14,949,012
Advertiser relationships	3 to 11 years	14,658,357
Less accumulated amortization		(6,453,182)

Advertiser relationships, net of accumulated amortization		8,205,175
Building naming rights	19 years	1,000,000
Less accumulated amortization		(236,843)

Building naming rights, net of accumulated amortization		763,157
Subscriber relationships	4 to 7 years	3,590,388
Less accumulated amortization		(642,396)

Subscriber relationships, net of accumulated amortization		2,947,992

Intangible Assets, net		$26,865,336

HALIFAX MEDIA GROUP, LLC AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of and for the Nine Months Ended September 30, 2014

NOTE 6 - INTANGIBLE ASSETS - CONTINUED

The useful lives of amortizable intangible assets are based upon the period over which the Company expects to benefit from their use. The Company evaluates the appropriateness of its useful lives at each reporting date or more frequently if circumstances warrant.

Amortization expense related to amortizable intangible assets for the nine months ended September 30, 2014 was approximately $2,128,000. Future amortization expense for these intangible assets as of September 30, 2014, is as follows:

Year ending September 30, 2015	$3,150,057
2016	1,769,239
2017	1,114,142
2018	1,031,550
2019	1,031,550
Thereafter	3,819,786

$11,916,324

NOTE 7 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following as of September 30, 2014:

Accounts payable	$12,103,147
Accrued headcount and related expenses	7,437,753
Accrued newsprint payable	809,153
Accrued vacation	1,304,824
Accrued self insurance reserve	1,306,360
Other payables and accrued expenses	2,744,516

$25,705,753

HALIFAX MEDIA GROUP, LLC AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of and for the Nine Months Ended September 30, 2014

NOTE 8 - LONG-TERM DEBT

As of September 30, 2014, long-term debt consists of the following:

2013 Term Loan, original amount of $35,000,000 with an additional borrowing of $15,000,000 on June 2, 2014, requires monthly principal payments of $583,333 through May 30, 2014 and monthly principal payments of $833,333 beginning June 30, 2014 through maturity, with the remaining unpaid balance, if any, due upon maturity which is the earlier of October 10, 2018 or 120 days prior to the earliest scheduled maturity of the Subordinated Credit Agreement. Interest on the loan varies and is subject, at the Company’s discretion, to the commercial lender’s base rate or an elected LIBOR, plus an applicable base spread which varies from 2.0 to 3.0 percent (3.16 percent as of September 30, 2014).

$39,153,542

2013 Revolving Line of Credit, with availability of $20,000,000. The remaining unpaid balance, if any, is due upon maturity, which is either October 10, 2018 or 120 days prior to the earliest scheduled maturity of the Subordinated Credit Agreement. Interest on the loan varies and is subject, at the Company’s discretion, to the commercial lender’s base rate or an elected LIBOR, plus an applicable base spread which varies from 2.0 to 3.0 percent (5.25 percent as of September 30, 2014).	313,276

Subordinated Credit Agreement, original amount of $10,000,000 requires quarterly interest payments at 7.5 percent through maturity at December 31, 2016. Additional Borrowing of $8,000,000 requires monthly interest payments at 7.5 percent through maturity at March 31, 2019.	18,000,000

Current portion of long-term debt	(10,000,000)

$47,466,818

On October 10, 2013, the Company refinanced their outstanding debt and entered into a new revolving credit and term loan agreement with a syndicate of commercial lenders and repaid, in full, all other outstanding principal balances as of October 10, 2013, with the exception of the Subordinated Credit Agreement discussed below. In connection with the refinancing, the Company borrowed $35,000,000 under the term loan portion of the agreement (“2013 Term Loan”) and, in addition, had availability of $20,000,000 in a revolving line of credit facility for borrowings (“2013 Revolving Line of Credit”) and letter of credit capacity of up to $5,000,000. On June 2, 2014, the Company amended the 2013 Term Loan, to obtain an additional borrowing of $15,000,000. These proceeds were used exclusively to fund the Worcester asset purchase in June 2014 (Note 3). No other terms of the loan were amended, with the exception that the loan provided for repayment in equal monthly installments of $583,333 through May 2014 and equal monthly installments of $833,333 beginning in June 2014 through maturity, with any remaining unpaid principal due on maturity. The maturity date is defined as the earlier of October 10, 2018 or 120 days prior to the earliest scheduled maturity of the Subordinated Credit Agreement, which currently would be September 2, 2016. The principal balance of the 2013 Term Loan as of September 30, 2014 was approximately $39,154,000. The Company made various draws and repayments on the 2013 Revolving Line of Credit during the nine months ended September 30, 2014. Net borrowings as of September 30, 2014 were approximately $313,000 under the 2013 Revolving Line of Credit and outstanding letters of credit were approximately $1,436,000. The contractual interest due for the 2013 Term Loan and 2013 Revolving Line of Credit varies and is subject, at the Company’s discretion, to the commercial lender’s base rate or an elected 30-Day London Interbank Offering Rate (“LIBOR”) plus an applicable base spread. Interest

HALIFAX MEDIA GROUP, LLC AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of and for the Nine Months Ended September 30, 2014

NOTE 8 - LONG-TERM DEBT - CONTINUED

expense for the 2013 Term Loan was approximately $841,000 for the nine months ended September 30, 2014. Interest expense for the 2013 Revolving Line of Credit was approximately $138,000 for the nine months ended September 30, 2014.

On January 6, 2012, the Company had restated and consolidated previous amounts borrowed into a single subordinated credit agreement (“Subordinated Credit Agreement”) with a separate commercial lender in the amount of $10,000,000. On June 18, 2013, the Company entered into an amendment to the Subordinated Credit Agreement which provided an additional borrowing of $8,000,000 (“Additional Borrowing”). The Subordinated Credit Agreement has a maturity date of December 31, 2016 and originally bore interest at 15 percent per annum, of which 2 percent was deferred until maturity. As part of the amendment, the Subordinated Credit Agreement interest rate was reduced to 7.5 percent per annum effective June 18, 2013. Interest payments are required to be paid quarterly. The Additional Borrowing has a maturity date of March 31, 2019 and bears interest at 7.5 percent per annum. Interest payments are required to be paid monthly. The balance of the long-term debt outstanding was $18,000,000 as of September 30, 2014, and is due in full on their respective maturity dates. Interest expense for the Subordinated Credit Agreement for the nine months ended September 30, 2014 was approximately $1,024,000.

Substantially all of the Company’s assets, including accounts receivable, inventory, property, plant, and equipment, and other assets, are pledged as collateral under the credit agreements. In addition, the above credit agreements include covenants that restrict capital expenditures, the transfer of assets, the issuance and transfers of stock, mergers and acquisition activity, the incurrence of additional debt, and certain subjective covenants. The agreements collectively also require the Company to maintain certain financial ratios including a fixed charge ratio and total leverage and senior leverage ratios based upon the funded debt to Earnings Before Income, Taxes, Depreciation, and Amortization (“EBITDA”), as defined. As of and for the nine months ended September 30, 2014, the Company was in compliance with all covenants.

The maturities of long-term debt are as follows:

Year ending September 30, 2015	$10,000,000
2016	29,466,818
2017	10,000,000
2018	—
2019	8,000,000

$57,466,818

NOTE 9 - COMMITMENTS, CONTINGENCIES, AND CONCENTRATIONS

Legal - The Company is involved in various legal actions from time to time arising in the normal course of business. After review, including consultation with legal counsel, management evaluates the probability of losses under any such matters and considers the need for loss accruals. Management believes any ultimate liability that could arise from these actions not accrued in the accompanying consolidated balance sheet would not materially affect the Company’s financial position or results of future operations.

HALIFAX MEDIA GROUP, LLC AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of and for the Nine Months Ended September 30, 2014

NOTE 9 - COMMITMENTS, CONTINGENCIES, AND CONCENTRATIONS - CONTINUED

Union Employees - Certain employees are covered by a union contract that expires on October 31, 2015. In addition, the Company is currently negotiating a collective bargaining agreement with a group of employees at one of its other newspapers. As of September 30, 2014, less than 1 percent of employees were represented by a labor union with a collective bargaining agreement.

Significant Vendors - During the nine months ended September 30, 2014, the Company purchased approximately 15 percent and 53 percent of its inventory from two vendors. These purchases primarily consisted of newsprint, which is included as newsprint, ink, and production supplies in the accompanying consolidated statement of operations for the nine months ended September 30, 2014.

Operating Leases - The Company leases certain facilities, including certain newspaper operation locations, as well as warehouses, office space, and equipment under noncancelable operating leases that expire at various times through December 31, 2033. The Company is recognizing the impact of fixed annual increases in minimum rental payments on a straight-line basis over the term of the leases. Future minimum lease payments under noncancelable lease agreements in excess of one year as of September 30, 2014 are as follows:

Year ending September 30, 2015	$7,396,155
2016	7,303,572
2017	6,950,213
2018	6,867,812
2019	6,890,495
Thereafter	95,916,480

$131,324,727

Total rental expense for the nine months ended September 30, 2014 was approximately $7,225,000, and is included in other operating expenses on the accompanying consolidated statement of operations.

NOTE 10 - RELATED PARTY TRANSACTIONS

Insurance - The Company has entered into an insurance services agreement with a related party, due to common ownership of a member of the Company, to serve as the Company’s exclusive broker for property, casualty, and certain employee benefits insurance products. In connection with this agreement, the Company pays a portion of the property and casualty insurance premiums to the broker and also pays a brokerage fee, which totaled approximately $3,583,000 and $400,000, respectively, for the nine months ended September 30, 2014. Additional brokerage fees earned by the related party, associated with placing the employee benefits insurance, are paid by the insurance carrier.

Accounting Services - The Company has engaged with a related party, due to common ownership of a member of the Company, to provide dedicated and shared finance and accounting personnel as well as financial systems support and services. These personnel and financial systems are primarily used to manage certain accounting and treasury functions. In connection with these services, the Company paid approximately $1,127,000 for the nine months ended September 30, 2014. As of September 30, 2014, the Company has a due to affiliate of approximately $307,000, recorded on the accompanying consolidated balance sheet, which primarily relates to amounts unpaid in connection with these services.

HALIFAX MEDIA GROUP, LLC AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of and for the Nine Months Ended September 30, 2014

NOTE 11 - EMPLOYEE BENEFIT PLAN

Eligible employees of the Company may participate in the 401(k) defined contribution plan. Employees can contribute up to 100 percent of their annual pay, up to the annual maximum allowed by the Internal Revenue Service. Employees at least 21 years old, who expect to work 1,000 hours or more during the year, are eligible to participate on the first day of the month following their start date. The Plan’s provisions include a discretionary match by the Company, equal to 50 percent of an employee’s contribution, up to a maximum match of 3 percent of the employee’s annual salary. The Company made no discretionary contributions for the nine months ended September 30, 2014.

NOTE 12 - DISCONTINUED OPERATIONS

Sebring

On April 1, 2014, the Company sold Sebring (Note 1) to an unrelated third party for $325,000. The Company will have no continuing involvement in the operation of this publication. The Company has determined that the activities related to the Sebring operations should be classified as discontinued operations. As a result, the related results of operations have been classified outside of net income from continuing operations in the accompanying consolidated statement of operations. The Company used approximately $300,000 of net proceeds from the sale to repay debt principal.

Phonebooks

On May 27, 2014, the Company sold its Phonebooks (Note 1) to Directory Publishing Solutions, Inc. for $700,000. The proceeds consisted of $105,000 in cash and a note receivable from the purchaser for $595,000. The note receivable is due in 24 monthly installments, maturing on September 15, 2016. The sale agreement contains certain provisions that require payment of the note receivable in full, at which time legal title to the assets transfer to the purchaser. Accordingly, the Company will defer the gain on the sale until amounts are received from the purchaser. The Company will continue to be obligated for commissions due on all publications released prior to the sale of these directories (Note 2) but will otherwise have no continuing involvement in the operation of these publications. As a result, the related results of operations have been classified outside of net income from continuing operations in the accompanying consolidated statement of operations. The Company used approximately $130,000 of net proceeds from the sale to repay debt principal.

Mendocino Building

On April 15, 2014, the Company finalized the sale of the Mendocino Building for a selling price of $6,100,000. The Mendocino Building was classified as held for sale as of December 31, 2013. During the period the property was held for sale, the Company operated the building as a rental property and collected rents from tenants and incurred operating expenses related to the rental of the property. As a result, the related results of operations have been classified outside of net income from continuing operations in the accompanying consolidated statement of operations.

HALIFAX MEDIA GROUP, LLC AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of and for the Nine Months Ended September 30, 2014

NOTE 12 - DISCONTINUED OPERATIONS - CONTINUED

Summary of Net Income (Loss) from Discontinued Operations

The net income (loss) from discontinued operations and attributable revenues from the respective operating units included as discontinued operations in the accompanying consolidated statement of operations for the nine months ended September 30, 2014 consisted of the following:

	Sebring	Phonebooks	Mendocino Building	Total
Loss from discontinued operations attributable to:
Income (Loss) from operations	$(132,400)	$248,548	$(145,591)	$(29,443)
Gain (Loss) on sale	108,709	58,792	(200,000)	(32,499)

Net income (loss) from discontinued operations	$(23,691)	$307,340	$(345,591)	$(61,942)

Revenues attributable to discontinued operations included in income (loss) from operations above	$294,692	$625,799	$189,245	$1,109,736

NOTE 13 - SUBSEQUENT EVENTS

On November 20, 2014, the Company entered into a purchase and sale agreement to sell substantially all of its assets, with the exception of the Sarasota Property and certain real property in Daytona Beach, Florida, to an unrelated third party for a cash sales price of approximately $280,000,000, less certain working capital adjustments. The transaction is expected to be completed in the first quarter of 2015.

The closing of this transaction is subject to conditions to closing being met. Upon closing of the transaction, all of the Company’s long term debt will be due and payable. Additionally, upon closing of the transaction, the Company will have certain transaction related obligations due to its employees, which management has determined are not material to the transaction.

            Shares

New Media Investment Group Inc.

COMMON STOCK

PROSPECTUS

Citigroup

Credit Suisse

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of all estimated expenses in connection with the issuance and distribution of the securities to be registered:

Item	Amount
SEC Registration Fee		$17,430
FINRA filing fee		23,000
Printing fee			*
NYSE Listing fee			*
Accounting fees and expenses			*
Transfer Agent fee			*
Legal fees and expenses			*
Miscellaneous			*

Total	$		*

*	To be furnished by amendment.

Item 14.	Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law, as amended (the “DGCL”), allows a corporation to eliminate the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies if (i) such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (ii) such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director who willfully and negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

The Company’s amended and restated certificate of incorporation states that no director shall be personally liable to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it exists or may be amended. A director is also not exempt from liability for any transaction from which he or she derived an improper personal benefit, or for violations of Section 174 of the DGCL. To the maximum extent permitted under Section 145 of the DGCL, our amended and restated certificate of incorporation authorizes us to indemnify any and all persons whom we have the power to indemnify under the law.

Our amended and restated bylaws provide that the Company will indemnify, to the fullest extent permitted by the DGCL, each person who was or is made a party or is threatened to be made a party in any legal proceeding by reason of the fact that he or she is or was a director or officer of the Company or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. However, such indemnification is permitted only if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Indemnification is authorized on a case-by-case basis by (1) our board of directors by a majority vote of disinterested directors, (2) a committee of the disinterested directors, (3) independent legal counsel in a written opinion if (1) and (2) are not available, or if disinterested directors so direct, or (4) the stockholders. Indemnification of former directors or officers shall be determined by any person authorized to act on the matter on our behalf. Expenses incurred by a director or officer in defending against such legal proceedings are payable before the final disposition of the action, provided that the director or officer undertakes to repay us if it is later determined that he or she is not entitled to indemnification.

The Company has entered into separate indemnification agreements with its directors and officers, substantially in the form of the indemnification agreement filed as Exhibit 10.11 to our registration statement on Form S-1. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our amended and restated certificate of incorporation and amended and restated bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of incorporation and amended and restated bylaws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.	Recent Sales of Unregistered Securities.

In connection with the restructuring of GateHouse Media Inc. and its consolidated subsidiaries (“GateHouse”), on November 26, 2013, the effective date of the restructuring (the “Effective Date”), New Media Investment Group Inc. (“New Media”) issued 30,000,000 shares of common stock, par value, $0.01 per share, of New Media (the “Common Stock”) pursuant to its Joint Prepackaged Chapter 11 Plan (as modified, amended or supplemented from time to time, the “Plan”) in accordance with Section 1145(a)(1) of the U.S. Bankruptcy Code (the “Bankruptcy Code”).

Additionally, on the Effective Date, New Media issued 1,362,479 10-year warrants at a strike price of $46.35 per share to the former equity holders of GateHouse pursuant to the Plan in accordance with Section 1145(a)(2) of the Bankruptcy Code.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits: The list of Exhibits is set forth beginning on page II-6 of this Registration Statement and is incorporated herein by reference.

(b) Financial Statement Schedules

Schedule II—Valuation and Qualifying Accounts.

New Media Investment Group Inc.

Valuation and Qualifying Accounts

(In Thousands)

Description	Balance at Beginning of Period	Charges to Earnings	Charges to Other Accounts		Deductions		Balance at End of Period
Allowance for doubtful accounts
Two months ended December 29, 2013	$—	$349	$—		$—		$349
Ten months ended November 6, 2013	$2,456	$1,635	$—		$(186	)(1)	$3,905
Year ended December 30, 2012	$2,976	$2,304	$—		$(2,824	)(1)	$2,456
Year ended January 1, 2012	$3,260	$3,093	$—		$(3,377	)(1)	$2,976

Deferred tax valuation allowance
Two months ended December 29, 2013	$166,911	$(2,142)	$—		$—		$164,769
Ten months ended November 6, 2013	$444,590	$(59,839)	$(20,412	)(2)	$(197,428	)(3)	$166,911
Year ended December 30, 2012	$432,954	$11,795	$(159	)(2)	$—		$444,590
Year ended January 1, 2012	$430,247	$6,551	$(3,844	)(2)	$—		$432,954

(1)	Amounts are primarily related to the write off of fully reserved accounts receivable.
(2)	Amount is primarily related to the tax effects of the change in derivative value and is recorded in accumulated other comprehensive income (loss).
(3)	Amount primarily relates to the reduction of tax attributes related to the cancellation of indebtedness and other fresh start adjustments.

All other schedules are omitted because the conditions requiring their filing do not exist, or because the required information is provided in the Consolidated Financial Statements, including the notes thereto.

Item 17.	Undertakings.

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, New Media Investment Group Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on December 19, 2014.

NEW MEDIA INVESTMENT GROUP INC.

By:	/s/ Michael E. Reed
	Name:	Michael E. Reed
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each officer and director of New Media Investment Group Inc. whose signature appears below constitutes and appoints Cameron D. MacDougall and Michael E. Reed, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and any additional Registration Statement filed pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

* * * *

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Michael E. Reed Michael E. Reed	Chief Executive Officer and Director (principal executive officer)	December 19, 2014

/s/ Gregory Freiberg Gregory Freiberg	Chief Financial Officer and Chief Accounting Officer (principal financial officer and principal accounting officer)	December 19, 2014

/s/ Wesley R. Edens Wesley R. Edens	Chairman and Director	December 19, 2014

/s/ Kevin M. Sheehan Kevin M. Sheehan	Director	December 19, 2014

/s/ Theodore P. Janulis Theodore P. Janulis	Director	December 19, 2014

/s/ Laurence Tarica Laurence Tarica	Director	December 19, 2014

EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement (included herewith).

2.1	Share Purchase Agreement, dated as of January 28, 2007, by and among SureWest Communications, as Seller, SureWest Directories and GateHouse Media, Inc., as Purchaser (incorporated herein by reference to Exhibit 2.1 to GateHouse Media, Inc.’s Current Report on Form 8-K, filed March 1, 2007).

2.2	Amended and Restated Asset Purchase Agreement, dated April 12, 2007, by and among Gannett Satellite Information Network, Inc., Gannett River States Publishing Corporation, Pacific and Southern Company, Inc., Federated Publications, Inc., Media West—GSI, Inc., Media West—GRS, Inc., as Sellers, and GateHouse Media Illinois Holdings, Inc., as Buyer, and GateHouse Media, Inc., as Buyer guarantor (incorporated herein by reference to Exhibit 2.1 to GateHouse Media, Inc’s Current Report on Form 8-K, filed May 8, 2007).

2.3	Asset Purchase Agreement, dated April 12, 2007, by and among Gannett Satellite Information Network, Inc., Media West—GSI, Inc., as Sellers, GateHouse Media Illinois Holdings, Inc., as Buyer, and GateHouse Media, Inc., as Buyer guarantor (incorporated herein by reference to Exhibit 2.2 to GateHouse Media, Inc’s Current Report on Form 8-K, filed May 8, 2007).

2.4	Stock Purchase Agreement dated as of June 28, 2013 by and among Dow Jones Ventures VII, Inc., Dow Jones Local Media Group, Inc., Newcastle Investment Corp. and Dow Jones & Company, Inc. (incorporated herein by reference to Exhibit 2.7 to New Media Investment Group Inc.’s Registration Statement on Form 10/A (File No. 001-36097), filed November 8, 2013).

2.5	Debtors’ Joint Prepackaged Chapter 11 Plan (incorporated herein by reference to Exhibit 2.8 to New Media Investment Group Inc.’s Registration Statement on Form 10/A (File No. 001-36097), filed November 8, 2013).

2.6	Debtors’ Findings of Fact and Conclusions of Law and Order Approving Debtors’ Disclosure Statement For, and Confirming, Debtors’ Joint Prepackaged Chapter 11 Plan (incorporated herein by reference to Exhibit 2.9 to New Media Investment Group Inc.’s Registration Statement on Form 10/A (File No. 001-36097), filed November 8, 2013).

2.7	Asset Purchase Agreement, dated as of July 22, 2014, among The Providence Journal Company, as Seller, and LMG Rhode Island Holdings, Inc., as Buyer (incorporated herein by reference to Exhibit 2.1 to New Media Investment Group Inc.’s Current Report on Form 8-K, filed September 3, 2014).

2.8	Asset Purchase Agreement dated as of November 20, 2014, by and among Cummings Acquisition, Inc. and the sellers party thereto (incorporated by reference to Exhibit 10.1 to New Media Investment Group Inc.’s Current Report on Form 8-K, filed November 20, 2014).

3.1	Amended and Restated Certificate of Incorporation of New Media Investment Group Inc. (incorporated herein by reference to Exhibit 3.1 to New Media Investment Group Inc.’s Registration Statement on Form S-1/A (Registration No. 333-192736), filed January 15, 2014).

3.2	Amended and Restated Bylaws of New Media Investment Group Inc. (incorporated herein by reference to Exhibit 3.2 to New Media Investment Group Inc.’s Registration Statement on Form S-1/A (Registration No. 333-192736), filed January 15, 2014).

4.1	Form of Registration Rights Agreement between New Media Investment Group Inc. and Omega Advisors, Inc. (incorporated herein by reference to Exhibit 4.5 to New Media Investment Group Inc.’s Registration Statement on Form 10/A (File No. 001-36097), filed November 8, 2013).

Exhibit No.	Description

4.2	Global Warrant Certificate of New Media Investment Group Inc. (included in Exhibit 10.27).

4.3	Global Warrant Certificate of New Media Investment Group Inc. (amended) (included in Exhibit 10.35).

5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP (included herewith).

*10.1	GateHouse Media, Inc. Omnibus Stock Incentive Plan (incorporated herein by reference to Exhibit 10.1 to GateHouse Media, Inc.’s Registration Statement on Form S-1/A (Registration No. 333-135944), filed October 11, 2006).

*10.2	Form of Restricted Share Award Agreement under the GateHouse Media, Inc. Omnibus Stock Incentive Plan (three-year vesting) (incorporated herein by reference to Exhibit 10.2 to GateHouse Media, Inc.’s Annual Report on Form 10-K, filed March 17, 2008).

*10.3	Form of Restricted Share Award Agreement under the GateHouse Media, Inc. Omnibus Stock Incentive Plan (April 15, 2008 vesting) (incorporated herein by reference to Exhibit 10.3 to GateHouse Media, Inc.’s Annual Report on Form 10-K, filed March 17, 2008).

*10.4	Liberty Group Publishing, Inc. Publisher’s Deferred Compensation Plan (incorporated herein by reference to Exhibit 10.2 to GateHouse Media, Inc’s Registration Statement on Form S-1 (Registration No. 333-135944), filed July 21, 2006).

*10.5	Liberty Group Publishing, Inc. Executive Benefit Plan (incorporated herein by reference to Exhibit 10.3 to GateHouse Media, Inc’s Registration Statement on Form S-1 (Registration No. 333-135944), filed July 21, 2006).

*10.6	Liberty Group Publishing, Inc. Executive Deferral Plan (incorporated herein by reference to Exhibit 10.4 to GateHouse Media, Inc’s Registration Statement on Form S-1 (Registration No. 333-135944), filed July 21, 2006).

*10.7	Employment Agreement, dated as of January 3, 2006, by and among Liberty Group Publishing, Inc., Liberty Group Operating, Inc. and Michael E. Reed (incorporated herein by reference to Exhibit 10.8 to GateHouse Media, Inc’s Registration Statement on Form S-1 (Registration No. 333-135944), filed July 21, 2006).

*10.8	Employment Agreement, dated as of May 1, 2006, by and among GateHouse Media, Inc., GateHouse Media Operating, Inc. and Polly G. Sack (incorporated herein by reference to Exhibit 10.12 to GateHouse Media, Inc’s Registration Statement on Form S-1 (Registration No. 333-135944), filed July 21, 2006).

*10.9	Management Stockholder Agreement, dated as of January 29, 2006, by and between Liberty Group Publishing, Inc., FIF III Liberty Holdings LLC and Michael E. Reed (incorporated herein by reference to Exhibit 10.13 to GateHouse Media, Inc’s Registration Statement on Form S-1 (Registration No. 333-135944), filed July 21, 2006).

*10.10	Management Stockholder Agreement, dated as of May 17, 2006, by and between GateHouse Media, Inc., FIF III Liberty Holdings LLC and Polly G. Sack (incorporated herein by reference to Exhibit 10.19 to GateHouse Media, Inc’s Registration Statement on Form S-1 (Registration No. 333-135944), filed July 21, 2006).

10.11	Form of Indemnification Agreement to be entered into by New Media Investment Group Inc. with each of its executive officers and directors (incorporated herein by reference to Exhibit 10.11 to New Media Investment Group Inc.’s Registration Statement on Form 10/A (File No. 001-36097), filed November 8, 2013).

10.12	License Agreement, dated as of February 28, 2007, by and between SureWest Communications and GateHouse Media, Inc. (incorporated herein by reference to Exhibit 10.1 to GateHouse Media, Inc.’s Current Report on Form 8-K (Items 1.01, 2.01, and 9.01), filed March 1, 2007).

Exhibit No.	Description

10.13	Amended and Restated Credit Agreement, dated as of February 27, 2007, among GateHouse Media Holdco, Inc., as Holdco, GateHouse Media Operating, Inc., as the Company, GateHouse Media Massachusetts I, Inc., GateHouse Media Massachusetts II, Inc., and ENHE Acquisition, LLC, as Subsidiary Borrowers, the Domestic Subsidiaries of Holdco from time to time Parties thereto, as Guarantors, the Lenders Parties thereto, Goldman Sachs Credit Partners L.P., as Syndication Agent, Morgan Stanley Senior Funding, Inc., and BMO Capital Markets Financing, Inc., as co-documentation Agents and Cortland Products Corp., as successor to Wells Fargo Bank, as Administrative Agent, Wachovia Capital Markets, LLC, as Goldman Sachs Credit Partners, L.P., General Electric Capital Corporation and Morgan Stanley Senior Funding, Inc., as Joint Lead Arrangers and Joint Book Runners (incorporated herein by reference to Exhibit 10.1 to GateHouse Media, Inc.’s Current Report on Form 8-K (Items 1.01, 2.03, and 9.01), filed March 1, 2007).

10.14	Amended and Restated Security Agreement, dated as of February 28, 2007, among GateHouse Media Holdco, Inc., as Holdco, GateHouse Media Operating, Inc., as the Company, GateHouse Media Massachusetts I, Inc., GateHouse Media Massachusetts II, Inc., and ENHE Acquisition, LLC, as Subsidiary Borrowers, the Domestic Subsidiaries of Holdco from time to time Parties thereto, as Guarantors, and Wells Fargo Bank, as Administrative Agent, Wachovia Capital Markets, LLC, as Goldman Sachs Credit Partners, L.P., General Electric Capital Corporation and Morgan Stanley Senior Funding, Inc., as Joint Lead Arrangers and Joint Book Runners (incorporated herein by reference to Exhibit 10.2 to GateHouse Media, Inc.’s Current Report on Form 8-K (Items 1.01, 2.03, and 9.01), filed March 1, 2007).

10.15	Amended and Restated Pledge Agreement, dated as of February 28, 2007, among GateHouse Media Holdco, Inc., as Holdco, GateHouse Media Operating, Inc., as the Company, GateHouse Media Massachusetts I, Inc., GateHouse Media Massachusetts II, Inc., and ENHE Acquisition, LLC, as Subsidiary Borrowers, the Domestic Subsidiaries of Holdco from time to time Parties thereto, as Guarantors, and Wells Fargo Bank, as Administrative Agent, for the several banks and other financial institutions as may from time to time becomes parties to such Credit Agreement (incorporated herein by reference to Exhibit 10.3 to GateHouse Media, Inc.’s Current Report on Form 8-K (Items 1.01, 2.03, and 9.01), filed March 1, 2007).

10.16	First Amendment to Amended and Restated Credit Agreement, dated as of May 7, 2007, by and among GateHouse Media Holdco, Inc., as Holdco, GateHouse Media Operating, Inc., as the Company, GateHouse Media Massachusetts I, Inc., GateHouse Media Massachusetts II, Inc. and ENHE Acquisition, LLC, as Subsidiary Borrowers, the Domestic Subsidiaries of Holdco from time to time Parties thereto, as Guarantors, the Lenders Parties thereto, and Wells Fargo Bank, as Administrative Agent (incorporated herein by reference to Exhibit 99.1 to GateHouse Media, Inc.’s Current Report on Form 8-K, filed May 11, 2007).

10.17	Second Amendment to Amended and Restated Credit Agreement, dated as of February 3, 2009, by and among GateHouse Media Holdco, Inc., as Holdco, GateHouse Media Operating, Inc., as the Company, GateHouse Media Massachusetts I, Inc., GateHouse Media Massachusetts II, Inc. and ENHE Acquisition, LLC, as Subsidiary Borrowers, the Domestic Subsidiaries of Holdco from time to time Parties thereto, as Guarantors, the Lenders Parties thereto, and Wells Fargo Bank, as Administrative Agent (incorporated herein by reference to Exhibit 99.1 to GateHouse Media, Inc.’s Current Report on Form 8-K, filed February 5, 2009).

*10.18	Offer letter dated December 23, 2008, between GateHouse Media, Inc., and Melinda A. Janik (incorporated herein by reference to Exhibit 10.23 to GateHouse Media, Inc.’s Annual Report on Form 10-K, filed March 13, 2009).

*10.19	Employment Agreement dated as of January 9, 2009, by and among GateHouse Media, Inc., GateHouse Media Operating Inc., and Kirk Davis (incorporated herein by reference to Exhibit 10.1 to GateHouse Media, Inc.’s Current Report on Form 8-K, filed January 9, 2009).

Exhibit No.	Description

*10.20	Offer letter dated February 4, 2008, between GateHouse Media, Inc., and Mark Maring (incorporated herein by reference to Exhibit 10.1 to GateHouse Media, Inc.’s Quarterly Report on Form 10-Q for the period ended September 30, 2008, filed November 7, 2008).

*10.21	Form of amendment to Employment Agreement for Michael E. Reed (incorporated herein by reference to Exhibit 10.22 to GateHouse Media, Inc.’s Annual Report on Form 10-K, filed March 8, 2012).

*10.22	Form of amendment to Employment Agreement for Kirk Davis (incorporated herein by reference to Exhibit 10.23 to GateHouse Media, Inc.’s Annual Report on Form 10-K, filed March 8, 2012).

*10.23	Form of Employment Agreement by and among GateHouse Media, Inc., GateHouse Operating, Inc. and Melinda A. Janik (incorporated herein by reference to Exhibit 10.24 to GateHouse Media, Inc.’s Annual Report on Form 10-K, filed March 8, 2012).

*10.24	Form of amendment to Employment Agreement for Polly G. Sack (incorporated herein by reference to Exhibit 10.25 to GateHouse Media, Inc.’s Annual Report on Form 10-K, filed March 8, 2012).

10.25	Agency Succession and Amendment Agreement, dated as of March 30, 2011 by and among GateHouse Media Holdco, Inc., GateHouse Media Operating, Inc., GateHouse Media Massachusetts I, Inc., GateHouse Media Massachusetts II, Inc., ENHE Acquisition, LLC, each of those domestic subsidiaries of Holdco identified as a “Guarantor” on the signature pages of the Credit Agreement, Wells Fargo Bank, N.A., successor-by-merger to Wachovia Bank, National Association, as the resigning Administrative Agent, and the Successor Agent (incorporated herein by reference to Exhibit 99.1 to GateHouse Media, Inc.’s Current Report on Form 8-K, filed April 7, 2011).

10.26	Credit Amendment, dated as of September 3, 2013, by and among GateHouse Media Holdco, Inc. (“Holdco”), GateHouse Media Operating, Inc., GateHouse Media Massachusetts I, Inc., GateHouse Media Massachusetts II, Inc. and ENHE Acquisition, LLC, those subsidiaries of Holdco party hereto as Guarantors and the Required Lenders party hereto (incorporated herein by reference to Exhibit 4.3 to GateHouse Media, Inc’s Current Report on Form 8-K, filed September 11, 2013).

10.27	Warrant Agreement dated as of November 26, 2013 between New Media Investment Group Inc. and American Stock Transfer & Trust Company, LLC (incorporated herein by reference to Exhibit 10.27 to New Media Investment Group Inc.’s Registration Statement on Form S-1 (Registration No. 333-192736), filed December 10, 2013).

10.28	Form of Management Agreement between New Media Investment Group Inc. and FIG LLC (incorporated herein by reference to Exhibit 10.28 to New Media Investment Group Inc.’s Registration Statement on Form 10 (File No. 001-36097), filed September 27, 2013).

10.29	Contribution Agreement dated November 26, 2013 between Newcastle Investment Corp. and New Media Investment Group Inc. (incorporated herein by reference to Exhibit 10.29 to New Media Investment Group Inc.’s Registration Statement on Form S-1 (Registration No. 333-192736), filed December 10, 2013).

10.30	Form of Cooperation Agreement between Newcastle Investment Corp. and New Media Investment Group Inc. (incorporated herein by reference to Exhibit 10.30 to New Media Investment Group Inc.’s Registration Statement on Form 10/A (File No. 001-36097), filed November 8, 2013).

10.31	Form of Assignment Agreement between Newcastle Investment Corp. and New Media Investment Group Inc. (incorporated herein by reference to Exhibit 10.31 to New Media Investment Group Inc.’s Registration Statement on Form 10/A (File No. 001-36097), filed November 8, 2013).

Exhibit No.	Description

10.32	Revolving Credit, Term Loan and Security Agreement, dated as of November 26, 2013 by and among GateHouse Media, Inc., GateHouse Media Intermediate Holdco, Inc., certain wholly-owned subsidiaries of GateHouse Media Intermediate Holdco, Inc., PNC Bank, National Association, as the administrative agent, Crystal Financial LLC, as term loan B agent, and each of the lenders party thereto (incorporated herein by reference to Exhibit 10.33 to New Media Investment Group Inc.’s Registration Statement on Form S-1 (Registration No. 333-192736), filed December 10, 2013).

10.33	Term Loan and Security Agreement dated November 26, 2013 by and among GateHouse Media, Inc., GateHouse Media Intermediate Holdco Inc., certain wholly-owned subsidiaries of GateHouse Media Intermediate Holdco, Inc., Mutual Quest Fund and each of the lenders party thereto (incorporated herein by reference to Exhibit 10.34 to New Media Investment Group Inc.’s Registration Statement on Form S-1 (Registration No. 333-192736), filed December 10, 2013).

*10.34	New Media Investment Group Inc. Nonqualified Stock Option and Incentive Award Plan (incorporated herein by reference to Exhibit 10.1 to New Media Investment Group Inc.’s Current Report on Form 8-K, filed February 7, 2014).

10.35	Amended and Restated Warrant Agreement dated January 15, 2014 between New Media Investment Group Inc. and American Stock & Transfer Company, LLC (incorporated herein by reference to Exhibit 10.37 to New Media Investment Group Inc.’s Registration Statement on Form S-1/A (Registration No. 333-192736), filed January 28, 2014).

*10.36	Form of New Media Investment Group Inc. Non-Officer Director Restricted Stock Grant Agreement (incorporated herein by reference to Exhibit 10.2 to New Media Investment Group Inc.’s Current Report on Form 8-K, filed February 7, 2014).

10.37	Amended and Restated Management Agreement, dated as of February 14, 2014, between New Media Investment Group Inc. and FIG LLC (incorporated by reference to Exhibit 10.37 of New Media Investment Group Inc.’s Annual Report on Form 10-K, filed March 19, 2014).

*10.38	Form of Nonqualified Stock Option Agreement between New Media Investment Group Inc. and Fortress Operating Entity I LP (incorporated by reference to Exhibit 10.38 of New Media Investment Group Inc.’s Annual Report on Form 10-K, filed March 19, 2014)

*10.39	Form of Tandem Award Agreement between New Media Investment Group Inc. and FIG LLC (incorporated by reference to Exhibit 10.39 of New Media Investment Group Inc.’s Annual Report on Form 10-K, filed March 19, 2014)

10.40	Credit Agreement, dated as of June 4, 2014 among New Media Holdings I LLC, New Media Holdings II LLC, the several banks and other financial institutions or entities from time to time parties to this Agreement, as the Lenders, RBS Citizens, N.A. and Credit Suisse Securities (USA) LLC, as Joint Lead Arrangers and Joint Bookrunners, Credit Suisse AG, Cayman Islands Branch, as Syndication Agent, and Citizens Bank of Pennsylvania, together with any successor appointed in accordance with Section 8.9 of the Credit Agreement, as Administrative Agent (incorporated by reference to Exhibit 10.40 to New Media Investment Group Inc.’s Quarterly Report on Form 10-Q for the period ended June 29, 2014, filed July 31, 2014).

10.41	Pledge Agreement, dated as of June 4, 2014 among New Media Holdings II LLC, New Media Holdings I LLC, each of the subsidiary guarantors from time to time party thereto and Citizens Bank of Pennsylvania, in its capacity as Administrative Agent (incorporated by reference to Exhibit 10.41 to New Media Investment Group Inc.’s Quarterly Report on Form 10-Q for the period ended June 29, 2014, filed July 31, 2014).

10.42	Guarantee Agreement, dated as of June 4, 2014 made by New Media Holdings I LLC, each of the other guarantors party thereto in favor of Citizens Bank of Pennsylvania, as Administrative Agent (incorporated by reference to Exhibit 10.42 to New Media Investment Group Inc.’s Quarterly Report on Form 10-Q for the period ended June 29, 2014, filed July 31, 2014).

Exhibit No.	Description

10.43	Security Agreement, dated as of June 4, 2014 among New Media Holdings I LLC, New Media Holdings II LLC, each of the subsidiary guarantors from time to time party thereto and Citizens Bank of Pennsylvania, in its capacity as Administrative Agent (incorporated by reference to Exhibit 10.43 to New Media Investment Group Inc.’s Quarterly Report on Form 10-Q for the period ended June 29, 2014, filed July 31, 2014).

10.44	Amendment to Credit Agreement, dated as of July 17, 2014 between Citizens Bank of Pennsylvania, New Media Holdings II LLC and New Media Holdings I LLC (incorporated by reference to Exhibit 10.44 to New Media Investment Group Inc.’s Quarterly Report on Form 10-Q for the period ended June 29, 2014, filed July 31, 2014).

10.45	First Amendment to Credit Agreement, dated as of September 3, 2014, among New Media Holdings I LLC, New Media Holdings II LLC, the loan parties party thereto, the several banks and other financial institutions or entities party thereto as incremental term lenders, and Citizens Bank of Pennsylvania, as administrative agent (incorporated by reference to Exhibit 10.1 to New Media Investment Group Inc.’s Current Report on Form 8-K, filed September 3, 2014).

10.46	Second Amendment to Credit Agreement, dated as of November 20, 2014, among New Media Holdings I LLC, New Media Holdings II LLC, the loan parties party thereto, the lenders party thereto, and Citizens Bank of Pennsylvania, as administrative agent (incorporated by reference to Exhibit 10.1 to New Media Investment Group Inc.’s Current Report on Form 8-K, filed November 20, 2014).

10.47	Parent Guaranty, dated as of November 20, 2014, among New Media Investment Group Inc., New Media Holdings I LLC and the sellers party thereto (incorporated by reference to Exhibit 10.1 to New Media Investment Group Inc.’s Current Report on Form 8-K, filed November 20, 2014).

21.1	Subsidiaries of New Media Investment Group Inc. (incorporated by reference to Exhibit 21.1 to New Media Investment Group Inc.’s Registration Statement on Form S-1/A (Registration No. 333- 193887), filed September 9, 2014).

23.1	Consent of Cleary Gottlieb Steen & Hamilton (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP relating to the consolidated financial statements and schedule of New Media Investment Group Inc. (included herewith).

23.3	Consent of Ernst & Young LLP relating to the combined financial statements of Dow Jones Local Media Group, Inc. (included herewith).

23.4	Consent of KPMG LLP relating to the consolidated financial statements of The Providence Journal Company (included herewith).

23.5	Consent of Baker Tilly Virchow Krause, LLP relating to the consolidated financial statements of Halifax Media Group, LLC (included herewith).

24.1	Powers of Attorney (included on signature page).

*	Management contracts and compensatory plans or arrangements.
**	Pursuant to Rule 406T of Regulation S-T, the information in this exhibit shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement, prospectus or other document filed under the Securities Act of 1933, or the Securities Exchange Act of 1934, except as shall be expressly set forth by specific reference in such filings.